Exhibit 99.(d)(2)

B.11

Financial Statements
of the Government of
New Zealand

for the year ended 30 June 2009

978-0-478-33083-0 (Print)

978-0-478-33084-7 (Online)

© Crown Copyright Reserved
ISBN 978-0-478-33083-0 (Print)

ISBN 978-0-478-33084-7 (Online)

Internet

This document is available on the New Zealand Treasury’s
Internet site.  The URL for this site is http://www.treasury.govt.nz

Note 27: Provisions	104
Note 28: Net Worth	106
Note 29: Capital Objectives and Fiscal Policy	107
Note 30: Deposit Guarantee Schemes	111
Note 31: Commitments	114
Note 32: Contingent Liabilities and Contingent Assets	115
Note 33: Financial Instruments	116
Note 34: Acquisition of Toll (NZ) Limited	128
Supplementary Statements
Statement of Unappropriated Expenditure	149
Statement of Expenses or Capital Expenditure Incurred in Emergencies	156
Statement of Trust Money	157

Additional Financial Information

Fiscal Indicator Analysis	163
Core Crown Residual Cash	163
Debt	163
Information on State-owned Enterprises and Crown Entities	166
Government Reporting Entity as at 30 June 2009	169

Ministerial Statement

The annual financial statements are a reminder that, while there are some promising signs that the recession is easing, there remain some significant challenges.

The international financial crisis has had a number of implications for the Crown’s fiscal position.

Tax revenue has fallen by $2 billion since last year as profits have declined and tax cuts have taken effect.  At the same time, core government expenses have increased sharply, by $7 billion in the past year.  This is in part due to the greater costs of providing welfare benefits and health and education services.  It also reflects a recognition that future repayments of taxes and student loans will be later and, in some cases, less than originally estimated.

The value of our large investment portfolios held in the New Zealand Superannuation Fund and the Accident Compensation Corporation has declined while our borrowings and long term liabilities have increased.

The deposit guarantee schemes, a direct result of the emerging international financial crisis, were introduced to retain confidence in New Zealand’s financial sector.  While these schemes have been successful in meeting that objective, they have come with some cost.  To date the expected losses from entities in default have been covered by the revenue generated by the schemes.  However, risk assessments carried out at 30 June estimated the likelihood of further default actions at just over $800 million, which has been provided for in these accounts.  To reduce the transitional difficulties and the risk of further cost the Government has extended the retail deposit scheme to 31 December 2011.

The operating deficit, at $10.5 billion, is a large turnaround from last year’s $2.4 billion surplus.  Our starting position for the 2010 financial year has net debt at 9.5% of GDP, two-thirds higher than it was a year ago.

By taking the shock on its balance sheet, the Government has helped to cushion New Zealanders from the worst of the recession.  As outlined in Budget 2009, we have also put in place measures to get the deficit under control over time and keep government debt from growing to unmanageable levels.  This is an appropriate balance to strike.

Hon Bill English
Minister of Finance
30 September 2009

Statement of Responsibility

These financial statements have been prepared by the Treasury in accordance with the provisions of the Public Finance Act 1989.  The financial statements comply with New Zealand generally accepted accounting practice and with New Zealand equivalents to International Financial Reporting Standards (NZ IFRS) as appropriate for public benefit entities.

The Treasury is responsible for establishing and maintaining a system of internal control designed to provide reasonable assurance that the transactions recorded are within statutory authority and properly record the use of all public financial resources by the Crown.  To the best of my knowledge, this system of internal control has operated adequately throughout the reporting period.

John Whitehead
Secretary to the Treasury

30 September 2009

I accept responsibility for the integrity of these financial statements, the information they contain and their compliance with the Public Finance Act 1989.

In my opinion, these financial statements fairly reflect the financial position of the Crown as at 30 June 2009 and its operations for the year ended on that date.

Hon Bill English
Minister of Finance

30 September 2009

Commentary

Introduction

These financial statements contain the audited results for the year ended 30 June 2009 in comparison to two sets of forecasts:

•             the Original Budget for the year as published in the 2008 Budget Economic and Fiscal Update, and

•             the Estimated Actuals forecast as published in the 2009 Budget Economic and Fiscal Update.

The financial statements of the Government of New Zealand refer to both core Crown and total Crown results.  Core Crown includes Ministers, Departments, Offices of Parliament, the NZS Fund and the Reserve Bank of New Zealand but excludes state-owned enterprises (SOEs) and Crown entities (CEs).  Total Crown includes the core Crown, SOEs and CEs.

This commentary should be read in conjunction with the financial statements on pages 27 to 166.

At a Glance

Table 1 — Financial results

Year ended 30 June $million	Actual 2004	Actual 2005	Actual 2006	Actual 2007	Actual 2008	Forecast Original Budget	Forecast Est Actuals	Actual 2009

Core Crown tax revenue	43,358	47,468	50,973	53,477	56,747	56,523	54,053	54,681
Core Crown expenses	41,882	44,895	49,320	54,004	56,997	61,883	62,363	64,002
Operating balance before gains and losses	5,573	7,075	7,091	5,860	5,637	1,318	(2,916)	(3,893)
Operating balance	7,309	5,931	9,542	8,022	2,384	3,105	(9,303)	(10,505)
Gross debt	36,017	35,478	33,903	30,647	31,390	32,498	44,217	43,356
Net debt	23,858	19,879	16,163	13,380	10,258	16,375	15,482	17,119
Total Crown net worth	39,595	54,240	83,971	96,827	105,514	102,554	95,698	99,515

Summary

Both the recession and past policy decisions have had a significant effect on the Crown’s fiscal position …

The recent recession has resulted in both decreases in revenue and increases in expenses.  In comparison to the previous year, the major impacts are as follows:

•                  declining corporate and individual profits and interest rates have reduced tax revenue

•                  the introduction of the retail guarantee scheme in relation to financial institution deposits has resulted in an estimated cost to the Crown of $0.8 billion in the current year

•                  the value of the Crown’s tax receivable and student loan assets have declined as future recovery of monies is predicted to be less or later than previously estimated

•                  significant losses have been sustained in a number of the Crown’s investment portfolios.  In particular the New Zealand Superannuation Fund (NZS Fund) reported an operating deficit of $2.8 billion for the year, and

•                  unemployment benefit expenses increased by $0.1 billion from $0.5 billion last year to $0.6 billion this year.

A number of current policies have also had an impact on the result when compared to the previous year:

•                  personal and corporate tax cuts, along with the introduction of measures to help small and medium-sized enterprises, have reduced tax revenue by approximately $3 billion

•                  additional spending announced in the 2008 Budget Economic and Fiscal Update (particularly in the areas of health and education) have contributed to an increase in expenses

•                  the annual inflation-indexation of welfare benefit payments, along with beneficiary growth in areas such as New Zealand superannuation,  were contributing factors to an increase in social security and welfare expenses of approximately $1.4 billion (excluding unemployment benefits)

•                  the purchase of KiwiRail (in July 2008) resulted in a write-down of $0.3 billion, and

•                  the value of the Accident Compensation Corporation (ACC) claims liability increased by $5.8 billion since last year(1).  A large portion of this increase resulted from the 30 June 2009 actuarial valuation (an actuarial loss of $4.5 billion was recorded).  Significant factors in this actuarial loss were increases in predicted medical and rehabilitation costs along with a decrease in the discount rate used to calculate the present value of expected payments.

...  however, this has been partially offset by some one-off revenue …

The decline in tax revenue was partially offset by recognition of tax revenue in relation to the tax treatment of certain structured finance transactions.  Based on a High Court ruling for one structured finance case, all similar structured finance assessments have been recognised as revenue in the 2009 financial year ($1.4 billion).

… resulting in an operating deficit ...

Reduced revenue, increased expenses, and losses recorded this year have resulted in an operating deficit of $10.5 billion.  This compares to a 2009 Budget forecast deficit of $9.3 billion and a surplus of $2.4 billion last year.

… and cash deficits which must be funded by an increase in debt…

The lower revenue and higher expenses have resulted in a residual cash deficit of $8.6 billion.  This deficit has been funded by an increase in net debt.  As a result net debt rose during the year by $6.9 billion to $17.1 billion (9.5% of GDP).

… and a reduction in the Crown’s net worth.

The operating deficit is the main contributor to a decline in net worth from $105.5 billion last year to $99.5 billion as at 30 June 2009.

(1)          Actuarial valuations on large, long term liabilities such as the ACC claims liability are particularly sensitive to underlying assumptions such as discount rates and inflation rates.  A small change in these assumptions could have a significant effect on the value of the liability and the operating balance.  A discussion on the sensitivities of these assumptions (and the linkages between these assumptions) is included in the financial statements.

Fiscal Strategy

The financial statements of the Government provide a snapshot of the progress the Government has made in implementing its fiscal strategy as set out in the Fiscal Strategy Report.

Figure 1 — Financial results against the long-term fiscal objectives outlined in the 2009 Fiscal Strategy Report

Fiscal Strategy	Financial Results	Actual 30 June 2009 $million	Actual 30 June 2008 $million	Forecast Original Budget $million	Forecast Estimated Actuals $million
	Taxation as a % of GDP	30.3%	**31.7%**	**30.5%**	**30.3%**
Operating revenue Ensure sufficient revenue to meet the operating balance objective	Core Crown taxation revenue …	54,681	**56,747**	**56,523**	**54,053**
	… combined with other core Crown revenue…	4,801	**5,072**	**5,368**	**4,821**
Operating expenses Reduce the growth in government spending to ensure operating expenses are consistent with the operating balance objective	… fund core Crown expenses…	(64,002)	**(56,997)**	**(61,883)**	**(62,363)**
	… and with SOE and Crown entity results and core Crown gains and losses…	(5,985)	**(2,438)**	**3,097**	**(5,814)**
Operating balance Return to an operating surplus sufficient to meet the Government's net capital requirements, including contributions to the New Zealand Superannuation Fund, and ensure consistency with the debt objective	… result in an operating surplus or deficit…	(10,505)	**2,384**	**3,105**	**(9,303)**
	… with income in SOEs, CEs and the NZS Fund retained…	5,683	**2,387**	**(3,061)**	**5,435**
	… and some items do not impact cash…	2,855	**2,521**	**2,507**	**2,727**
	… leaving operating cash flows to…	(1,967)	**7,292**	**2,551**	**(1,141)**
	… build up assets in the NZS Fund…	(2,243)	**(2,104)**	**(2,242)**	**(2,242)**
	… meet the capital expenditure budget…	(1,625)	**(1,433)**	**(1,802)**	**(1,503)**
	… and make advances (e.g. to students and DHBs)	(2,804)	**(1,698)**	**(1,985)**	**(3,572)**
Debt Manage total debt at prudent levels ensuring net debt remains consistently below 40% of GDP	With the residual cash …	(8,639)	**2,057**	**(3,478)**	**(8,458)**
	… when combined with opening net debt…	10,258	**13,380**	**12,985**	**10,258**
	… and other fair value movements in financial assets and financial liabilities …	(1,778)	**(1,065)**	**(88)**	**(3,234)**
	… results in a closing net debt …	17,119	**10,258**	**16,375**	**15,482**
	… and as a % of GDP	**9.5%**	**5.7%**	**8.8%**	**8.7%**

Revenue

Table 2 — Breakdown of revenue

Year ended 30 June $ million	Actual 2004	Actual 2005	Actual 2006	Actual 2007	Actual 2008	Forecast Original Budget	Forecast Est Actuals	Actual 2009
Core Crown tax revenue	43,358	47,468	50,973	53,477	56,747	56,523	54,053	54,681
Core Crown other revenue	2,861	3,577	4,762	4,734	5,072	5,368	4,821	4,801
Core Crown revenue	46,219	51,045	55,735	58,211	61,819	61,891	58,874	59,482
Crown entities, SOE and eliminations	13,051	14,322	15,690	16,378	19,660	18,228	20,085	20,446
Total Crown revenue	59,271	65,367	71,425	74,589	81,479	80,119	78,959	79,928
% of GDP
Core Crown tax revenue	30.3%	31.2%	32.1%	31.6%	31.7%	30.5%	30.3%	30.3%
Core Crown other revenue	2.0%	2.4%	3.0%	2.8%	2.8%	2.9%	2.7%	2.7%
Core Crown revenue	32.3%	33.6%	35.1%	34.4%	34.5%	33.4%	33.0%	33.0%
Crown entities, SOE and eliminations	9.1%	9.4%	9.9%	9.7%	11.0%	9.8%	11.3%	11.3%
Total Crown revenue	41.4%	43.0%	45.0%	44.1%	45.5%	43.2%	44.2%	44.4%

Core Crown tax revenue has declined over the year, falling by $2.1 billion to $54.7 billion.  The 2009 revenue includes $1.4 billion in relation to certain structured finance transactions (refer below).  Excluding these transactions the decline in underlying tax revenue was $3.5 billion.

Figure 2 — Core Crown tax revenue

Source:      The Treasury

Underlying Tax Revenue

The reduction in tax revenue compared to 2008 was mostly due to:

•                  personal and corporate tax cuts, along with measures to help small and medium-sized enterprises, have reduced tax revenue by approximately $3 billion

•                  declining profits (both corporate and individual) as a result of the worsening economic climate, and

•                  declining interest rates (reducing the withholding tax revenue).

Figure 3 — 2009 core Crown tax revenue by type

Source:      The Treasury

These declines were partially offset by the impact of wage growth on source deduction taxes such as PAYE.

Compared to the 2009 Budget this outcome was $0.6 billion lower than forecast with personal taxes (PAYE, other persons tax and interest withholding tax) coming in lower than expected.

Revenue from Structured Finance Transactions

The Crown is currently in dispute with a number of financial institutions regarding the tax treatment of certain structured finance transactions.

In July this year the High Court found in favour of the Commissioner of Inland Revenue in a case against the Bank of New Zealand.  This decision was reviewed and the judgement measured against the other outstanding transactions.  As a result all structured finance assessments have been recognised as revenue in the 2009 financial year (a total of $1.4 billion).  However, as legal proceedings are ongoing, a contingent liability has also been disclosed for this amount.

In addition, a contingent asset of $1.2 billion has been disclosed in relation to these transactions.  This contingent asset relates to use of money interest due on all structured finance transactions recognised in the current year.  The interest has been calculated based on the maximum amount of tax that the taxpayers are due to pay to the Inland Revenue at 30 June 2009.  However some of these taxpayers may have unallocated funds in tax pooling facilities which they could transfer to an earlier effective date. As this is at the taxpayers’ discretion, the exact amount of use of money interest is not quantifiable until all cases are resolved and taxpayers have made final payments to the Inland Revenue.

Contingent liabilities and contingent assets are excluded from the statement of financial position.

The inclusion of this revenue was not forecast in the 2009 Budget.

Expenses

Table 3 — Breakdown of expenses

Year ended 30 June $ million	Actual 2004	Actual 2005	Actual 2006	Actual 2007	Actual 2008	Forecast Original Budget	Forecast Est Actuals	Actual 2009
Social security and welfare	14,252	14,682	15,598	16,768	17,877	18,898	19,475	19,382
Health	8,111	8,813	9,547	10,355	11,297	12,586	12,395	12,368
Education	7,585	7,930	9,914	9,269	9,551	10,524	10,964	11,455
Core government services	2,091	2,567	2,507	4,817	3,371	3,448	3,853	5,293
Other core Crown expenses	9,843	10,903	11,754	12,795	14,901	16,427	15,676	15,504
Core Crown expenses	41,882	44,895	49,320	54,004	56,997	61,883	62,363	64,002
Crown entities, SOE and eliminations	11,816	13,397	15,015	14,725	18,845	16,918	19,512	19,819
Total Crown expenses	53,698	58,292	64,334	68,729	75,842	78,801	81,875	83,821
% of GDP
Social security and welfare	10.0%	9.7%	9.8%	9.9%	10.0%	10.2%	10.9%	10.8%
Health	5.7%	5.8%	6.0%	6.1%	6.3%	6.8%	6.9%	6.9%
Education	5.3%	5.2%	6.2%	5.5%	5.3%	5.7%	6.1%	6.4%
Core government services	1.5%	1.7%	1.6%	2.8%	1.9%	1.9%	2.2%	2.9%
Other core Crown expenses	6.9%	7.2%	7.4%	7.6%	8.3%	8.9%	8.8%	8.6%
Core Crown expenses	29.3%	29.5%	31.1%	31.9%	31.8%	33.4%	34.9%	35.5%
Crown entities, SOE and eliminations	8.3%	8.8%	9.5%	8.7%	10.5%	9.1%	10.9%	11.0%
Total Crown expenses	37.5%	38.3%	40.6%	40.6%	42.3%	42.5%	45.9%	46.5%

Total Crown expenses rose by $8.0 billion from the previous year.  A significant component of this increase related to Core Crown expenses which increased $7.0 billion from $57.0 billion in 2008 to $64.0 billion, a 12.3% increase.

Figure 4 — Core Crown expenses

Source:     The Treasury

Core Crown Expenses

The major increases in core Crown expenses are explained below:

•                  Social security and welfare increased by $1.5 billion, with the annual inflation-indexation of welfare benefit payments being a major contributor to this rise. Growth in the numbers of beneficiaries, especially in the areas of unemployment benefits and New Zealand superannuation, also added to costs. Two other contributing factors were increases in Family Tax Credit rates and the impact of tax changes on New Zealand superannuation rates.

•                  Health increased by $1.1 billion with expense initiatives introduced in the 2008 Budget of $0.8 billion ($0.5 billion of which represents increased support for District Health Boards) and increased funding of the ACC non-earners account ($0.3 billion).

•                  Education increased by $1.9 billion with student loan impairment increasing $1.0 billion (refer below), and early childhood, primary and tertiary education services (each increasing $0.2 billion from the previous year).

•                  Core government services increased by $1.9 billion due to the deposit guarantee scheme provisioning (refer below) and tax receivables impairment (refer below).

•                  Other core Crown expenses increased by $0.6 billion and included a write-down of Kiwirail ($0.3 billion).

Compared to the 2009 Budget, core Crown expenses were $1.6 billion higher than forecast.  The main contributors were the deposit guarantee scheme ($0.8 billion) and student loan and tax receivables impairments ($1.3 billion), offset by goodwill impairment which was forecast in the 2009 Budget but did not eventuate ($0.3 billion).

Figure 5 — Core Crown expenses by sector

Source:     The Treasury

Deposit Guarantee Scheme

During the financial year the Government initiated the retail deposit scheme and the wholesale funding guarantee funding facility.  The retail scheme is the most extensive, with 73 institutions and $124.2 billion of deposits guaranteed.

Figure 6 — Core Crown expense increase (2008 to 2009)

Source:     The Treasury

The Crown regularly assesses the risk that any of these entities will default and the likely loss to the Crown.  At 30 June 2009 the estimated cost to the Crown of these guarantees was $0.8 billion (including two entities already in default) and this has been included as an expense in the statement of financial performance.

In late August 2009 the Minister of Finance announced an extension to the retail deposit scheme.  This decision has the potential to reduce future costs.

While this fiscal risk was highlighted in the 2009 Budget the expense was not included in the forecast as the likelihood of default was not considered probable at that time.

Asset Impairment

At the end of each financial year the assets of the Crown are tested to ensure the amount expected to be recovered (by future cash inflows) from the asset (referred to as the “recoverable amount”) is higher than the amount recorded in the statement of financial position (referred to as the “carrying value”).  Where the recoverable amount is less than this carrying value the asset is impaired.  Significant impairments have been recorded against both student loans and tax receivables this year ($0.8 billion and $1.7 billion respectively).  These impairments are $1.8 billion higher than the previous year and $1.3 billion higher than forecast in the 2009 Budget.

These asset impairments are indications that the future cash inflows are predicted to be less or later than previously estimated.  The value of student loans decreased because of a reduction in such things as forecast salary and employment levels as well as an increase in the number of students living overseas (and therefore not required to make repayments).

In the case of tax receivables, increases in the amount of overdue debt and lower than expected repayments have resulted in a write-down at 30 June 2009.

Operating Balance

Table 4 — Total Crown operating balance

Year ended 30 June $ million	Actual 2004	Actual 2005	Actual 2006	Actual 2007	Actual 2008	Forecast Original Budget	Forecast Est Actuals	Actual 2009
Total Crown Operating balance before gains and losses	5,573	7,075	7,091	5,860	5,637	1,318	(2,916)	(3,893)
Total Crown gains/(losses)	1,736	(1,144)	2,451	2,162	(3,253)	1,787	(6,387)	(6,612)
Total Crown Operating balance	7,309	5,931	9,542	8,022	2,384	3,105	(9,303)	(10,505)
% of GDP
Total Crown Operating balance before gains and losses	3.9%	4.7%	4.5%	3.5%	3.1%	0.7%	-1.6%	-2.2%
Total Crown gains/(losses)	1.2%	-0.8%	1.5%	1.3%	-1.8%	1.0%	-3.6%	-3.7%
Total Crown Operating balance	5.1%	3.9%	6.0%	4.7%	1.3%	1.7%	-5.2%	-5.8%

This year’s operating deficit of $10.5 billion is the largest deficit ever recorded by the Crown and compares to an operating surplus of $2.4 billion last year.

The operating balance before gains and losses declined by $9.5 billion compared to the previous year due to decreases in revenue and increases in expenses (as discussed earlier).

Total Crown losses totalled $6.6 billion this year, an increase of $3.3 billion from the previous year.  These losses included an ACC actuarial loss of $4.5 billion and NZS Fund investment losses of $3.5 billion.  These losses were offset by a gain on the net Kyoto position of $0.8 billion and gains on other financial instruments.  These are discussed below in more detail.

Figure 7 — Operating balance

Source:     The Treasury

Compared to the 2009 Budget, the operating deficit was $1.2 billion larger than forecast.The main contributors were higher than forecast expenses (deposit guarantee scheme, asset impairments) and actuarial loss on ACC, which were partially offset by higher than forecast revenue, investment gains since the 2009 Budget (NZS Fund and ACC) and a lower than expected actuarial loss on GSF (due to an improvement in asset performance and a decrease in the discount rate used to calculate the present value of the obligation).

Table 5 — Gains and losses

Year ended 30 June $ million	Actual 2004	Actual 2005	Actual 2006	Actual 2007	Actual 2008	Forecast Original Budget	Forecast Est Actuals	Actual 2009
ACC actuarial gain/(loss)	309	(1,432)	(706)	(481)	(1,709)	—	(2,095)	(4,491)
GSF actuarial gain/(loss)	904	(851)	206	1,133	(1,098)	—	(2,262)	(695)
Kyoto net position	—	—	(303)	20	(226)	—	786	768
Investment portfolios:
NZS Fund	146	557	1,130	1,313	(995)	1,068	(4,582)	(3,495)
ACC	246	439	681	419	(543)	257	(601)	(181)
Earthquake Commission	146	125	504	(84)	(166)	101	(282)	(349)
Other gains/(losses)	(15)	18	939	(158)	1,484	361	2,649	1,831
	1,736	(1,144)	2,451	2,162	(3,253)	1,787	(6,387)	(6,612)

ACC Actuarial Loss

Each year ACC estimates the present value of expenditure commitments that exist in respect of claims notified and accepted in the current and previous years (but not fully met at balance date), and claims incurred but not notified, or accepted by ACC at balance date.  The value of these future commitments is recognised in the statement of financial position as an insurance liability and is independently valued by an actuary each year.

The result of the current year’s valuation was an increase in the obligation by $4.5 billion ($2.4 billion higher than forecast).  Significant factors in this increase were increases in predicted medical and rehabilitation costs along with a decrease in the discount rate used to calculate the present value of expected payments.

Actuarial valuations on large, long term liabilities such as the ACC claims liability are particularly sensitive to underlying assumptions such as discount rates and inflation rates.  A small change in these assumptions could have a significant effect on the value of the liability and the operating balance.  A discussion on the sensitivities of these assumptions (and the linkages between these assumptions) is included in the financial statements.

NZS Fund

The NZS Fund recorded an operating deficit of $2.8 billion, including net losses of $3.5 billion, for the year.  The investment return for the year was -22.14% (compared to -4.92% last year).  The majority of these losses were recorded in the first part of the financial year, while the Fund reported an investment return of 10.89% in the final three months of the year.

Since inception the Fund has returned 3.85% (annualised).

Table 6 — NZS Fund results

Year ended 30 June $ million	Actual 2004	Actual 2005	Actual 2006	Actual 2007	Actual 2008	Forecast Original Budget	Forecast Est Actuals	Actual 2009
Opening net worth	1,884	3,956	6,555	9,855	12,973	14,461	14,212	14,212
Revenue	131	191	359	436	385	427	399	383
Current tax expense	(77)	(234)	(468)	(707)	(237)	(323)	83	(4)
Inter-entity expenses	—	—	—	171	63	(14)	943	400
Other expenses	(7)	(22)	(52)	(119)	(97)	(140)	(103)	(77)
Gains/(losses)	146	557	1,130	1,313	(995)	1,068	(4,582)	(3,495)
Operating balance	193	492	969	1,094	(881)	1,018	(3,260)	(2,793)
Gross contribution from the Crown	1,879	2,107	2,337	2,048	2,104	2,242	2,242	2,243
Other movements in reserves	—	—	(6)	(24)	16	—	81	26
Closing net worth	3,956	6,555	9,855	12,973	14,212	17,721	13,275	13,688

Net Kyoto Position

The Government has committed (under the Kyoto Protocol) to ensuring that New Zealand’s average net emissions of greenhouse gases between 2008 and 2012 are reduced to 1990 levels.  The net position at any point in time represents the Crown’s deficit (or surplus) emissions compared to those 1990 levels.  At 30 June 2009, the Crown had surplus units with lower than expected emissions from the agricultural sector and planted forests removing more carbon dioxide per hectare than previously assumed.  This surplus compares to a deficit in units last year.  When converted at current carbon prices, the move to surplus units this year resulted in a gain of $0.8 billion.

Debt

Table 7 — Net debt(2) and Gross debt(3)

Year ended 30 June	Actual 2004	Actual 2005	Actual 2006	Actual 2007	Actual 2008	Forecast Original Budget	Forecast Est Actuals	Actual 2009
Net debt ($m)	23,858	19,879	16,163	13,380	10,258	16,375	15,482	17,119
Net debt (% GDP)	16.7%	13.1%	10.2%	7.9%	5.7%	8.8%	8.7%	9.5%
Gross debt ($m)	36,017	35,478	33,903	30,647	31,390	32,498	44,217	43,356
Gross debt (% GDP)	25.2%	23.3%	21.4%	18.1%	17.5%	17.5%	24.8%	24.1%

Net Debt

Net debt increases as a result of cash deficits and declines as a result of cash surpluses.  In addition it will also fluctuate in line with valuation movements in the underlying financial assets and liabilities of the Crown and movements in the amounts of currency issued to New Zealand banks.

Figure 8 — Net debt

Source:     The Treasury

The $6.9 billion increase in net debt compared to 2008 is primarily due to the residual cash deficit of $8.6 billion recorded this year (refer table 8).

Net core Crown cash from operations reduced by $9.3 billion dollars from last year resulting in a net operating cash deficit of $2.0 billion.  This decrease represents the cash impact of reducing tax revenues and increasing core Crown expenses discussed previously.

(2)   Net debt is defined as core Crown net debt excluding the NZS Fund and advances.

(3)   Gross debt is defined as gross sovereign-issued debt excluding Reserve Bank settlement cash and Reserve Bank bills.

Table 8 — Movement in net debt

Year ended 30 June $ million	Actual 2004	Actual 2005	Actual 2006	Actual 2007	Actual 2008	Forecast Original Budget	Forecast Est Actuals	Actual 2009
Opening net debt	24,531	23,858	19,879	16,163	13,380	12,985	10,258	10,258
Net core Crown cash flow from operations	(5,443)	(8,560)	(8,859)	(8,586)	(7,292)	(2,551)	1,141	1,967
Contributions to NZS Fund	1,879	2,107	2,337	2,048	2,104	2,242	2,242	2,243
Purchase of physical assets	1,299	1,372	1,826	1,755	1,433	1,802	1,503	1,625
Advances and capital injections	1,745	1,977	1,711	1,990	1,698	1,985	3,572	2,804
Core Crown residual cash (surplus)/deficit	(520)	(3,104)	(2,985)	(2,793)	(2,057)	3,478	8,458	8,639
Movements in circulating currency	(114)	(188)	(165)	(81)	(86)	(181)	(509)	(475)
Other valuation changes in financial assets and financial liabilities	(39)	(687)	(566)	91	(979)	93	(2,725)	(1,303)
Closing net debt	23,858	19,879	16,163	13,380	10,258	16,375	15,482	17,119

In addition to a decline in operating cash flows, capital payments (contribution to NZS Fund, purchase of physical assets, advances and capital injections) totalled $6.6 billion, which is a $1.4 billion increase from the previous year.This increase includes $0.7 billion paid for KiwiRail in July 2008.

Figure 9 — Application of core Crown residual cash for the year ended 30 June 2009 ($ billion)

Compared to the 2009 Budget, net debt is $1.6 billion higher than forecast.  While residual cash was in line with expectations, valuation changes to financial assets and financial liabilities (primarily due to movements in the exchange rates) increased net debt by $1.4 billion.

Gross Debt

Gross debt increased by $12.0 billion since last year.  Net domestic bond issuances accounted for $3.1 billion of this increase (refer table 9).  In addition, the New Zealand Debt Management Office increased their short term borrowing by $6.0 billion by issuing Treasury Bills.

Figure 10 — Gross debt

Source:     The Treasury

While the amount of gross debt ($43.4 billion) is the highest since 1995, as a percentage of GDP (24.1%) it remains below 2004 levels.

Compared to the 2009 Budget, the increase in gross debt was slightly lower than forecast ($0.9 billion) as the market value of domestic bonds and derivative liabilities were lower than expected.

Table 9 — Net bond issuance

Year ended 30 June $ million	Actual 2004	Actual 2005	Actual 2006	Actual 2007	Actual 2008	Forecast Original Budget	Forecast Est Actuals	Actual 2009
Domestic bonds (market)	2,212	2,146	2,375	2,294	1,757	3,314	5,852	5,775
Repayment of domestic bonds (market)	(3,044)	(2,797)	(2,574)	(2,777)	—	(2,700)	(2,700)	(2,750)
Net increase/(decrease) in market domestic bonds	(832)	(651)	(199)	(483)	1,757	614	3,152	3,025
Domestic bonds (non-market)	478	459	740	570	130	662	593	541
Repayment of domestic bonds (non-market)	(357)	(338)	(375)	(421)	—	(451)	(515)	(515)
Net increase/(decrease) in non-market domestic bonds	121	121	365	149	130	211	78	26
Net total bond issuance/(repayment)	(711)	(530)	166	(334)	1,887	825	3,230	3,051

Net Worth

Table 10 — Movement in net worth

Year ended 30 June $ million	Actual 2004	Actual 2005	Actual 2006	Actual 2007	Actual 2008	Forecast Original Budget	Forecast Est Actuals	Actual 2009
Opening net worth	28,012	39,595	54,240	83,971	96,827	99,383	105,514	105,514
Operating balance	7,309	5,931	9,542	8,022	2,384	3,105	(9,303)	(10,505)
Property, plant and equipment revaluations	4,213	8,197	20,199	5,232	6,214	—	(707)	4,235
Other movements in reserves	61	518	(10)	(398)	89	66	194	271
Closing net worth	39,595	54,240	83,971	96,827	105,514	102,554	95,698	99,515

Figure 11 — Net worth

Source:     The Treasury

For the first time since 1999, the net worth of the Crown has declined.  A small decrease had been forecast in last year’s Budget but the deepening financial crisis led to further calls on the Crown’s finances.  Declining tax revenue, combined with higher expenses and losses on financial investments required the Government to increase borrowings by $15.8 billion (34%) as outlined in table 11.

Other liabilities grew by $6.5 billion, primarily due to the increase in the ACC claims liability which increased by $5.8 billion from last year.  A large portion of this increase was the result of the year-end valuation which increased the liability by $4.5 billion, discussed earlier in this commentary.

While total liabilities were increasing, total assets also grew during the year by $16.3 billion (8.1%).  This growth includes purchases of property, plant and equipment, and increases in financial assets (mainly Kiwibank mortgages and marketable securities) as well as the purchase of KiwiRail.

The increasing size and diversity of the Crown’s balance sheet, particularly the levels of financial assets and liabilities (refer table 11), have increased the Crown’s exposure to financial risk.  The level and types of financial risks and the risk management policies are set out in note 33 of these financial statements.  The Crown’s exposure to financial risk also arises from sources that are not represented by assets or liabilities in the statement of financial position.  This exposure includes the volatility in tax revenue arising from volatility in taxpayers’ incomes and volatility in interest rates.  It also includes contingencies, such as the $124 billion of retail deposits and $6 billion of wholesale bank securities, discussed above and in more detail in note 30 of these financial statements.

Table 11 — Composition of the statement of financial position

Year ended 30 June $ million	Actual 2004	Actual 2005	Actual 2006	Actual 2007	Actual 2008	Forecast Original Budget	Forecast Est Actuals	Actual 2009
Property, plant and equipment	57,940	67,494	89,141	95,598	103,329	101,276	106,498	110,135
Financial assets	32,654	42,005	66,396	73,718	85,063	84,860	99,522	93,359
Other assets	18,756	19,714	9,503	11,031	12,443	13,517	13,104	13,657
Total assets	109,351	129,212	165,040	180,347	200,835	199,653	219,124	217,151
Borrowings	37,720	37,728	40,027	41,898	46,110	48,656	69,156	61,953
Other liabilities	32,036	37,243	41,042	41,622	49,211	48,443	54,270	55,683
Total liabilities	69,756	74,972	81,069	83,520	95,321	97,099	123,426	117,636
Net worth	39,595	54,240	83,971	96,827	105,514	102,554	95,698	99,515

Historical Financial Information

Year ended 30 June $ million	2000 Actual	2001 Actual	2002 Actual	2003 Actual	2004 Actual	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Actual
Statement of financial performance
Core Crown tax revenue	32,598	35,345	36,809	40,518	43,358	47,468	50,973	53,477	56,747	54,681
Core Crown other revenue	2,348	2,497	3,136	2,922	2,861	3,577	4,762	4,734	5,072	4,801
Core Crown revenue	34,946	37,842	39,945	43,440	46,219	51,045	55,735	58,211	61,819	59,482
Crown entities, SOE revenue and eliminations	6,666	7,259	10,003	13,170	13,051	14,322	15,690	16,378	19,660	20,446
Total Crown revenue	41,612	45,101	49,948	56,611	59,271	65,367	71,425	74,589	81,479	79,928
Social security and welfare	12,883	13,207	13,485	13,907	14,252	14,682	15,598	16,768	17,877	19,382
Health	6,146	6,660	7,032	7,501	8,111	8,813	9,547	10,355	11,297	12,368
Education	5,712	6,136	6,473	7,016	7,585	7,930	9,914	9,269	9,551	11,455
Core government services	1,992	2,148	1,890	2,130	2,091	2,567	2,507	4,817	3,371	5,293
Other core Crown expenses	8,096	8,408	8,633	9,343	9,843	10,903	11,754	12,795	14,901	15,504
Core Crown expenses	34,829	36,559	37,513	39,897	41,882	44,895	49,320	54,004	56,997	64,002
Crown entities, SOE expenses and eliminations	6,189	7,120	9,964	12,347	11,816	13,397	15,015	14,725	18,845	19,819
Total Crown expenses	41,018	43,679	47,476	52,245	53,698	58,292	64,334	68,729	75,842	83,821
OBEGAL	594	1,422	2,471	4,366	5,573	7,075	7,091	5,860	5,637	(3,893)
Gains/(losses)	811	(214)	(185)	(2,745)	1,736	(1,144)	2,451	2,162	(3,253)	(6,612)
Operating balance	1,405	1,208	2,286	1,621	7,309	5,931	9,542	8,022	2,384	(10,505)
Statement of financial position
Property, plant and equipment	43,609	45,954	50,536	52,667	57,940	67,494	89,141	95,598	103,329	110,135
Financial assets	18,756	21,419	22,497	27,799	32,654	42,005	66,396	73,718	85,063	93,359
Other assets	11,459	11,467	14,846	18,461	18,756	19,714	9,503	11,031	12,443	13,657
Total assets	73,824	78,840	87,879	98,927	109,351	129,212	165,040	180,347	200,835	217,151
Borrowings	37,527	38,130	38,492	39,327	37,720	37,728	40,027	41,898	46,110	61,953
Other liabilities	23,692	25,260	26,562	31,588	32,036	37,243	41,042	41,622	49,211	55,683
Total liabilities	61,219	63,390	65,055	70,915	69,756	74,972	81,069	83,520	95,321	117,636
Net worth	12,605	15,450	22,825	28,012	39,595	54,240	83,971	96,827	105,514	99,515
Fiscal Indicators
Core Crown tax revenue	32,598	35,345	36,809	40,518	43,358	47,468	50,973	53,477	56,747	54,681
Core Crown expenses	34,829	36,559	37,513	39,897	41,882	44,895	49,320	54,004	56,997	64,002
Operating balance before gains and losses	594	1,422	2,471	4,366	5,573	7,075	7,091	5,860	5,637	(3,893)
Operating balance	1,405	1,208	2,286	1,621	7,309	5,931	9,542	8,022	2,384	(10,505)
Net debt	25,895	24,908	25,388	24,531	23,858	19,879	16,163	13,380	10,258	17,119
Gross debt	36,580	37,194	36,650	36,617	36,017	35,478	33,903	30,647	31,390	43,356
Net worth	12,605	15,450	22,825	28,012	39,595	54,240	83,971	96,827	105,514	99,515

Historical Financial Information (continued)

Year ended 30 June as % of GDP	2000 Actual	2001 Actual	2002 Actual	2003 Actual	2004 Actual	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Actual
GDP	111,044	118,360	125,818	132,754	143,167	152,014	158,629	169,135	179,227	180,210
Statement of financial performance
Core Crown tax revenue	29.4%	29.9%	29.3%	30.5%	30.3%	31.2%	32.1%	31.6%	31.7%	30.3%
Core Crown other revenue	2.1%	2.1%	2.5%	2.2%	2.0%	2.4%	3.0%	2.8%	2.8%	2.7%
Core Crown revenue	31.5%	32.0%	31.7%	32.7%	32.3%	33.6%	35.1%	34.4%	34.5%	33.0%
Crown entities, SOE and elimination revenue	6.0%	6.1%	8.0%	9.9%	9.1%	9.4%	9.9%	9.7%	11.0%	11.3%
Total Crown revenue	37.5%	38.1%	39.7%	42.6%	41.4%	43.0%	45.0%	44.1%	45.5%	44.4%
Social security and welfare	11.6%	11.2%	10.7%	10.5%	10.0%	9.7%	9.8%	9.9%	10.0%	10.8%
Health	5.5%	5.6%	5.6%	5.7%	5.7%	5.8%	6.0%	6.1%	6.3%	6.9%
Education	5.1%	5.2%	5.1%	5.3%	5.3%	5.2%	6.2%	5.5%	5.3%	6.4%
Core government services	1.8%	1.8%	1.5%	1.6%	1.5%	1.7%	1.6%	2.8%	1.9%	2.9%
Other core Crown expenses	7.3%	7.1%	6.9%	7.0%	6.9%	7.2%	7.4%	7.6%	8.3%	8.6%
Core Crown expenses	31.4%	30.9%	29.8%	30.1%	29.3%	29.5%	31.1%	31.9%	31.8%	35.5%
Crown entities, SOE and elimination expenses	5.6%	6.0%	7.9%	9.3%	8.3%	8.8%	9.5%	8.7%	10.5%	11.0%
Total Crown expenses	36.9%	36.9%	37.7%	39.4%	37.5%	38.3%	40.6%	40.6%	42.3%	46.5%
OBEGAL	0.5%	1.2%	2.0%	3.3%	3.9%	4.7%	4.5%	3.5%	3.1%	-2.2%
Gains/(losses)	0.7%	-0.2%	-0.1%	-2.1%	1.2%	-0.8%	1.5%	1.3%	-1.8%	-3.7%
Operating balance	1.3%	1.0%	1.8%	1.2%	5.1%	3.9%	6.0%	4.7%	1.3%	-5.8%
Statement of financial position
Property, plant and equipment	39.3%	38.8%	40.2%	39.7%	40.5%	44.4%	56.2%	56.5%	57.7%	61.1%
Financial assets	16.9%	18.1%	17.9%	20.9%	22.8%	27.6%	41.9%	43.6%	47.5%	51.8%
Other assets	10.3%	9.7%	11.8%	13.9%	13.1%	13.0%	6.0%	6.5%	6.9%	7.6%
Total assets	66.5%	66.6%	69.8%	74.5%	76.4%	85.0%	104.0%	106.6%	112.1%	120.5%
Borrowings	33.8%	32.2%	30.6%	29.6%	26.3%	24.8%	25.2%	24.8%	25.7%	34.4%
Other liabilities	21.3%	21.3%	21.1%	23.8%	22.4%	24.5%	25.9%	24.6%	27.5%	30.9%
Total liabilities	55.1%	53.6%	51.7%	53.4%	48.7%	49.3%	51.1%	49.4%	53.2%	65.3%
Net worth	11.4%	13.1%	18.1%	21.1%	27.7%	35.7%	52.9%	57.2%	58.9%	55.2%
Fiscal Indicators
Core Crown revenue (excl NZS Fund)	29.4%	29.9%	29.3%	30.5%	30.3%	31.2%	32.1%	31.6%	31.7%	30.3%
Core Crown expenses	31.4%	30.9%	29.8%	30.1%	29.3%	29.5%	31.1%	31.9%	31.8%	35.5%
Operating balance before gains and losses	0.5%	1.2%	2.0%	3.3%	3.9%	4.7%	4.5%	3.5%	3.1%	-2.2%
Operating balance	1.3%	1.0%	1.8%	1.2%	5.1%	3.9%	6.0%	4.7%	1.3%	-5.8%
Net debt	23.3%	21.0%	20.2%	18.5%	16.7%	13.1%	10.2%	7.9%	5.7%	9.5%
Gross debt	32.9%	31.4%	29.1%	27.6%	25.2%	23.3%	21.4%	18.1%	17.5%	24.1%
Net worth	11.4%	13.1%	18.1%	21.1%	27.7%	35.7%	52.9%	57.2%	58.9%	55.2%

Report of the Auditor-General

To the Readers of the Financial Statements of the Government of New Zealand for the year ended 30 June 2009

I have audited the financial statements of the Government of New Zealand for the year ended 30 June 2009, using my staff, resources and appointed auditors and their staff.

Unqualified Opinion

In our opinion, the financial statements of the Government of New Zealand on pages 27 to 166:

•                  comply with generally accepted accounting practice in New Zealand; and

•                  fairly reflect:

•                  the Government of New Zealand’s financial position as at 30 June 2009; and

•                  the results of its operations and cash flows for the year ended on that date;

The audit was completed on 30 September 2009, and is the date at which our opinion is expressed.

The basis of our opinion is explained below.  In addition, we outline the responsibilities of the Government and the Auditor, and explain our independence.

Basis of Opinion

We carried out the audit in accordance with the Auditor-General’s Auditing Standards, which incorporate the New Zealand Auditing Standards.

We planned and performed the audit to obtain all the information and explanations we considered necessary in order to obtain reasonable assurance that the financial statements did not have material misstatements, whether caused by fraud or error.

Material misstatements are differences or omissions of amounts and disclosures that would affect a reader’s overall understanding of the financial statements.  If we had found material misstatements that were not corrected, we would have referred to them in our opinion.

The audit involved performing procedures to test the information presented in the financial statements.  We assessed the results of those procedures in forming our opinion.

Audit procedures generally include:

•                  determining whether significant financial and management controls are working and can be relied on to produce complete and accurate data;

•                  verifying samples of transactions and account balances;

•                  performing analyses to identify anomalies in the reported data;

•                  reviewing significant estimates and judgements made;

•                  confirming year-end balances;

•                  determining whether accounting policies are appropriate and consistently applied; and

•                  determining whether all financial statement disclosures are adequate.

We did not examine every transaction, nor do we guarantee complete accuracy of the financial statements.

We evaluated the overall adequacy of the presentation of information in the financial statements.  We obtained all the information and explanations we required to support our opinion above.

Responsibilities of the Government and the Auditor

The Treasury is responsible for preparing financial statements for the Government in accordance with generally accepted accounting practice in New Zealand.  Those financial statements must fairly reflect the financial position of the Government as at 30 June 2009.  They must also fairly reflect the results of its operations and cash flows for the year ended on that date.  The Minister of Finance is responsible for forming an opinion that those financial statements fairly reflect the financial position and operations of the Government for that year.The responsibilities of the Treasury and the Minister of Finance arise from the Public Finance Act 1989.

We are responsible for expressing an independent opinion on the financial statements and reporting that opinion to you.  This responsibility arises from section 15 of the Public Audit Act 2001 and section 30 of the Public Finance Act 1989.

Independence

The Auditor-General and the Deputy Auditor-General, as Officers of Parliament, are constitutionally and operationally independent of the Government.  Other than in exercising functions and powers under the Public Audit Act 2001 as the auditor of public entities, and in carrying out:

•                  a review of the Financial Statements of the Government for compliance with International Public Sector Accounting Standards; and

•                  a review of the processes, criteria, and rules used to determine the content of forecast financial statements under section 26Q of the Public Finance Act 1989,

the Auditor-General and the Deputy Auditor-General have no relationship with or interest in the Government.

Phillippa Smith

Deputy Controller and Auditor-General

Wellington

New Zealand

Audited Financial Statements

Statement of Financial Performance

for the year ended 30 June 2009

Forecast				Actual
Original Budget $m	Estimated Actuals $m		Note	30 June 2009 $m	30 June 2008 $m
		Revenue
55,911	53,523	Taxation revenue	2	54,145	56,372
4,037	4,114	Other sovereign revenue	2	4,118	3,879
59,948	57,637	Total revenue levied through the Crown’s sovereign power		58,263	60,251
14,222	15,248	Sales of goods and services	3	15,356	15,399
3,358	2,999	Interest revenue and dividends	4	3,419	3,214
2,591	3,075	Other revenue	5	2,890	2,615
20,171	21,322	Total revenue earned through operations		21,665	21,228
80,119	78,959	Total revenue (excluding gains)		79,928	81,479
		Expenses
19,681	20,182	Transfer payments and subsidies	6	19,962	18,374
17,061	18,031	Personnel expenses	7	18,064	16,478
3,950	4,283	Depreciation and amortisation	8	4,305	3,670
32,053	32,605	Other operating expenses	9	34,116	30,656
2,503	3,358	Interest expenses	10	3,492	3,101
3,799	3,916	Insurance expenses	11	3,882	3,563
249	—	Forecast new operating spending		—	—
(495)	(500)	Top-down expense adjustment		—	—
78,801	81,875	Total expenses (excluding losses)		83,821	75,842
1,318	(2,916)	Operating balance before gains/(losses)		(3,893)	5,637
1,424	(3,266)	Net gains/(losses) on financial instruments	12	(2,634)	(617)
170	(3,450)	Net gains/(losses) on non-financial instruments	13	(4,167)	(2,925)
1,594	(6,716)	Total gains/(losses)		(6,801)	(3,542)
193	333	Net surplus from associates and joint ventures		212	334
3,105	(9,299)	Operating balance from continuing activities		(10,482)	2,429
—	(4)	Gain/(loss) from discontinued operations		2	22
3,105	(9,303)	Operating balance (including minority interest)		(10,480)	2,451
—	—	Operating balance attributable to minority interest in Air New Zealand		(25)	(67)
3,105	(9,303)	Operating balance		(10,505)	2,384

The accompanying Notes and Accounting Policies are an integral part of these Statements.

Analysis of Expenses by Functional Classification

for the year ended 30 June 2009

Forecast			Actual
Original Budget $m	Estimated Actuals $m		30 June 2009 $m	30 June 2008 $m
		Total Crown expenses
22,843	23,409	Social security and welfare	23,273	21,509
652	680	GSF pension expenses	655	690
12,024	11,947	Health	12,042	10,809
11,017	11,844	Education	12,465	10,397
3,412	3,813	Core government services	5,137	3,274
3,341	3,358	Law and order	3,250	3,082
1,697	1,687	Defence	1,712	1,525
8,027	9,349	Transport and communications	9,023	7,424
7,918	8,055	Economic and industrial services	7,695	9,038
1,364	1,437	Primary services	1,487	1,459
3,130	2,414	Heritage, culture and recreation	2,397	2,337
1,036	904	Housing and community development	1,075	938
83	120	Other	118	259
2,503	3,358	Finance costs	3,492	3,101
249	—	Forecast new operating spending	—	—
(495)	(500)	Top-down expense adjustment	—	—
78,801	81,875	Total Crown expenses excluding losses	83,821	75,842

Below is an analysis of core Crown expenses by functional classification. Core Crown expenses include expenses incurred by Ministers, Departments, Offices of Parliament, the NZS Fund and the Reserve Bank, but not Crown entities and State-owned enterprises.

Forecast			Actual
Original Budget $m	Estimated Actuals $m		30 June 2009 $m	30 June 2008 $m
		Core Crown expenses
18,898	19,475	Social security and welfare	19,382	17,877
652	680	GSF pension expenses	655	690
12,586	12,395	Health	12,368	11,297
10,524	10,964	Education	11,455	9,551
3,448	3,853	Core government services	5,293	3,371
3,101	3,116	Law and order	3,089	2,894
1,741	1,735	Defence	1,757	1,562
2,823	2,954	Transport and communications	2,663	2,244
3,244	3,145	Economic and industrial services	2,960	2,889
520	545	Primary services	534	541
1,769	1,062	Heritage, culture and recreation	1,002	1,107
334	312	Housing and community development	297	260
83	120	Other	118	254
2,406	2,507	Finance costs	2,429	2,460
249	—	Forecast new operating spending	—	—
(495)	(500)	Top-down expense adjustment	—	—
61,883	62,363	Total core Crown expenses excluding losses	64,002	56,997

The accompanying Notes and Accounting Policies are an integral part of these Statements.

Statement of Cash Flows

for the year ended 30 June 2009

Forecast				Actual
Original Budget $m	Estimated Actuals $m		Note	30 June 2009 $m	30 June 2008 $m
		Cash Flows From Operations
		Cash was provided from
54,681	52,266	Taxation receipts	2	51,119	55,168
3,675	3,733	Other sovereign receipts	2	3,716	3,460
14,596	16,458	Sales of goods and services		16,592	14,635
2,807	2,731	Interest and dividend receipts		2,792	3,111
2,527	2,707	Other operating receipts		2,204	2,211
78,286	77,895	Total cash provided from operations		76,423	78,585
		Cash was disbursed to
19,123	19,863	Transfer payments and subsidies		19,673	18,026
49,961	52,281	Personnel and operating payments		50,391	45,972
2,284	2,907	Interest payments		2,880	2,820
249	—	Forecast new operating spending		—	—
(355)	(400)	Top-down expense adjustment		—	—
71,262	74,651	Total cash disbursed to operations		72,944	66,818
7,024	3,244	Net cash flows from operations		3,479	11,767
		Cash Flows From Investing Activities
		Cash was provided from
509	521	Sale of physical assets		765	401
27,508	29,106	Sale of shares and other securities		38,602	26,208
8	18	Sale of intangible assets		—	26
2,560	2,490	Repayment of advances		3,709	1,173
23	30	Sale of investments in associates		2	109
30,608	32,165	Total cash provided from investing activities		43,078	27,917
		Cash was disbursed to
7,092	6,627	Purchase of physical assets		6,202	5,323
28,084	36,094	Purchase of shares and other securities		40,250	32,288
332	409	Purchase of intangible assets		433	346
3,150	3,503	Issue of advances		4,838	3,819
—	690	Acquisition of Toll (NZ) Limited	34	690	—
253	343	Acquisition of investments in associates		401	472
261	—	Capital contingency provision		—	—
(350)	(275)	Top-down capital adjustment		—	—
38,822	47,391	Total cash disbursed to investing activities		52,814	42,248
(8,214)	(15,226)	Net cash flows from investing activities		(9,736)	(14,331)
(1,190)	(11,982)	Net cash flows from operating and investing activities		(6,257)	(2,564)

The accompanying Notes and Accounting Policies are an integral part of these Statements.

Statement of Cash Flows (continued)

for the year ended 30 June 2009

Forecast			Actual
Original Budget $m	Estimated Actuals $m		30 June 2009 $m	30 June 2008 $m
(1,190)	(11,982)	Net cash flows from operating and investing activities	(6,257)	(2,564)
		Cash Flows From Financing Activities
		Cash was provided from
181	509	Issues of circulating currency	475	86
4,318	5,951	Issue of Government stock and treasury bills(1)	6,109	2,769
242	857	Issue of foreign currency borrowings	2,448	1,278
1,081	17,131	Issue of other New Zealand dollar borrowings	10,772	2,147
5,822	24,448	Total cash provided from financing activities	19,804	6,280
		Cash was disbursed to
3,083	3,500	Repayment of Government stock and treasury bills(1)	3,765	1,095
541	6,493	Repayment of foreign currency borrowings	4,284	179
(174)	1,055	Repayment of other New Zealand dollar borrowings	3,003	2,819
—	—	Dividends paid to minority interests	17	25
3,450	11,048	Total cash disbursed to financing activities	11,069	4,118
2,372	13,400	Net cash flows from financing activities	8,735	2,162
1,182	1,418	Net movement in cash	2,478	(402)
5,217	3,804	Opening cash balance	3,804	4,162
13	131	Foreign-exchange gains/(losses) on opening cash	(14)	44
6,412	5,353	Closing cash balance	6,268	3,804

(1) Net issues of Government stock and treasury bills is after elimination of holdings by entities such as NZS Fund, ACC and EQC.  Further information on the proceeds and repayments of Government stock (“domestic bonds”) is available on page 170.

The accompanying Notes and Accounting Policies are an integral part of these Statements.

Statement of Cash Flows (continued)

for the year ended 30 June 2009

Forecast			Actual
Original Budget $m	Estimated Actuals $m		30 June 2009 $m	30 June 2008 $m
		Reconciliation Between the Net Cash Flows from Operations and the Operating Balance
7,024	3,244	Net Cash Flows from Operations	3,479	11,767
		Items included in the operating balance but not in net cash flows from operations
		Gains/(losses)
1,424	(3,266)	Net gains/(losses) on financial instruments	(2,634)	(617)
170	(3,450)	Net gains/(losses) on non-financial instruments	(4,167)	(2,925)
1,594	(6,716)	Total gains/(losses)	(6,801)	(3,542)
		Other Non-cash Items in Operating Balance
(3,950)	(4,283)	Depreciation and amortisation	(4,305)	(3,670)
(667)	(718)	Write-down on initial recognition of financial assets	(630)	(559)
1	15	Impairment on financial assets (excl receivables)	(851)	213
(75)	(39)	Decrease/(increase) in defined benefit retirement plan liabilities	(41)	2
(1,313)	(1,557)	Decrease/(increase) in insurance liabilities	(1,592)	(1,358)
193	333	Other	212	334
(5,811)	(6,249)	Total other non-cash Items	(7,207)	(5,038)
		Movements in Working Capital
422	(371)	Increase/(decrease) in receivables	461	2,100
333	(182)	Increase/(decrease) in accrued interest	16	(179)
63	134	Increase/(decrease) in inventories	118	138
13	(8)	Increase/(decrease) in prepayments	31	77
(18)	74	Decrease/(increase) in deferred revenue	(134)	(326)
(515)	771	Decrease/(increase) in payables	(468)	(2,613)
298	418	Total movements in working capital	24	(803)
3,105	(9,303)	Operating balance	(10,505)	2,384

The accompanying Notes and Accounting Policies are an integral part of these Statements.

Statement of Recognised Income and Expense

for the year ended 30 June 2009

Forecast			Actual
Original Budget $m	Estimated Actuals $m		30 June 2009 $m	30 June 2008 $m
3,105	(9,303)	Operating balance (including minority interest)	(10,480)	2,451
—	(707)	Revaluation of physical assets	4,087	5,896
—	—	Share of associates revaluation of physical assets	148	318
58	4	Effective portion of changes in the fair value of cash flow hedges	333	9
—	(1)	Net change in fair value of cash flow hedges transferred to operating profit	—	22
—	65	Net change in fair value of cash flow hedges transferred to the hedged item	(153)	(60)
—	76	Foreign currency translation differences for foreign operations	15	17
6	49	Valuation gain/(losses) on investments available for sale taken to reserves	22	11
2	1	Other movements	—	—
66	(513)	Total income/(expense) recognised directly in net worth	4,452	6,213
3,171	(9,816)	Total recognised income and expense	(6,028)	8,664
		Attributable to:
—	—	- minority interest in Air New Zealand	34	83
3,171	(9,816)	- the Crown	(6,062)	8,581
3,171	(9,816)	Total recognised income and expense	(6,028)	8,664

Note 28 details the allocation of income and expense items recognised in net worth to taxpayer funds and to each reserve.

The accompanying Notes and Accounting Policies are an integral part of these Statements.

Statement of Financial Position

as at 30 June 2009

Forecast				Actual
Original Budget $m	Estimated Actuals $m		Note	30 June 2009 $m	30 June 2008 $m
		Assets
6,412	5,353	Cash and cash equivalents		6,268	3,804
12,749	13,787	Receivables	14	14,619	14,158
35,277	54,676	Marketable securities, deposits and derivatives in gain	15	45,708	41,189
13,446	10,347	Share investments	16	11,160	12,964
16,722	15,042	Advances	17	15,604	12,948
997	1,099	Inventory	18	1,082	964
1,561	1,864	Other assets	19	1,630	1,663
101,276	106,498	Property, plant & equipment	20	110,135	103,329
8,683	8,805	Equity accounted investments	21	8,777	8,065
1,929	1,928	Intangible assets and goodwill	22	2,168	1,751
951	—	Forecast for new capital spending		—	—
(350)	(275)	Top-down capital adjustment		—	—
199,653	219,124	Total assets		217,151	200,835
		Liabilities
3,885	4,039	Issued currency		4,005	3,530
8,497	9,949	Payables	23	9,139	10,895
1,064	1,218	Deferred revenue		1,426	1,292
48,656	69,156	Borrowings	24	61,953	46,110
22,065	24,136	Insurance liabilities	25	26,567	20,484
8,221	10,557	Retirement plan liabilities	26	8,993	8,257
4,711	4,371	Provisions	27	5,553	4,753
97,099	123,426	Total liabilities		117,636	95,321
102,554	95,698	Total assets less total liabilities		99,515	105,514
		Net Worth
49,886	37,534	Taxpayer funds		36,382	46,700
52,486	57,723	Property, plant and equipment revaluation reserve		62,612	58,566
(114)	59	Other reserves		74	(134)
102,258	95,316	Total net worth attributable to the Crown		99,068	105,132
296	382	Net worth attributable to minority interest in Air New Zealand		447	382
102,554	95,698	Total net worth	28	99,515	105,514

The accompanying Notes and Accounting Policies are an integral part of these Statements.

Statement of Segments

			Current Year Actual vs Estimated Actual
	Core Crown		Crown Entities		State-owned enterprises		Inter-segment eliminations		Total Crown
	Actual 2009 $m	Estimated Actual 2009 $m	Actual 2009 $m	Estimated Actual 2009 $m	Actual 2009 $m	Estimated Actual 2009 $m	Actual 2009 $m	Estimated Actual 2009 $m	Actual 2009 $m	Estimated Actual 2009 $m
Revenue
Taxation revenue	54,681	54,053	—	—	—	—	(536)	(530)	54,145	53,523
Other sovereign revenue	808	779	4,417	4,433	—	—	(1,107)	(1,098)	4,118	4,114
Revenue from core Crown funding	—	—	21,847	21,491	—	—	(21,847)	(21,491)	—	—
Sales of goods and services	1,237	1,266	2,268	1,749	12,592	13,066	(741)	(833)	15,356	15,248
Interest revenue and dividends	1,872	1,897	1,248	1,329	1,193	739	(894)	(966)	3,419	2,999
Other revenue	884	879	1,549	1,637	1,117	1,165	(660)	(606)	2,890	3,075
Total Revenue (excluding gains)	59,482	58,874	31,329	30,639	14,902	14,970	(25,785)	(25,524)	79,928	78,959
Expenses
Transfer payments and subsidies	20,244	20,463	—	—	—	—	(282)	(281)	19,962	20,182
Personnel expenses	6,037	6,102	9,592	9,513	2,447	2,419	(12)	(3)	18,064	18,031
Other operating expenses	35,292	33,791	21,184	20,368	10,201	10,712	(24,374)	(24,067)	42,303	40,804
Interest expenses	2,429	2,507	185	248	1,392	1,185	(514)	(582)	3,492	3,358
Forecast new operating spending and top down adjustment	—	(500)	—	—	—	—	—	—	—	(500)
Total Expenses (excluding losses)	64,002	62,363	30,961	30,129	14,040	14,316	(25,182)	(24,933)	83,821	81,875
Operating Balance before gains/(losses)	(4,520)	(3,489)	368	510	862	654	(603)	(591)	(3,893)	(2,916)
Gains/(losses)	(1,342)	(3,255)	(5,095)	(2,878)	49	11	(224)	(265)	(6,612)	(6,387)
Operating Balance	(5,862)	(6,744)	(4,727)	(2,368)	911	665	(827)	(856)	(10,505)	(9,303)
Assets
Financial assets	65,613	72,947	25,323	24,327	14,702	13,992	(12,279)	(12,061)	93,359	99,205
Property, plant and equipment	30,487	29,094	46,553	44,157	33,095	33,246	—	1	110,135	106,498
Investments in associates, CEs and SOEs	27,536	27,462	7,468	7,464	257	334	(26,484)	(26,455)	8,777	8,805
Other assets	2,565	2,584	731	761	1,607	1,577	(23)	(31)	4,880	4,891
Forecast adjustments	—	(275)	—	—	—	—	—	—	—	(275)
Total Assets	126,201	131,812	80,075	76,709	49,661	49,149	(38,786)	(38,546)	217,151	219,124
Liabilities
Borrowings	49,889	57,131	4,939	5,172	16,963	16,976	(9,838)	(10,123)	61,953	69,156
Other liabilities	23,242	24,076	32,358	29,204	6,239	6,368	(6,156)	(5,378)	55,683	54,270
Total Liabilities	73,131	81,207	37,297	34,376	23,202	23,344	(15,994)	(15,501)	117,636	123,426
Net Worth	53,070	50,605	42,778	42,333	26,459	25,805	(22,792)	(23,045)	99,515	95,698

Statement of Segments (continued)

			Current Year Actual vs Prior Year Actual
	Core Crown		Crown Entities		State-owned enterprises		Inter-segment eliminations		Total Crown
	Actual 2009 $m	Actual 2008 $m	Actual 2009 $m	Actual 2008 $m	Actual 2009 $m	Actual 2008 $m	Actual 2009 $m	Actual 2008 $m	Actual 2009 $m	Actual 2008 $m
Revenue
Taxation revenue	54,681	56,747	—	—	—	—	(536)	(375)	54,145	56,372
Other sovereign revenue	808	733	4,417	4,039	—	—	(1,107)	(893)	4,118	3,879
Revenue from core Crown funding	—	—	21,847	20,259	—	—	(21,847)	(20,259)	—	—
Sales of goods and services	1,237	1,097	2,268	1,797	12,592	13,201	(741)	(696)	15,356	15,399
Interest revenue and dividends	1,872	2,344	1,248	1,233	1,193	704	(894)	(1,067)	3,419	3,214
Other revenue	884	898	1,549	1,685	1,117	692	(660)	(660)	2,890	2,615
Total Revenue (excluding gains)	59,482	61,819	31,329	29,013	14,902	14,597	(25,785)	(23,950)	79,928	81,479
Expenses
Transfer payments and subsidies	20,244	18,519	—	—	—	—	(282)	(145)	19,962	18,374
Personnel expenses	6,037	5,584	9,592	8,741	2,447	2,164	(12)	(11)	18,064	16,478
Other operating expenses	35,292	30,434	21,184	19,307	10,201	10,955	(24,374)	(22,807)	42,303	37,889
Interest expenses	2,429	2,460	185	248	1,392	870	(514)	(477)	3,492	3,101
Total Expenses (excluding losses)	64,002	56,997	30,961	28,296	14,040	13,989	(25,182)	(23,440)	83,821	75,842
Operating Balance before gains/(losses)	(4,520)	4,822	368	717	862	608	(603)	(510)	(3,893)	5,637
Gains/(losses)	(1,342)	(931)	(5,095)	(2,243)	49	115	(224)	(194)	(6,612)	(3,253)
Operating Balance	(5,862)	3,891	(4,727)	(1,526)	911	723	(827)	(704)	(10,505)	2,384
Assets
Financial assets	65,613	59,629	25,323	23,891	14,702	11,727	(12,279)	(10,184)	93,359	85,063
Property, plant and equipment	30,487	28,637	46,553	43,659	33,095	31,033	—	—	110,135	103,329
Investments in associates, CEs and SOEs	27,536	25,696	7,468	7,073	257	224	(26,484)	(24,928)	8,777	8,065
Other assets	2,565	2,220	731	715	1,607	1,458	(23)	(15)	4,880	4,378
Total Assets	126,201	116,182	80,075	75,338	49,661	44,442	(38,786)	(35,127)	217,151	200,835
Liabilities
Borrowings	49,889	37,167	4,939	4,705	16,963	12,817	(9,838)	(8,579)	61,953	46,110
Other liabilities	23,242	22,032	32,358	26,256	6,239	6,648	(6,156)	(5,725)	55,683	49,211
Total Liabilities	73,131	59,199	37,297	30,961	23,202	19,465	(15,994)	(14,304)	117,636	95,321
Net Worth	53,070	56,983	42,778	44,377	26,459	24,977	(22,792)	(20,823)	99,515	105,514
Cost of Acquisition of Physical Assets	1,524	1,293	2,347	2,143	2,331	1,887	—	—	6,202	5,323

Notes to the Financial Statements

Note 1: Summary of Accounting Policies

Statement of Compliance

These financial statements are prepared in accordance with the Public Finance Act 1989 and with New Zealand generally accepted accounting practice (NZ GAAP).  For this purpose, the Government reporting entity is designated as a public benefit entity.  The financial statements comply with New Zealand equivalents to International Financial Reporting Standards (NZ IFRS) as appropriate for public benefit entities.

The financial statements were authorised for issue by the Minister of Finance on 30 September 2009.

Reporting Entity

The consolidated financial statements for the Government reporting entity (financial statements of the Government of New Zealand), as defined in section 2(1) of the Public Finance Act 1989, means:

•    the Sovereign in right of New Zealand, and

•    the legislative, executive, and judicial branches of the Government of New Zealand.

The description “Consolidated financial statements for the Government Reporting entity” and the description “financial statements of the Government” have the same meaning and can be used interchangeably.

Basis of Preparation

The financial statements have been prepared on the basis of historic cost modified by the revaluation of certain assets and liabilities.

The financial statements are prepared on an accrual basis.

The financial statements are presented in New Zealand dollars rounded to the nearest million, unless separately identified.

Judgements and Estimations

The preparation of these financial statements requires judgements, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, income and expenses. For example, the present value of large cash flows that are predicted to occur a long time into the future, as with the settlement of ACC outstanding claim obligations and Government Superannuation retirement benefits, depends critically on judgements regarding the time value of money, the risk free rate and inflation assumptions.  The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances.  For example the risk free rate is derived from government bond rates for the periods covered by these bonds, and are extrapolated to converge towards 6% beyond that time.  Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis.  Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future periods.

Where these judgments significantly affect the amounts recognised in the financial statements they are described below and in the following notes.

Standards and Interpretations Issued But Not Yet Effective

The Government has elected to early adopt all NZ IFRSs and Interpretations that had been approved by the New Zealand Accounting Standards Review Board as at 30 June 2009 that are not yet applicable, except:

•      NZ IAS 1: Presentation of Financial Statements (revised) approved by the Accounting Standards Review Board in November 2007.  NZ IAS 1: Presentation of Financial Statements (revised) becomes effective for periods commencing on or after 1 January 2009, and was adopted in the forecast financial statements presented with the 2009 Budget Economic and Fiscal Update, but not those presented with the 2008 Budget Economic and Fiscal Update, against which these financial statements are compared.  Adoption of NZ IAS 1: Presentation of Financial Statements (revised) results in presentation changes only, and

•      NZ IFRS 7: Financial Instruments: Disclosures (revised) approved by the Accounting Standards Review Board in March 2009.  NZ IFRS 7: Financial Instruments: Disclosures (revised) becomes effective for periods commencing on or after 1 January 2009, and results in presentation changes only.

The early adoption of these standards and interpretations did not have a material impact on these financial statements.

Significant Accounting Policies

Reporting and Forecast Period

The reporting and forecast period for the financial statements of the Government of New Zealand is the financial year from 1 July to 30 June.

Where necessary the financial information for State-owned enterprises and Crown entities that have a balance date other than 30 June has been adjusted for any transactions or events that have occurred since their most recent balance date and that are significant for the Government’s financial statements.  Such entities are primarily in the education sector.

Basis of Combination

These financial statements combine the following entities using the acquisition method of combination:

Core Crown entities	Other entities

• Ministers of the Crown	• State-owned enterprises

• Government departments	• Crown entities (excluding Tertiary Education Institutions)

• Offices of Parliament	• Air New Zealand Limited

• the Reserve Bank of New Zealand	• Organisations listed in Schedule 4 of the Public Finance Act 1989

• New Zealand Superannuation Fund

Corresponding assets, liabilities, income and expenses, are added together line by line.  Transactions and balances between these sub-entities are eliminated on combination.  Where necessary, adjustments are made to the financial statements of subsidiaries to bring the accounting policies into line with those used by the Government Reporting entity.

Tertiary education institutions are equity accounted for the reasons explained in note 21.  This treatment recognises these entities’ net assets, including asset revaluation movements, surpluses and deficits.

The basis of combination for joint ventures depends on the form of the joint venture.

•      Jointly controlled operations:  The Government reporting entity recognises the assets it controls, the liabilities and expenses that it incurs, and its share of the jointly controlled operations’ income.

•      Jointly controlled assets:  The Government reporting entity recognises its share of the jointly controlled assets, its share of any liabilities and expenses incurred jointly, any other liabilities and expenses it has incurred in respect of the jointly controlled asset, and income from the sale or use of its share of the output of the jointly controlled asset.

•      Jointly controlled entities:  Jointly controlled entities are equity accounted, whereby the Government reporting entity initially recognises its share of interest in these entities’ net assets at cost and subsequently adjusts the cost for changes in net assets.  The Government reporting entity’s share of the jointly controlled entity’s surpluses and deficits are recognised in the statement of financial performance.

Income

Taxation revenue levied through the Crown’s sovereign power

The Government provides many services and benefits that do not give rise to revenue.  Further, payment of tax does not of itself entitle a taxpayer to an equivalent value of services or benefits, since there is no relationship between paying tax and receiving Crown services and transfers.  Such revenue is received through the exercise of the sovereign power of the Crown in Parliament.

Where possible, taxation revenue is recognised at the time the debt to the Crown arises.

Revenue type	Revenue recognition point

Source deductions	When an individual earns income that is subject to PAYE

Resident withholding tax (RWT)	When an individual is paid interest or dividends subject to deduction at source

Fringe benefit tax (FBT)	When benefits are provided that give rise to FBT

Provisional tax	When taxable income is earned

Terminal tax	Assessment filed date

Goods and services tax (GST)	When the liability to the Crown is incurred

Customs and excise duty	When goods become subject to duty

Road user charges and motor vehicle fees	When payment of the fee or charge is made

Stamp, cheque and credit card duties	When the liability to the Crown is incurred

Exhaustible resources levy	When the resource is extracted

Other indirect taxes	When the debt to the Crown arises

Levies (eg, ACC levies)	When the obligation to pay the levy is incurred

Revenue earned through operations

Revenue from the supply of goods and services to third parties is measured at the fair value of consideration received.  Revenue from the supply of goods is recognised when the significant risks and rewards of ownership have been transferred to the buyer.  Revenue from the supply of services is recognised on a straight-line basis over the specified period of the services unless an alternative method better represents the stage of completion of the transaction.

Interest income

Interest income is accrued using the effective interest rate method.

The effective interest rate exactly discounts estimated future cash receipts through the expected life of the financial asset to that asset’s net carrying amount.  The method applies this rate to the principal outstanding to determine interest income each period.

Dividend income

Dividend income from investments is recognised when the Government’s rights as a shareholder to receive payment have been established.

Rental income

Rental income is recognised in the statement of financial performance on a straight-line basis over the term of the lease.  Lease incentives granted are recognised evenly over the term of the lease as a reduction in total rental income.

Donated or subsidised assets

Where an asset is acquired for nil or nominal consideration, the fair value of the asset received is recognised as income in the statement of financial performance.

Expenses

General

Expenses are recognised in the period to which they relate.

Welfare benefits and entitlements

Welfare benefits and entitlements, including New Zealand Superannuation, are recognised in the period when an application for a benefit has been received and the eligibility criteria met.

Grants and subsidies

Where grants and subsidies are discretionary until payment, the expense is recognised when the payment is made.  Otherwise, the expense is recognised when the specified criteria have been fulfilled and notice has been given to the Crown.

Interest expense

Interest expense is accrued using the effective interest rate method.

The effective interest rate exactly discounts estimated future cash payments through the expected life of the financial liability to that liability’s net carrying amount.  The method applies this rate to the principal outstanding to determine interest expense each period.

Foreign currency

Transactions in foreign currencies are initially translated at the foreign exchange rate at the date of the transaction.  Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in the statement of financial performance, except when deferred in net worth when hedge accounting is applied.

Non-monetary assets and liabilities measured at historical cost in a foreign currency are translated using the exchange rate at the date of the transaction.  Non-monetary assets and liabilities denominated in foreign currencies and measured at fair value are translated into New Zealand dollars at the exchange rate applicable at the fair value date.  The associated foreign exchange gains or losses follow the fair value gains or losses to either the statement of financial performance or directly to net worth.

Foreign exchange gains and losses arising from translating monetary items that form part of the net investment in a foreign operation are reported in a translation reserve in net worth.

Sovereign receivables and taxes repayable

Receivables from taxes, levies and fines (and any penalties associated with these activities) as well as social benefit receivables do not arise out of a contract.  These non-contract receivables are collectively referred to as sovereign receivables.

Sovereign receivables are initially assessed at nominal amount or face value; that is, the receivable reflects the amount of tax owed, levy, fine charged, or social benefit debt payable.  These receivables are subsequently adjusted for penalties and interest as they are charged, and tested for impairment.  Interest and penalties charged on tax receivables are presented as tax revenue in the statement of financial performance.

Taxes repayable represent refunds due to taxpayers and are recognised at their nominal value.  They are subsequently adjusted for interest once account and refund reviews are complete.

Financial instruments

Financial assets

Financial assets are designated into the following categories: loans and receivables, financial instruments available-for-sale, financial assets held-for-trading, and financial instruments designated as fair value through profit and loss.  This designation is made by reference to the purpose of the financial instruments, policies and practices for their management, their relationship with other instruments and the reporting costs and benefits associated with each designation.

The maximum loss due to default on any financial asset is the carrying value reported in the statement of financial position.

Major financial asset type	Designation

Trade and other receivables	All designated as loans and receivables

Student loans	All designated as loans and receivables

Kiwibank mortgages	Generally designated as fair value through profit and loss

Other advances	Generally designated as loans and receivables

Reserve position at the IMF	Generally designated as available-for-sale

Share Investments	Generally designated as fair value through profit and loss

Marketable securities	Generally designated as fair value through profit and loss

Loans and receivables are recognised initially at fair value plus transaction costs and subsequently measured at amortised cost using the effective interest rate method (refer interest revenue policy).  Loans and receivables issued with duration of less than 12 months are recognised at their nominal value, unless the effect of discounting is material.  Allowances for estimated irrecoverable amounts are recognised when there is objective evidence that the asset is impaired.  Interest, impairment losses and foreign exchange gains and losses are recognised in the statement of financial performance.

The student loans valuation model has been adapted to reflect current student loans policy. As such, the carrying value is sensitive to changes on a number of underlying assumptions, including future income levels, repayment behaviour and macro economic factors such as inflation and the discount rates used to determine the effective interest rate on new borrowers.

The data for valuation of student loans has been integrated from files provided by Inland Revenue Department, Ministry of Social Development and the Ministry of Education. The current data is up to 31 March 2008, and contains information on borrowings, repayments, income, educational factors, and socio-economic factors amongst others and has been analysed and incorporated into the valuation model.  This integrated data has been supplemented by less detailed, but more recent data to value student loans at balance date.  Given the lead time required to compile and analyse the detailed, integrated data, it is expected that there is a lag between the availability of this data set and balance date.

Financial assets held-for-trading and financial assets designated at fair value through profit or loss are recorded at fair value with any realised and unrealised gains or losses recognised in the statement of financial performance.

A financial asset is designated at fair value through profit and loss if acquired principally for the purpose of trading in the short term.  It may also be designated into this category if the accounting treatment results in more relevant information because it either significantly reduces an accounting mismatch with related liabilities or is part of a group of financial assets that is managed and evaluated on a fair value basis, such as with the NZ Superannuation Fund.  Gains or losses from interest, foreign exchange and other fair value movements are separately reported in the statement of financial performance.  Transaction costs are expensed as they are incurred.

Available-for-sale financial assets are initially recorded at fair value plus transaction costs.  They are subsequently recorded at fair value with any resultant fair value gains or losses recognised directly in net worth except for impairment losses, any interest calculated using the effective interest method and, in the case of monetary items (such as debt securities), foreign exchange gains and losses resulting from translation differences due to changes in amortised cost of the asset.  These latter items are recognised in the statement of financial performance.  For non-monetary available-for-sale financial assets (eg, some unlisted equity instruments) the fair value movements recognised in net worth include any related foreign exchange component.  At derecognition, the cumulative fair value gain or loss previously recognised directly in net worth is recognised in the statement of financial performance.

Cash and cash equivalents include cash on hand, cash in transit, bank accounts and deposits with a maturity of no more than three months from date of acquisition.

Fair values of quoted investments are based on current bid prices.  Regular way purchases and sales of all financial assets are accounted for at trade date.  If the market for a financial asset is not active, fair values for initial recognition and, where appropriate, subsequent measurement are established by using valuation techniques, as set out in the following notes.  At each balance date an assessment is made whether there is objective evidence that a financial asset or group of financial assets is impaired.

Financial liabilities

Major financial liability type	Designation

Accounts payable	All designated at amortised cost

Government stock	Generally designated at amortised cost

Treasury bills	Generally designated as fair value through profit and loss

Government retail stock	Generally designated as fair value through profit and loss

Settlement deposits with Reserve Bank	Generally designated as fair value through profit and loss

Issued currency	Not designated: Recognised at face value

Financial liabilities held for trading and financial liabilities designated at fair value through profit and loss are recorded at fair value with any realised and unrealised gains or losses recognised in the statement of financial performance.  A financial liability is designated at fair value through profit and loss if acquired principally for the purpose of trading in the short term.  It may also be designated into this category if the accounting treatment results in more relevant information because it either eliminates or significantly reduces an accounting mismatch with related assets or is part of a group of financial liabilities that is managed and evaluated on a fair value basis. Gains or losses from interest, foreign exchange and other fair value movements are separately reported in the statement of financial performance.  Transaction costs are expensed as they are incurred.

Other financial liabilities are recognised initially at fair value less transaction costs and subsequently measured at amortised cost using the effective interest rate method.  Financial liabilities entered into with a duration of less than 12 months are recognised at their nominal value.  Amortisation and, in the case of monetary items, foreign exchange gains and losses, are recognised in the statement of financial performance as is any gain or loss when the liability is derecognised.

Currency issued for circulation, including demonetised currency after 1 July 2004, is recognised at face value.  Currency issued represents a liability in favour of the holder.

Derivatives

Derivative financial instruments are recognised both initially and subsequently at fair value.  They are reported as either assets or liabilities depending on whether the derivative is in a net gain or net loss position respectively.  Recognition of the movements in the value of derivatives depends on whether the derivative is designated as a hedging instrument and, if so, the nature of the item being hedged (see Hedging section below).

Derivatives that are not designated for hedge accounting are classified as held-for-trading financial instruments with fair value gains or losses recognised in the statement of financial performance.  Such derivatives may be entered into for risk management purposes, although not formally designated for hedge accounting, or for tactical trading.

Hedging

Individual entities consolidated within the Government reporting entity apply hedge accounting after considering the costs and benefits of adopting hedge accounting, including whether an economic hedge exists and the effectiveness of that hedge, whether the hedge accounting qualifications could be met, and the extent it would improve the relevance of reported results.

Transactions between entities within the Government reporting entity do not qualify for hedge accounting in the financial statements of the Government (although they may qualify for hedge accounting in the separate financial statements of the individual entities). Where a derivative is used to hedge the foreign exchange exposure of a monetary asset or liability, the effects of the hedge relationship are automatically reflected in the statement of financial performance so hedge accounting is not necessary.

(a) Cash flow hedge

Where a derivative qualifies as a hedge of variability in asset or liability cash flows (cash flow hedge), the effective part of any gain or loss on the derivative is recognised in net worth and the ineffective part is recognised in the statement of financial performance. Where the hedge of a forecast transaction subsequently results in the recognition of a non-financial asset or non-financial liability (eg, where the hedge relates to purchase of an asset in a foreign currency), the amount recognised directly in net worth is included in the initial cost of the asset or liability.  Otherwise, gains or losses recognised in net worth transfer to the statement of financial performance in the same periods as when the hedged item affects the statement of financial performance (eg, when the forecast sale occurs).  Effective parts of the hedge are recognised in the same area of the statement of financial performance as the hedged item.

When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in net worth at that time remains in net worth and is recognised when the forecast transaction is ultimately recognised in the statement of financial performance.  When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in net worth is transferred to the statement of financial performance.

(b) Fair value hedge

Where a derivative qualifies as a hedge of the exposure to changes in fair value of an asset or liability (fair value hedge) any gain or loss on the derivative is recognised in the statement of financial performance together with any changes in the fair value of the hedged asset or liability.

The carrying amount of the hedged item is adjusted by the fair value gain or loss on the hedged item in respect of the risk being hedged.  Effective parts of the hedge are recognised in the same area of the statement of financial performance as the hedged item.

Inventories

Inventories are recorded at the lower of cost (calculated using weighted average method) and net realisable value.  Inventories held for distribution for public benefit purposes are recorded at cost adjusted where applicable for any loss of service potential.  Where inventories are acquired at no cost, or for nominal consideration, the cost is deemed to be the current replacement cost at the date of acquisition.

Inventories include unissued currency and harvested agricultural produce (eg, logs, wool).

The cost of harvested agricultural produce is measured at fair value less estimated point-of-sale costs at the point of harvest.

Property, plant and equipment (PPE)

Items of property, plant and equipment are initially recorded at cost.  Cost may include transfers from net worth of any gains or losses on qualifying cash flow hedges of foreign currency purchases of property, plant and equipment.  Where an asset is acquired for nil or nominal consideration the asset is recognised initially at fair value, where fair value can be reliably determined, and as income in the statement of financial performance.

Revaluations are carried out for a number of classes of property, plant and equipment to reflect the service potential or economic benefit obtained through control of the asset.  Revaluation is based on the fair value of the asset, with changes reported by class of asset.

Subsequent to initial recognition, classes of property, plant and equipment are accounted for as set out below.

Class of PPE	Accounting policy

Land and buildings

Land and buildings are recorded at fair value less impairment losses and, for buildings, less depreciation accumulated since the assets were last revalued.

Valuations undertaken in accordance with standards issued by the New Zealand Property Institute are used where available.

Otherwise, valuations conducted in accordance with the Rating Valuation Act 1998, may be used if they have been confirmed as appropriate by an independent valuer.

When revaluing buildings, there must be componentisation to the level required to ensure adequate representation of the material components of the buildings. At a minimum, this requires componentisation to three levels: structure, building services and fit-out.

Specialist military equipment

Specialist military equipment is recorded on a depreciated replacement cost basis less depreciation and impairment losses accumulated since the assets were last revalued.

Valuations are obtained through specialist assessment by New Zealand Defence Force advisers, and the bases of these valuations are confirmed as appropriate by an independent valuer.

State highways

State highways are recorded on a depreciated replacement cost basis less depreciation and impairment losses accumulated since the assets were last revalued.Land associated with the state highways is valued using an opportunity cost based on adjacent use, as an approximation to fair value.

Rail network

The rail network is recorded on a depreciated replacement cost basis less depreciation and impairment losses accumulated since the assets were last revalued. Land associated with the rail network is valued using an opportunity cost based on adjacent use, as an approximation to fair value.

Class of PPE	Accounting policy

Aircraft	Aircraft (excluding specialised military equipment) are recorded at fair value less depreciation and impairment losses accumulated since the assets were last revalued.

Electricity distribution	Electricity distribution network assets are recorded at cost, less accumulated depreciation and accumulated impairment losses.

Electricity generation	Electricity generation assets are recorded at fair value less depreciation and impairment losses accumulated since the assets were last revalued.

Specified cultural and heritage assets

Specified cultural and heritage assets comprise national parks, conservation areas and related recreational facilities, as well as National Archives holdings and the collections of the National Library, Parliamentary Library and Te Papa. Such physical assets are recorded at fair value less subsequent impairment losses and, for non-land assets, less subsequent accumulated depreciation. Assets are not reported with a financial value in cases where they are not realistically able to be reproduced or replaced, and when they do not generate cash flows and where no market exists to provide a valuation.

Other plant and equipment	Other plant and equipment, which include motor vehicles and office equipment, are recorded at cost less accumulated depreciation and accumulated impairment losses.

Classes of property, plant and equipment that are revalued, are revalued at least every five years or whenever the carrying amount differs materially to fair value.

Items of property are revalued to fair value for the highest and best use of the item on the basis of the market value of the item, or on the basis of market based evidence, such as discounted cash flow calculations.  If no market based evidence of fair value exists, an optimised depreciated replacement cost approach is used as the best proxy for fair value.  Where an item of property is recorded at its optimised depreciated replacement cost, optimised depreciated replacement cost is based on the estimated present cost of constructing the existing item of property by the most appropriate method of construction, less allowances for physical deterioration and optimisation for obsolescence and relevant surplus capacity.  Where an item of property is recorded at its optimised depreciated replacement cost, the cost does not include any borrowing costs.

Unrealised gains and losses arising from changes in the value of property, plant and equipment are recognised as at balance date.  To the extent that a gain reverses a loss previously charged to the statement of financial performance for the asset class, the gain is credited to the statement of financial performance.  Otherwise, gains are credited to an asset revaluation reserve for that class of asset.  To the extent that there is a balance in the asset revaluation reserve for the asset class any loss is debited to the reserve.  Otherwise, losses are reported in the statement of financial performance.

Realised gains and losses arising from disposal of property, plant and equipment are recognised in the statement of financial performance in the period in which the transaction occurs.  Any balance attributable to the disposed asset in the asset revaluation reserve is transferred to taxpayer funds.

Generally, Government borrowings are not directly attributable to individual assets.  Therefore, any borrowing costs incurred during the period required to complete and prepare assets for their intended use are expensed rather than capitalised.

Where an asset’s recoverable amount is less than its carrying amount, it is reported at its recoverable amount and an impairment loss is recognised.  The main reason for holding some assets (for example, electricity generation assets) is to generate cash.  For these assets the recoverable amount is the higher of the amount that could be recovered by sale (after deducting the costs of sale) or the amount that will be generated by using the asset through its useful life.  Some assets do not generate cash (for example, state highways) and for those assets, depreciated replacement cost is used.  Losses resulting from impairment are reported in the statement of financial performance, unless the asset is carried at a revalued amount in which case any impairment loss is treated as a revaluation decrease.

Depreciation is charged on a straight-line basis at rates calculated to allocate the cost or valuation of an item of property, plant and equipment, less any estimated residual value, over its remaining useful life.

Typically, the estimated useful lives of different classes of property, plant and equipment are as follows:

Class of PPE	Estimated useful lives

Buildings	25 to 60 years

Specialist military equipment	5 to 55 years

State highways: Pavement (surfacing) Pavement (other) Bridges	7 years 50 years 70 to 105 years

Rail Network: Track and ballast Tunnels and bridges Overhead traction and signalling	25 to 40 years 60 to 100 years 10 to 40 years

Aircraft (ex specialist military equipment)	10 to 20 years

Electricity distribution network	2 to 80 years

Electricity generation assets	25 to 55 years

Other plant and equipment	3 to 30 years

Specified heritage and cultural assets are generally not depreciated.

Equity accounted investments

The applicable financial reporting standards that determine the basis of combination of entities that make up the Government reporting entity are NZ IAS 27: Consolidated and Separate Financial Statements and NZ IAS 28: Investments in Associates.  NZ IAS 27 refers to guidance provided in IPSAS 6: Consolidated and Separate Financial Statements and FRS 37: Consolidating Investments in Subsidiaries which shall be used by public benefit entities in determining whether they control another entity.

These standards are, however, not clear about how the definitions of control and significant influence should be applied in some circumstances in the public sector, particularly where legislation provides public sector entities with statutory autonomy and independence, in particular with Tertiary Education Institutions.  Treasury’s view is that because the Government cannot determine their operating and financing policies, but does have a number of powers in relation to these entities, it is appropriate to treat them as associates.

Biological assets

Biological assets (eg, trees, sheep) managed for harvesting into agricultural produce (eg, logs, wool) or for transforming into additional biological assets are measured at fair value less estimated point-of-sale costs, with any realised and unrealised gains or losses reported in the statement of financial performance.  Where fair value cannot be reliably determined, the asset is recorded at cost less accumulated depreciation and accumulated impairment losses.  For commercial forests, fair value takes into account age, quality of timber and the forest management plan.

Biological assets not managed for harvesting into agricultural produce, or being transformed into additional biological assets are reported as property, plant and equipment in accordance with the policies for property, plant and equipment.

Intangible assets

Intangible assets are initially recorded at cost.  Where an intangible asset is created for nil or nominal consideration it is still initially carried at cost, which by definition is nil/nominal.

The cost of an internally generated intangible asset represents expenditure incurred in the development phase of the asset only.  The development phase occurs after the following can be demonstrated: technical feasibility; ability to complete the asset; intention and ability to sell or use; and development expenditure can be reliably measured.  Research is “original and planned investigation undertaken with the prospect of gaining new scientific or technical knowledge and understanding”.  Expenditure incurred on the research phase of an internally generated intangible asset is expensed when it is incurred.  Where the research phase cannot be distinguished from the development phase, the expenditure is expensed when it is incurred.

Intangible assets with finite lives are subsequently recorded at cost less any amortisation and impairment losses.  Amortisation is charged to the statement of financial performance on a straight-line basis over the useful life of the asset.  Typically, the estimated useful life of computer software is three to five years.

Intangible assets with indefinite useful lives are not amortised, but are tested annually for impairment.

Realised gains and losses arising from disposal of intangible assets are recognised in the statement of financial performance in the period in which the transaction occurs.

Intangible assets with finite lives are reviewed annually to determine if there is any indication of impairment.  All intangible assets with an indefinite life are tested for impairment annually.  Where an intangible asset’s recoverable amount is less than its carrying amount, it is reported at its recoverable amount and an impairment loss is recognised.  Losses resulting from impairment are reported in the statement of financial performance.

Goodwill in Air New Zealand is tested for impairment annually.

Non-current assets held for sale and discontinued operations

Non-current assets or disposal groups are separately classified where their carrying amount will be recovered through a sale transaction rather than continuing use; that is, where such assets are available for immediate sale and where sale is highly probable.  Non-current assets or disposal groups are recorded at the lower of their carrying amount and fair value less costs to sell.

Investment property

Investment property is property held primarily to earn rentals or for capital appreciation or both.It does not include property held primarily for strategic purposes or to provide a social service (eg, affordable housing) even though such property may earn rentals or appreciate in value — such property is reported as property, plant and equipment.

Investment properties are measured at fair value.  Gains or losses arising from fair value changes are included in the statement of financial performance.  Valuations are undertaken in accordance with standards issued by the New Zealand Property Institute.

Employee benefits

Pension liabilities

Obligations for contributions to defined contribution retirement plans are recognised in the statement of financial performance as they fall due.  Obligations for defined benefit retirement plans are recorded at the latest actuarial value of the Crown liability.  All movements in these liabilities, including actuarial gains and losses, are recognised in full in the statement of financial performance in the period in which they occur.

Other employee entitlements

Employee entitlements to salaries and wages, annual leave, long service leave, retiring leave and other similar benefits are recognised in the statement of financial performance when they accrue to employees.  Employee entitlements to be settled within 12 months are reported at the amount expected to be paid.  The liability for long-term employee entitlements is reported as the present value of the estimated future cash outflows.

Termination benefits

Termination benefits are recognised in the statement of financial performance only when there is a demonstrable commitment to either terminate employment prior to normal retirement date or to provide such benefits as a result of an offer to encourage voluntary redundancy.  Termination benefits settled within 12 months are reported at the amount expected to be paid, otherwise they are reported as the present value of the estimated future cash outflows.

Insurance contracts

The future cost of ACC claims liabilities is revalued annually based on the latest actuarial information.  Movements of the liability are reflected in the statement of financial performance.  Financial assets backing the liability are designated at fair value through profit and loss.

Leases

Finance leases transfer to the Crown as lessee substantially all the risks and rewards incident on the ownership of a leased asset.  Initial recognition of a finance lease results in an asset and liability being recognised at amounts equal to the lower of the fair value of the leased property or the present value of the minimum lease payments.  The capitalised values are amortised over the period in which the Crown expects to receive benefits from their use.

Operating leases, where the lessor substantially retains the risks and rewards of ownership, are recognised in a systematic manner over the term of the lease.  Leasehold improvements are capitalised and the cost is amortised over the unexpired period of the lease or the estimated useful life of the improvements, whichever is shorter.  Lease incentives received are recognised evenly over the term of the lease as a reduction in rental expense.

Other liabilities and provisions

Other liabilities and provisions are recorded at the best estimate of the expenditure required to settle the obligation.  Liabilities and provisions to be settled beyond 12 months are recorded at the present value of their estimated future cash outflows.

Contingent liabilities and contingent assets

Contingent liabilities and contingent assets are reported at the point at which the contingency is evident.  Contingent liabilities are disclosed if the possibility that they will crystallise is not remote.  Contingent assets are disclosed if it is probable that the benefits will be realised.

Commitments

Commitments are future expenses and liabilities to be incurred on contracts that have been entered into at balance date.

Cancellable commitments that have penalty or exit costs explicit in the agreement on exercising the option to cancel are reported at the value of that penalty or exit cost (ie, the minimum future payments).

Commitments are classified as:

•                  capital commitments: aggregate amount of capital expenditure contracted for but not recognised as paid or provided for at period end

•                  non-cancellable operating leases with a lease term of more than one year, and

•                  other non-cancellable commitments: these may include consulting contracts, cleaning contracts and ship charters.

Interest commitments on debts and commitments relating to employment contracts are not included in the Statement of Commitments.

Comparatives

When presentation or classification of items in the financial statements is amended or accounting policies are changed voluntarily, comparative figures have been restated to ensure consistency with the current period unless it is impracticable to do so.

Comparatives referred to as Original Budget were forecasts published in the 2008 Budget Economic and Fiscal Update while Estimated Actuals were forecasts published in the 2009 Budget Economic and Fiscal Update.  These forecasts include budget adjustments for new unallocated spending during the year (both operating and capital) and top-down adjustments which reduce the bias for forecast expenditure by departments to reflect maximum spending limits instead of mid-point estimates.

Segment analysis

The Government reporting entity is not required to provide segment reporting as it is a public benefit entity.  Nevertheless, information is presented for material institutional components and major economic activities within or undertaken by the Government reporting entity.  The three major institutional components of the Crown are:

•                  Core Crown:  This group, which includes Ministers, Departments, Offices of Parliament, the Reserve Bank of New Zealand and the New Zealand Superannuation Fund most closely represents the budget sector and provides information that is useful for fiscal analysis purposes.

•                  State-owned enterprises:  This group includes entities governed by the State—owned Enterprises Act, and for the purposes of these statements also includes Air New Zealand Limited.  This group represents entities that undertake commercial activity.

•                  Crown entities:  This group includes entities governed by the Crown Entities Act 2004.  These entities have separate legal form and specified governance frameworks (including the degree to which each Crown entity is required to give effect to, or be independent of, government policy).

Functional analysis is also provided of a number of financial statements items.  This functional analysis is drawn from the Classification of the Functions of Government produced by the International Monetary Fund.

Related parties

The Government comprises a large number of commonly controlled entities.  These entities, and their key management personnel, transact amongst themselves and with the Government reporting entity on a regular basis, for example, for the purchase of postage stamps or the registration of vehicles.  The Public Finance Act 1989 requires separate reporting by these individual entities and these entities will report transactions with the Crown and other related parties as appropriate in these individual financial statements.

With the exception of key management personnel, no other parties control the Government, are controlled by the Government without being consolidated, or are under common control of another entity with the Government.  Tertiary Education Institutions, joint ventures and the Government Superannuation Fund are however considered related parties due to government influence and transactions between the rest of the Government Reporting Entity and these entities are separately disclosed where material.

Key management personnel, defined as Ministers of the Crown that are in Cabinet, are also considered to be related parties.

Note 2:  Tax and Levies Collected through the Crown’s Sovereign Power (Accrual)

Forecast			Actual
Original Budget $m	Estimated Actuals $m		30 June 2009 $m	30 June 2008 $m
		Direct Income Tax Revenue (accrual)
		Individuals
22,874	22,967	Source deductions	22,587	23,345
4,986	4,639	Other persons	4,408	5,071
(1,199)	(1,731)	Refunds	(1,636)	(1,470)
523	499	Fringe benefit tax	500	522
27,184	26,374	Total individuals	25,859	27,468
		Corporate Tax
7,817	7,014	Gross companies tax	8,245	8,787
(300)	(535)	Refunds	(430)	(242)
1,402	1,409	Non-resident withholding tax	1,451	1,506
109	5	Foreign-source dividend withholding payments	10	71
9,028	7,893	Total corporate tax	9,276	10,122

		Other Direct Income Tax
2,740	2,763	Resident withholding tax on interest income	2,571	2,699
91	61	Resident withholding tax on dividend income	65	69
3	2	Estate and gift duties	1	3
2,834	2,826	Total other direct income tax	2,637	2,771
39,046	37,093	Total direct income tax	37,772	40,361
		Indirect Income Tax Revenue (accrual)
		Goods and Services Tax
20,458	22,248	Gross goods and services tax	20,551	20,631
(8,578)	(10,655)	Refunds	(9,000)	(9,516)
11,880	11,593	Total goods and services tax	11,551	11,115
		Other Indirect Taxation
940	883	Road user charges	868	851
813	811	Petroleum fuels excise - domestic production	781	819
605	630	Alcohol excise - domestic production	616	573
151	170	Tobacco excise - domestic production	172	159
541	540	Petroleum fuels excise - imports(1)	514	528
227	200	Alcohol excise - imports(1)	213	222
857	820	Tobacco excise - imports(1)	891	804
234	268	Other customs duty	262	303
254	215	Gaming duties	215	260
229	171	Motor vehicle fees	171	226
91	92	Approved issuer levy and cheque duty	80	105
43	37	Energy resources levies	39	46
4,985	4,837	Total other indirect taxation	4,822	4,896
16,865	16,430	Total indirect taxation	16,373	16,011
55,911	53,523	Total taxation revenue	54,145	56,372
		Other Sovereign Revenue (accrual)
2,780	2,885	ACC levies	2,880	2,718
303	303	Fire service levies	299	279
87	87	EQC levies	86	86
274	345	Child support	375	308
274	284	Court fines	263	262
319	210	Other miscellaneous items	215	226
4,037	4,114	Total other sovereign revenue	4,118	3,879
59,948	57,637	Total sovereign revenue	58,263	60,251

(1)  Customs excise-equivalent duty.

Note 2:  Tax and Levies Collected through the Crown’s Sovereign Power (Cash)

Forecast			Actual
Original Budget $m	Estimated Actuals $m		30 June 2009 $m	30 June 2008 $m
		Direct Income Tax Receipts (cash)
		Individuals
22,737	22,767	Source deductions	22,567	22,830
5,570	5,050	Other persons	4,988	5,469
(2,065)	(2,465)	Refunds	(2,488)	(2,171)
513	500	Fringe benefit tax	506	489
26,755	25,852	Total individuals	25,573	26,617
		Corporate Tax
7,948	7,965	Gross companies tax	7,742	9,075
(1,000)	(1,741)	Refunds	(2,013)	(1,026)
1,373	1,378	Non-resident withholding tax	1,437	1,638
109	5	Foreign-source dividend withholding payments	(2)	72
8,430	7,607	Total corporate tax	7,164	9,759
		Other Direct Income Tax
2,740	2,746	Resident withholding tax on interest income	2,593	2,616
90	86	Resident withholding tax on dividend income	97	40
3	2	Estate and gift duties	2	2
2,833	2,834	Total direct other income tax	2,692	2,658
38,018	36,293	Total direct income tax	35,429	39,034
		Indirect Tax Receipts (cash)
		Goods and Services Tax
19,944	20,566	Gross goods and services tax	19,715	20,085
(8,267)	(9,455)	Refunds	(8,894)	(8,859)
11,677	11,111	Total goods and services tax	10,821	11,226
		Other Indirect Taxation
940	883	Road user charges	864	851
813	811	Petroleum fuels excise - domestic production	786	809
605	630	Alcohol excise - domestic production	587	554
151	170	Tobacco excise - domestic production	170	160
1,859	1,828	Customs duty	1,957	1,946
254	224	Gaming duties	227	238
229	171	Motor vehicle fees	165	223
92	102	Approved issuer levy and cheque duty	77	85
43	43	Energy resources levies	36	42
4,986	4,862	Total other indirect taxation	4,869	4,908
16,663	15,973	Total indirect taxation	15,690	16,134
54,681	52,266	Total tax receipts collected	51,119	55,168
		Other Sovereign Receipts (cash)
2,688	2,795	ACC levies	2,792	2,561
303	304	Fire service levies	300	281
87	86	EQC levies	87	86
210	181	Child support	177	171
171	177	Court fines	173	169
216	190	Other miscellaneous items	187	192
3,675	3,733	Total other sovereign receipts	3,716	3,460
58,356	55,999	Total sovereign receipts	54,835	58,628

Note 3:  Sales of Goods and Services

Forecast			Actual
Original Budget $m	Estimated Actuals $m		30 June 2009 $m	30 June 2008 $m
		By type
7,267	7,817	Sales of goods	7,955	8,617
—	69	Deposit guarantee schemes - guarantee fees	74	—
6,955	7,362	Rendering of services	7,327	6,782
14,222	15,248	Total sales of goods and services	15,356	15,399
		By source
1,238	1,266	Core Crown	1,237	1,097
12,004	12,959	Crown entities	13,901	12,502
12,358	13,066	State-owned enterprises	12,592	13,201
(11,378)	(12,043)	Inter-segment eliminations	(12,374)	(11,401)
14,222	15,248	Total sales of goods and services	15,356	15,399

Note 4:  Interest Revenue and Dividends

Forecast			Actual
Original Budget $m	Estimated Actuals $m		30 June 2009 $m	30 June 2008 $m
		By type
81	—	Sovereign receivables	—	45
445	480	Student loans (interest unwind)	465	407
307	385	Other financial assets classified as amortised cost or available for sale	366	435
323	7	Financial assets classified as held for trading	6	14
1,811	1,749	Financial assets classified as fair value through profit and loss	2,163	1,902
2,967	2,621	Total interest revenue	3,000	2,803
391	378	Dividends	419	411
3,358	2,999	Total interest revenue and dividends	3,419	3,214
		By source
2,835	1,897	Core Crown	1,872	2,344
1,083	1,329	Crown entities	1,248	1,233
239	739	State-owned enterprises	1,193	704
(799)	(966)	Inter-segment eliminations	(894)	(1,067)
3,358	2,999	Total interest revenue and dividends	3,419	3,214
		Included in total interest revenue above is interest on impaired financial assets of:
		Impaired sovereign receivables	—	45
		Impaired student loans	465	407
		Impaired other financial assets classified as amortised cost or available for sale	10	5
		Total interest revenue on impaired financial assets	475	457

Note 5:  Other Revenue

Forecast			Actual
Original Budget $m	Estimated Actuals $m		30 June 2009 $m	30 June 2008 $m
101	449	Sale of royalties	547	112
986	1,021	Rental income	1,030	965
1,504	1,605	Other revenue	1,313	1,538
2,591	3,075	Total other revenue	2,890	2,615

Note 6:  Transfer Payments and Subsidies

Forecast			Actual
Original Budget $m	Estimated Actuals $m		30 June 2009 $m	30 June 2008 $m
		Social Assistance Grants
7,741	7,746	New Zealand superannuation	7,744	7,348
2,132	2,123	Family tax credit	2,062	1,897
1,455	1,528	Domestic purposes benefit	1,530	1,478
1,264	1,258	Invalids benefit	1,260	1,216
911	988	Accommodation supplement	989	891
548	610	Sickness benefit	613	582
587	586	In-work tax credit	584	563
507	511	Income related rents	512	474
403	588	Unemployment benefit	586	458
398	429	Student allowances	444	386
387	390	Disability allowances	390	278
1,544	1,531	Other social assistance benefits	1,509	1,339
17,877	18,288	Total social assistance grants	18,223	16,910
		Subsidies
1,370	1,420	KiwiSaver subsidies	1,281	1,102
		Other transfer payments
434	474	Official development assistance	458	362
19,681	20,182	Total transfer payments and subsidies	19,962	18,374

Note 7:  Personnel Expenses

Forecast			Actual
Original Budget $m	Estimated Actuals $m		30 June 2009 $m	30 June 2008 $m
		By type
15,659	16,421	Salaries and wages	16,311	14,948
703	735	Costs incurred on GSF and other defined benefit plans	667	711
192	299	Costs incurred on SSRSS and other defined contribution plans	351	274
507	576	Other personnel expenses	735	545
17,061	18,031	Total personnel expenses	18,064	16,478
		By source
5,846	6,102	Core Crown	6,037	5,584
8,976	9,513	Crown entities	9,592	8,741
2,248	2,419	State-owned enterprises	2,447	2,164
(9)	(3)	Inter-segment eliminations	(12)	(11)
17,061	18,031	Total personnel expenses	18,064	16,478
		Key management personnel compensation
		Salaries and other short-term employee benefits	8	7
		Post-employment benefits	—	—
		Other long-term benefits	—	—
		Termination benefits	—	—
			8	7

Key management personnel are 20 Ministers of the Crown who are members of Cabinet.

The Cabinet Manual sets out guidance in respect of the Ministers’ conduct, public duty, and personal interests.  Ministers are responsible for ensuring that no conflict exists or appears to exist between their personal interests and their public duty.  Therefore, there is a clear expectation that Ministers will not influence or affect any transactions and outstanding balances between the Government and themselves or their family, whanau, and close associates.

Note 8:  Depreciation and Amortisation

Forecast			Actual
Original Budget $m	Estimated Actuals $m		30 June 2009 $m	30 June 2008 $m
		Depreciation expense
1,039	887	Buildings	1,074	980
100	95	Electricity distribution network	119	136
360	317	Electricity generation assets	294	266
242	154	Aircraft (excluding military)	227	166
285	350	State highways	377	302
198	181	Rail network	160	163
292	263	Specialist military equipment	250	222
23	21	Specified cultural and heritage assets	19	20
908	933	Other plant and equipment	920	819
3,447	3,201	Total depreciation expense	3,440	3,074
503	1,082	Amortisation and impairment of non-financial assets	865	596
3,950	4,283	Total depreciation and amortisation	4,305	3,670

Refer note 34 for discussion of write-down on acquisition of Toll (NZ) Limited.

Note 9:  Other Operating Expenses

Forecast			Actual
Original Budget $m	Estimated Actuals $m		30 June 2009 $m	30 June 2008 $m
		By type
—	26	Retail deposit guarantee scheme - expenses accrued for entities in default (net of expected recoveries)	35	—
—	—	Retail deposit guarantee scheme - provision for future retail deposit scheme payments (refer note 30)	816	—
3,240	3,415	Donations and ex-gratia payments	3,477	3,190
6	5	Fees paid to audit firms (refer below)	4	3
—	—	Inventory expenses	486	300
1,028	1,487	Impairment of financial assets	2,778	1,189
213	228	Impairment of inventory	12	2
434	427	Lottery prize payments	504	432
956	1,139	Rental and leasing costs	1,175	952
667	718	Write-down on initial recognition of financial assets	630	559
25,509	25,160	Other operating expenses	24,199	24,029
32,053	32,605	Total other operating expenses	34,116	30,656

		By source
32,663	31,924	Core Crown	33,647	29,219
14,381	15,206	Crown entities	15,859	14,391
8,824	9,542	State-owned enterprises	8,914	9,853
(23,815)	(24,067)	Inter-segment eliminations	(24,304)	(22,807)
32,053	32,605	Total operating expenses	34,116	30,656

Operating expenses relate to those expenses incurred in the course of undertaking the functions and activities of entities included in the financial statements of the Government, excluding those expenses separately identified in the statement of financial performance and other notes.  Items disclosed separately are those required by Financial Reporting Standards.

Other operating costs is the large residual item.  Most of these costs represent payments made for services provided by third parties (road maintenance for example) or for raw materials (fuel, medicines or inventory for example).  They also include other day-to-day operating costs.

	Actual
	30 June 2009 $m	30 June 2008 $m
Audit and related expenses
Auditor-General fees for the audit of financial statements(1)	34	30
Auditor-General fees for assurance and related services	1	1
Fees for other services	—	2
	35	33
Inter-segment eliminations	(35)	(33)
	—	—
Fees for other work(2)
Fees for assurance and related services	2	1
Fees for tax services	1	1
Fees for other services	1	1
Fees paid to audit firms	4	3

(1)  The audit of financial statements are those of the Government reporting entity and its sub-entities.  Audit fees are eliminated because the Office of the Auditor-General is consolidated into these financial statements.

(2)  External auditing firms carry out other work for entities that they audit on behalf of the Auditor-General.

Note 10:  Interest Expenses

Forecast			Actual
Original Budget $m	Estimated Actuals $m		30 June 2009 $m	30 June 2008 $m
		By type
1,732	1,621	Financial liabilities classified as amortised cost	1,516	1,297
4	1	Financial liabilities classified as held for trading	1	1
746	1,599	Financial liabilities classified as fair value through profit and loss	1,887	1,717
21	137	Interest unwind on provisions	88	86
2,503	3,358	Total interest expenses	3,492	3,101
		By source
2,406	2,507	Core Crown	2,429	2,460
294	248	Crown entities	185	248
442	1,185	State-owned enterprises	1,392	870
(639)	(582)	Inter-segment eliminations	(514)	(477)
2,503	3,358	Total interest expenses	3,492	3,101

Note 11:  Insurance Expenses

Forecast			Actual
Original Budget $m	Estimated Actuals $m		30 June 2009 $m	30 June 2008 $m
		By entity
3,749	3,818	Accident Compensation Corporation (ACC)	3,762	3,423
39	81	Earthquake Commission	88	130
11	17	Other	32	10
3,799	3,916	Total insurance expenses	3,882	3,563
		By type
		Claims expense	8,710	5,257
		Outwards reinsurance premium expense	38	36
		Movement in unexpired risk liability	(19)	298
		Other underwriting expenses	93	93
		Total claims and other expenses	8,822	5,684
		less actuarial loss	(4,491)	(1,709)
		less operating costs relating to claims	(449)	(412)
		Total insurance expenses (excluding losses and operations)	3,882	3,563

More detail on insurance liabilities is provided in note 25.

Claims expense is the sum of claims settled and claims management expenses relating to claims incurred plus the movement in the outstanding claims liability.

Total claims and other expenses are those related to claims that have occurred prior to reporting date. Within these expenses are expenses relating to actuarial gains/(losses) and operating costs (e.g. costs for processing claims and injury prevention promotion) which due to their nature are reported elsewhere in the statement of financial performance (eg. under gains/losses or personnel expenses).

Insurance expenses represents underwriting expenses less those expenses reported elsewhere i.e. insurance expenses largely comprise direct settlement of claims and expected movements in the outstanding liability and unexpired risk liability.

Note 11:  Insurance Expenses (continued)

	Actual
	30 June 2009 $m	30 June 2008 $m
Net Underwriting Result
Premium revenue	2,966	2,804
Recoveries revenue (including reinsurance recovery)	—	—
Underwriting revenue	2,966	2,804
Less claims and other expenses	(8,822)	(5,684)
Net underwriting deficit	(5,856)	(2,880)

The underwriting surplus/(deficit) represents the net effect on the statement of financial performance from claims incurred prior to reporting date.  It includes actuarial gains/(losses).

Underwriting revenue is reported separately in the financial statements under other sovereign revenue.

	Actual
	30 June 2009 $m	30 June 2008 $m
Operating cash flows associated with the underwriting result are:
Cash receipts	2,879	2,647
Cash payments	(3,296)	(3,041)
Net operating cash flows	(417)	(394)

Note 12:  Gains and Losses on Financial Instruments

Forecast			Actual
Original Budget $m	Estimated Actuals $m		30 June 2009 $m	30 June 2008 $m
		By type
—	131	Foreign exchange gains on financial assets measured at amortised cost	23	70
—	—	Foreign exchange losses on financial assets measured at amortised cost	(226)	—
257	8	Change in fair value of financial assets classified as held for trading	(4)	(18)
—	(4)	Gain/(loss) on disposal of financial assets classified at amortised cost	(7)	(5)
1,060	6,491	Change in fair value of financial assets classified as fair value through profit and loss	1,276	(226)
1,317	6,626	Net gains/(losses) on financial assets	1,062	(179)
—	396	Foreign exchange gains on financial liabilities measured at amortised cost	383	2
—	(111)	Foreign exchange losses on financial liabilities measured at amortised cost	(34)	(148)
—	(3)	Change in fair value of financial liabilities classified as held for trading	(1)	(2)
(1)	(1)	Gain/(loss) on disposal of financial liabilities classified at amortised cost	(2)	(7)
—	(1,138)	Change in fair value of financial liabilities classified as fair value through profit and loss	(324)	(591)
(1)	(857)	Net gains/(losses) on financial liabilities	22	(746)
108	(9,035)	Net gains/(losses) on derivatives	(3,718)	308
1,424	(3,266)	Net gains/(losses) on financial instruments	(2,634)	(617)
		By source
1,377	(1,788)	Core Crown	(1,616)	353
354	(1,037)	Crown entities	(669)	(743)
(50)	(179)	State-owned enterprises	(138)	(37)
(257)	(262)	Inter-segment eliminations	(211)	(190)
1,424	(3,266)	Net gains/(losses) on financial instruments	(2,634)	(617)

Note 13:  Gains and Losses on Non-Financial Instruments

Forecast			Actual
Original Budget $m	Estimated Actuals $m		30 June 2009 $m	30 June 2008 $m
		By type
—	(22)	Foreign exchange gains/(losses)	13	(91)
—	(2,262)	Actuarial gains/(losses) on GSF liability	(695)	(1,098)
—	(2,095)	Actuarial gains/(losses) on ACC outstanding claims	(4,491)	(1,709)
—	810	Other gains/(losses) on non-financial liabilities	811	(183)
—	(59)	Gains/(losses) on sale or disposals of property, plant and equipment	42	(1)
170	162	Gains/(losses) on agricultural assets	164	130
—	18	Gains/(losses) on intangible assets	(1)	18
—	(2)	Other gains/(losses) on non-financial assets	(10)	9
170	(3,450)	Net gains/(losses) on non-financial instruments	(4,167)	(2,925)
		By source
8	(1,529)	Core Crown	125	(1,369)
—	(2,082)	Crown entities	(4,475)	(1,725)
162	162	State-owned enterprises	200	170
—	(1)	Inter-segment eliminations	(17)	(1)
170	(3,450)	Net gains/(losses) on non-financial instruments	(4,167)	(2,925)

The GSF and ACC liabilities are valued by an independent actuary (refer notes 25 and 26).  Actuarial gains/(losses) represent differences between actual results and what the actuary had assumed when originally calculating the liability (experience adjustments) and the effect of changes in actuarial assumptions.

Note 14:  Receivables

Forecast			Actual
Original Budget $m	Estimated Actuals $m		30 June 2009 $m	30 June 2008 $m
		By type
6,139	7,248	Tax receivables	7,649	7,398
3,378	3,417	Levies, fines and penalty receivables	3,334	3,106
296	449	Social benefit receivables	485	440
9,813	11,114	Sovereign receivables	11,468	10,944
2,936	2,673	Trade and other receivables	3,151	3,214
12,749	13,787	Total receivables	14,619	14,158
		By maturity
12,266	13,270	Expected to be realised within one year	13,793	13,564
483	517	Expected to be held for more than one year	826	594
12,749	13,787	Total receivables	14,619	14,158
		By source
7,201	8,786	Core Crown	10,243	9,031
4,437	4,514	Crown entities	4,725	4,444
1,910	2,165	State-owned enterprises	1,846	2,247
(799)	(1,678)	Inter-segment eliminations	(2,195)	(1,564)
12,749	13,787	Total receivables	14,619	14,158

In determining the recoverability of a tax or other sovereign receivables, the Government uses information about the extent to which the tax or levy payer is contesting the assessment and experience of the outcomesof such disputes, from lateness of payment, and other information obtained from credit collection actions taken.

Due to the size of the tax base, the concentration of credit risk is limited and this is not a risk that is managed.

The Government does not hold any collateral or any other credit enhancements over receivables which are past due.

All sovereign receivables are denominated in New Zealand dollars.

	Actual
	30 June 2009 $m	30 June 2008 $m
Tax Receivables
Gross tax receivable	11,645	10,423
Impairment of tax receivables	(3,996)	(3,025)
Total tax receivables	7,649	7,398
Gross Tax Receivable
Current	6,891	6,218
Past due	4,754	4,205
Total gross tax receivable	11,645	10,423
% past due	41%	40%
Impairment of Tax Receivables
Balance at beginning of the year	3,025	2,782
Impairment losses recognised on receivables	1,693	944
Amounts written off as uncollectible	(722)	(701)
Impairment losses reversed	—	—
Balance at end of the year	3,996	3,025

Note 14:  Receivables (continued)

The Inland Revenue Department (IRD) administers the majority of the tax receivable portfolio.  The recoverable amount of the portfolio administered by IRD is calculated by forecasting the expected repayments based on analysis of historical debt data, deducting an estimate of service costs and then discounting at the current use of money interest (UOMI) rate.  An additional 5% has been added to the UOMI rate in 2009 to allow for recessionary impact.  If the recoverable amount of the IRD portfolio is less than the carrying amount, the carrying amount is reduced to the recoverable amount.

	Actual
	30 June 2009 $m	30 June 2008 $m
The estimated recoverable amount of this portfolio and key assumptions underpinning the valuation are:
Recoverable amount of tax receivables current	6,812	6,218
Recoverable amount of tax receivables past due	837	1,180
Discount rate	13.91%	14.24%
Impact on recoverable amount of a 2% increase in discount rate	(16)	(18)
Impact on recoverable amount of a 2% decrease in discount rate	17	19

Tax receivables are classified as past due when any outstanding tax is not paid by the taxpayer’s due date. Due dates will vary depending on the type of tax outstanding (e.g. GST, income tax, PAYE) and the taxpayer’s balance date.  Past due debt includes debt collected under instalment, debt under dispute, default assessments and debts of taxpayers who are bankrupt, in receivership or in liquidation.  IRD has debt management policies and procedures to actively manage the collection of past due debt.

	Actual
	30 June 2009 $m	30 June 2008 $m
Ageing of Tax Receivables Past Due (Gross)
Less than six months	1,542	1,458
Between six months and one year	519	458
Between one year and two years	954	701
Greater than two years	1,739	1,588
Tax receivables past due	4,754	4,205

The carrying amount of tax receivables provides a reasonable approximation of their fair value.

Note 14:  Receivables (continued)

	Actual
	30 June 2009 $m	30 June 2008 $m
Levies, Fines and Penalty Receivables
Gross ACC levy receivables	3,151	2,895
Gross other levies, fines and penalty receivables	1,683	1,529
Total gross levies, fines and penalty receivables	4,834	4,424
Impairment of ACC levy receivables	(72)	(73)
Impairment of other levies, fines and penalty receivables	(1,428)	(1,245)
Total impairment of receivables	(1,500)	(1,318)
Total levies, fines and penalty receivables	3,334	3,106
Impairment of ACC Levy Receivables
Balance at beginning of the year	73	73
Impairment losses recognised on receivables	—	1
Amounts written off as uncollectible	—	(1)
Impairment losses reversed	(1)	—
Balance at end of the year	72	73
Collective impairment allowance	72	73
Individual impairment allowance	—	—
Balance at end of the year	72	73
Impairment of other Levies, Fines and Penalty Receivables
Balance at beginning of the year	1,245	1,084
Impairment losses recognised on receivables	193	206
Amounts written off as uncollectible	(10)	(45)
Impairment losses reversed	—	—
Balance at end of the year	1,428	1,245
Collective impairment allowance	1,428	1,245
Individual impairment allowance	—	—
Balance at end of the year	1,428	1,245
Ageing of Levies, Fines and Penalty Receivables Past Due But Not Impaired
Less than six months	36	20
Between six months and one year	—	—
Greater than one year	—	—
Total levies, fines and penalty receivables past due but not impaired	36	20

The ACC levy receivables are short term, so their carrying amount provides a reasonable approximation of their fair value.  Of the other levy, fines and penalties receivables, the majority is in the debtor portfolio administered by the Ministry of Justice (i.e., court fines, associated court fees and enforcement fees) with a carrying value of $223 million (2008: $206 million).  Their carrying amount provides a reasonable approximation of their fair value.  The recoverable amount of these Justice receivables is calculated using discounted cash flows (net of estimated service costs).

Note 14:  Receivables (continued)

	Actual
	30 June 2009 $m	30 June 2008 $m
Social Benefit Receivables
Gross social benefit receivables	1,013	942
Impairment of social benefit receivables	(528)	(502)
Total social benefit receivables	485	440
Impairment of Social Benefit Receivables
Balance at beginning of the year	502	448
Impairment losses recognised on receivables	26	49
Amounts written off as uncollectible	—	5
Impairment losses reversed	—	—
Balance at end of the year	528	502
Collective impairment allowance	528	502
Individual impairment allowance	—	—
Balance at end of the year	528	502
Ageing of Social Benefit Receivables Past Due But Not Impaired
Less than six months	—	—
Between six months and one year	—	—
Greater than one year	—	—
Total social benefit receivables past due but not impaired	—	—

Social benefit receivables comprise benefit overpayments, advances on benefits and recoverable special needs grants primarily administered by the Ministry of Social Development with a carrying value of $413 million (2008: $374 million).  The recoverable amount of social benefit receivables is determined by discounting the expected future cash flows (net of estimated service costs).

Their carrying amount provides a reasonable approximation of their fair value.

Note 14:  Receivables (continued)

	Actual
	30 June 2009 $m	30 June 2008 $m
Trade and Other Receivables
Gross trade and other receivables	3,194	3,258
Impairment of trade and other receivables	(43)	(44)
Total trade and other receivables	3,151	3,214
Impairment of Trade and Other Receivables
Balance at beginning of the year	44	70
Impairment losses recognised on receivables	18	10
Amounts written off as uncollectible	(16)	(32)
Impairment losses reversed	(3)	(4)
Balance at end of the year	43	44
Collective impairment allowance	39	42
Individual impairment allowance	4	2
Balance at end of the year	43	44
Ageing of Trade and Other Receivables Past Due But Not Impaired
Less than six months	113	183
Between six months and one year	4	13
Greater than one year	4	4
Total trade and other receivables past due but not impaired	121	200

Most trade and other receivables are short term, with $3,013 million (2008: $2,974 million) expected to be settled in the next year.  Their carrying amount provides a reasonable approximation of their fair value.

Note 15:  Marketable securities, deposits and derivatives in gain

Forecast			Actual
Original Budget $m	Estimated Actuals $m		30 June 2009 $m	30 June 2008 $m
		By type
32,786	48,054	Marketable securities	38,373	36,651
1,785	2,789	Long term deposits	3,136	2,787
565	2,934	Derivatives in gain	3,745	1,563
141	899	IMF special drawing rights	454	188
35,277	54,676	Total marketable securities, deposits and derivatives in gain	45,708	41,189
		By maturity
36,371	50,421	Expected to be realised within one year	38,916	37,431
(1,094)	4,255	Expected to be held for more than one year	6,792	3,758
35,277	54,676	Total marketable securities, deposits and derivatives in gain	45,708	41,189
		By source
27,294	45,189	Core Crown	36,089	32,108
11,034	11,673	Crown entities	12,042	10,790
2,017	3,922	State-owned enterprises	3,444	3,029
(5,068)	(6,108)	Inter-segment eliminations	(5,867)	(4,738)
35,277	54,676	Total marketable securities, deposits and derivatives in gain	45,708	41,189

Marketable securities comprise bonds, commercial paper, debentures and similar tradable financial assets held by the Government for the purposes of realising capital gains or interest revenue.  Marketable securities and derivatives in gain are reported at their fair value.  Fair value is either based on quoted market price or using a valuation model where there is no active market.  The valuation models used generally calculate the expected cash flows under the terms of each specific contract and then discounts these values back to present value.

Long-term deposits are instruments with maturities greater than three months that are not traded in an active market.  Long-term deposits are measured at amortised cost.  Their carrying amount provides a reasonable approximation of their fair value.

Note 16:  Share Investments

Forecast			Actual
Original Budget $m	Estimated Actuals $m		30 June 2009 $m	30 June 2008 $m

		By maturity
9,033	3,227	Expected to be realised within one year	7,087	8,934
4,413	7,120	Expected to be held for more than one year	4,073	4,030
13,446	10,347	Total share investments	11,160	12,964
		By source
7,607	5,365	Core Crown	5,477	7,340
5,810	4,946	Crown entities	5,651	5,583
68	59	State-owned enterprises	61	63
(39)	(23)	Inter-segment eliminations	(29)	(22)
13,446	10,347	Total share investments	11,160	12,964

Share investments are reported at fair value.  The fair value of listed share investments are based on quoted market prices. The fair value of unlisted share investments is determined from the initial cost of the investment and adjusted for performance of the business and changes in equity market conditions since inception date.

Note 17:  Advances

Forecast			Actual
Original Budget $m	Estimated Actuals $m		30 June 2009 $m	30 June 2008 $m
		By type
6,718	7,131	Student loans	6,553	6,741
8,137	7,219	Kiwibank mortgages	8,492	5,581
1,867	692	Other advances	559	626
16,722	15,042	Total advances	15,604	12,948
		By source
11,797	11,175	Core Crown	10,429	10,278
453	443	Crown entities	379	434
8,427	7,414	State-owned enterprises	8,768	5,857
(3,955)	(3,990)	Inter-segment eliminations	(3,972)	(3,621)
16,722	15,042	Total advances	15,604	12,948
		Student Loans

10,642	10,320	Nominal value	10,259	9,573
(3,924)	(3,189)	Write-down on initial recognition and impairment	(3,706)	(2,832)
6,718	7,131	Total student loans	6,553	6,741
		Gross carrying value	7,635	7,044
		Impairment of student loans	(1,082)	(303)
		Total student loans	6,553	6,741
		Expected to be repaid within one year	761	630
		Expected to be held for more than one year	5,792	6,111
		Total student loans	6,553	6,741
		Movement During the Year
6,278	6,741	Opening balance	6,741	6,011
1,305	1,366	Amount borrowed in current year	1,350	1,201
(525)	(539)	Less initial write down to fair value	(532)	(487)
(675)	(717)	Repayments made during the year	(710)	(629)
445	480	Interest unwind	465	407
(110)	(210)	(Impairment)/reversal of impairment	(779)	231
—	10	Other movements	18	7
6,718	7,131	Closing balance student loans	6,553	6,741
		Impairment Allowance of Student Loans
		Balance at beginning of the year	303	533
		Impairment losses recognised on receivables	779	—
		Amounts written off as uncollectible	—	—
		Impairment losses reversed	—	(230)
		Balance at end of the year	1,082	303

Note 17:  Advances (continued)

Student loans are recognised initially at fair value plus transaction costs, and subsequently measured at amortised cost using the effective interest rate method, less any impairment loss.  Fair value on initial recognition of student loans is determined by projecting forward expected repayments required under the scheme and discounting them back at an appropriate discount rate. The difference between the amount lent and the fair value on initial recognition is expensed on initial recognition.  The subsequent measurement at amortised cost is determined using the effective interest rate calculated at initial recognition.  This rate is used to spread the Crown’s interest income across the life of the loan and determines the loan’s carrying value at each reporting date.

	Actual
	30 June 2009 $m	30 June 2008 $m
Significant assumptions behind the carrying value are:
Effective interest rate - current year	9.4%	8.4%
Effective interest rate - weighted average	6.7%	6.6%
Interest rate applied to loans for overseas borrowers	6.7%-6.8%	6.7%-6.8%
CPI	1.5%-2.5%	2.5%-4.0%
Future salary inflation	1.5%-3.5%	3.5%-4.7%

Fair value is the amount for which the loan book value could be exchanged between knowledgeable, willing parties in an arm’s-length transaction as at 30 June 2009.  It is determined by discounting the cash flows at an appropriate discount rate.

	Actual
	30 June 2009 $m	30 June 2008 $m
The estimated fair value of the student loan portfolio and key assumptions underpinning the fair valuation are:
assumptions underpinning the fair valuation are:
Fair value	5,464	5,521
Fair value discount rate	9.2%	9.2%
Impact on fair value of a 1% increase in discount rate	(276)	(321)
Impact on fair value of a 1% decrease in discount rate	308	366

The fair value differs from the carrying value due to changes in market interest rates at reporting date.  The carrying value is not adjusted for such changes as it is valued using the effective interest rate determined when the loan was initially drawn.  However, the fair value was calculated on a discount rate that was current at 30 June 2009.  At that date the fair value was calculated on a discount rate of 9.2% whereas a weighted average effective interest rate of 6.7% was used for the carrying value. Therefore, the lower fair value does not represent an impairment of the asset.

Through the everyday operations of the student loan scheme the Government is exposed to the risk that borrowers will default on their obligation to repay their loans or die before their loan is repaid.  The student loan scheme does not require borrowers to provide any collateral or security to support their borrowings.  As the total sum advanced is widely dispersed over a large number of borrowers, the scheme does not have any material individual concentrations of credit risk.  The credit risk is reduced by collection of repayments through the tax system.

The Student Loan Scheme Annual Report contains more information on the student loan scheme.

Note 17:  Advances (continued)

Forecast			Actual
Original Budget $m	Estimated Actuals $m		30 June 2009 $m	30 June 2008 $m
		Kiwibank Mortgages
		By maturity
		Expected to be repaid within one year	763	619
		Expected to be held for more than one year	7,729	4,962
8,137	7,219	Total Kiwibank mortgages	8,492	5,581
		Impairment of Kiwibank Mortgages
		Balance at beginning of the year	3	—
		Impairment losses recognised on mortgages	9	3
		Amounts written off as uncollectible	—	—
		Impairment losses reversed	—	—
		Balance at end of the year	12	3
		Collective impairment allowance	12	3
		Individual impairment allowance	—	—
		Balance at end of the year	12	3
		Ageing of Kiwibank Mortgages Past Due But Not Impaired
		Less than six months	315	227
		Between six months and one year	—	—
		Greater than one year	—	—
		Total Kiwibank mortgages past due but not impaired	315	227
		Measurement Basis for Kiwibank Mortgages
		Kiwibank mortgages measured at amortised cost	6,370	2,427
		Kiwibank mortgages measured at fair value	2,122	3,154
		Total Kiwibank mortgages	8,492	5,581

Kiwibank mortgages originating from 1 January 2008 are measured at amortised cost.  Retail fixed rate lending issued prior to 1 January 2008 has been designated at fair value through the profit and loss, as this significantly reduces an accounting mismatch, which would arise if such loans were carried at amortised cost, and the derivatives, which have been entered into to offset the interest rate risk on the retail fixed loans are held for trading.  Movements in fair value are reported in the statement of financial performance.

The fair value of Kiwibank mortgages measured at amortised cost is $6,429 million (2008: $2,428 million).  This valuation is based on a discounted cash flow model with reference to market interest rates, prepayment rates and estimated credit losses.

The maximum loss due to default on Kiwibank mortgages is the carrying value reported in the statement of financial position.  Collateral is obtained to mitigate any risk of loss, which in the case of Kiwibank mortgages are primarily in the form of properties.

Note 17:  Advances (continued)

The carrying value of Kiwibank mortgages measured at fair value will be affected by changes in interest rates. Such changes may be specific to these assets (i.e. changes to credit risk on these assets) and broader market sentiment changes. The following table identifies changes in fair value attributable to credit risk alone for the current period and cumulatively for the life of the assets.  It also identifies the extent that credit derivatives are used to manage credit exposure:

	Actual
	30 June 2009 $m	30 June 2008 $m
Credit Risk Exposure for Kiwibank Mortgages
Fair value impact for the year from changes in credit risk	(2)	3
Cumulative fair value impact from changes in credit risk	1	1

Forecast			Actual
Original Budget $m	Estimated Actuals $m		30 June 2009 $m	30 June 2008 $m
		Other Advances
		By maturity
1,330	110	Expected to be repaid within one year	51	71
537	582	Expected to be held for more than one year	508	555
1,867	692	Total other advances	559	626
		Impairment of Other Advances
		Balance at beginning of the year	247	38
		Impairment losses recognised on receivables	58	211
		Amounts written off as uncollectible	(203)	(2)
		Impairment losses reversed	—	—
		Balance at end of the year	102	247
		Collective impairment allowance	46	210
		Individual impairment allowance	56	37
		Balance at end of the year	102	247
		Ageing of Other Advances Past Due But Not Impaired
		Less than six months	24	—
		Between six months and one year	—	—
		Greater than one year	—	—
		Total other advances past due but not impaired	24	—
		Measurement Basis for Other Advances
588	653	Other advances measured at amortised cost	519	578
1,279	39	Other advances measured at fair value	40	48
1,867	692	Total other advances	559	626

The fair value of other advances measured at amortised cost is $504 million (2008: $553 million).

Other advances measured at fair value are those that are managed and performance is evaluated on a fair value basis.  As they are designated at fair value through profit and loss, the value of these instruments will be affected by changes in interest rates.  Changes to interest rates may arise from features specific to these assets (i.e. changes to credit risk on these assets) and broader market sentiment changes.

Note 18:  Inventory

Forecast			Actual
Original Budget $m	Estimated Actuals $m		30 June 2009 $m	30 June 2008 $m
		By type
		Inventories held for sale	104	43
		Military inventories	276	254
		Other consumables	702	667
997	1,099	Total inventory	1,082	964
		By maturity
759	884	Expected to be sold or consumed within one year	893	758
238	215	Expected to be sold or consumed after one year	189	206
997	1,099	Total inventory	1,082	964
		By source
411	408	Core Crown	431	392
150	177	Crown entities	157	182
436	514	State-owned enterprises	494	390
—	—	Inter-segment eliminations	—	—
997	1,099	Total inventory	1,082	964

Note 19:  Other Assets

Forecast			Actual
Original Budget $m	Estimated Actuals $m		30 June 2009 $m	30 June 2008 $m
		By type
266	371	Prepayments	410	379
85	118	Investment property	86	99
882	717	Agricultural assets	640	732
254	317	Investment in supranational organisations	313	268
74	341	Other	181	185
1,561	1,864	Total other assets	1,630	1,663
		By maturity
388	762	Expected to be realised within one year	617	608
1,173	1,102	Expected to be held for more than one year	1,013	1,055
1,561	1,864	Total other assets	1,630	1,663
		By source
1,027	1,243	Core Crown	998	982
122	180	Crown entities	149	147
457	472	State-owned enterprises	506	549
(45)	(31)	Inter-segment eliminations	(23)	(15)
1,561	1,864	Total other assets	1,630	1,663

Note 20:  Property, Plant and Equipment

Forecast			Actual
Original Budget $m	Estimated Actuals $m		30 June 2009 $m	30 June 2008 $m
		By class of asset
		Net Carrying Value
16,918	17,394	Land (valuation)	16,289	17,609
21,715	22,246	Buildings (valuation)	23,719	22,128
2,343	2,255	Electricity distribution network (cost)	2,046	1,887
11,882	11,800	Electricity generation assets (valuation)	11,664	11,202
1,756	2,133	Aircraft (excluding military) (valuation)	1,952	2,071
20,937	21,787	State highways (valuation)	24,067	20,947
10,977	12,176	Rail network (valuation)	12,506	11,750
3,160	3,340	Specialist military equipment (valuation)	3,927	3,345
7,075	7,970	Specified cultural and heritage assets (valuation)	8,582	7,978
4,513	5,397	Other plant and equipment (cost)	5,383	4,412
101,276	106,498	Total property, plant and equipment	110,135	103,329
		By source
26,827	29,094	Core Crown	30,487	28,637
43,868	44,157	Crown entities	46,553	43,659
30,580	33,246	State-owned enterprises	33,095	31,033
1	1	Inter-segment eliminations	—	—
101,276	106,498	Total property, plant and equipment	110,135	103,329
		By holding
1,222	1,271	Leasehold	1,304	1,235
100,054	105,227	Freehold	108,831	102,094
101,276	106,498	Total property, plant and equipment	110,135	103,329
		Property, plant and equipment pledged to secure borrowing	1,564	1,593

Borrowing by the Crown is, under Section 55 of the Public Finance Act 1989, a charge on the revenue of the Crown equally and rateably.  Therefore, no property, plant and equipment owned by the Core Crown has been pledged as security for liabilities.  Government-owned property, plant and equipment is, however, subject to a significant number of legislative and policy restrictions with respect to its use and disposal.

These carrying values critically depend on judgments of useful lives to determine depreciation and the assumptions used in revaluations.  Depreciation rates are affirmed to be appropriate each year by those responsible for managing the assets, whereas assurance on the assumptions used in valuations is provided by the use of independent valuers as noted below.

Note 20:  Property, Plant and Equipment (continued)

	Actual
	30 June 2009 $m	30 June 2008 $m
Total Property, Plant and Equipment
Cost or Valuation
Opening balance	112,428	103,787
Additions	6,504	5,231
Disposals	(1,468)	(682)
Acquisitions through business combinations	754	58
Net revaluations	1,704	4,120
Net foreign currency exchange differences	7	7
Other	(382)	(93)
Total cost or valuation	119,547	112,428
Accumulated Depreciation and Impairment
Opening balance	9,099	8,189
Eliminated on disposal	(676)	(373)
Eliminated on revaluation	(2,333)	(1,695)
Impairment losses charged to operating balance	93	5
Reversals of impairment losses charged to operating balance	(51)	(13)
Depreciation expense	3,440	3,074
Net foreign currency exchange differences	(39)	27
Other	(121)	(115)
Total accumulated depreciation and impairment	9,412	9,099
Total property, plant and equipment	110,135	103,329

Note 20:  Property, Plant and Equipment (continued)

	Actual
	30 June 2009 $m	30 June 2008 $m
Land (valuation)
Opening balance	17,609	16,473
Additions	188	250
Disposals	(424)	(66)
Acquisitions through business combinations	1	—
Net revaluations	(972)	1,036
Net foreign currency exchange differences	11	1
Other	(124)	(85)
Carrying value of land	16,289	17,609
By holding
Leasehold	—	—
Freehold	16,289	17,609
Carrying value of land	16,289	17,609

The value of the land underneath state highways and the rail network, as well as land set aside for cultural and heritage purposes (i.e. national parks, forest parks, conservation areas and recreational facilities) is included as a component of the value of those separate classes of assets.

Note 20:  Property, Plant and Equipment (continued)

	Actual
	30 June 2009 $m	30 June 2008 $m
Buildings (valuation)
Opening balance	23,530	21,883
Additions	1,726	1,402
Disposals	(85)	(65)
Acquisitions through business combinations	40	1
Net revaluations	171	316
Net foreign currency exchange differences	(2)	1
Other	(196)	(8)
Total buildings (valuation)	25,184	23,530
Accumulated Depreciation and Impairment on Buildings
Opening balance	1,402	1,158
Eliminated on disposal	(47)	(50)
Eliminated on revaluation	(909)	(645)
Reversals of impairment losses charged to operating balance	(15)	(7)
Depreciation expense	1,074	980
Net foreign currency exchange differences	—	1
Other	(40)	(35)
Accumulated depreciation and impairment on buildings	1,465	1,402
Carrying value of buildings	23,719	22,128
By holding
Leasehold	257	247
Freehold	23,462	21,881
Carrying value of buildings	23,719	22,128

Independent valuations of the Government’s land and buildings have been performed by a number of valuers to determine the fair value of the land and buildings.  The valuations, which conform to International Valuation Standards, were determined by reference to prices for similar properties and in some cases by reference to discounted cash flows or depreciated replacement cost.

Note 20: Property, Plant and Equipment (continued)

Valuation details for land and buildings with a carrying value over $500 million are as follows:

Category	Valuer/Reviewer	Approach	Timing	Carrying value ($m)
Housing stock	Quotable Value NZ Limited	Valuations based on market evidence or adjusted current rating valuations.	Annual valuation cycle. Latest valuation completed as at 30 June 2009.	14,609 (2008: 15,103)
School property	Quotable Value NZ Limited or experienced ministry staff (reviewed by Quotable Value)	Valuations based on market evidence where possible, or depreciated replacement cost.	Annual valuation cycle. Latest valuation completed as at 30 June 2009.	10,881 (2008: 10,466)
Corrections Land and Buildings	Darroch Valuations	The latest full valuation was based on market evidence, except for prison buildings, which were valued at optimised depreciated replacement cost.	Two-year valuation cycle. Latest full valuation completed as at 30 June 2009.	1,835 (2008: 1,648)
NZ Defence Force Land and Buildings	Sellars Valuation Limited	Valuations were based on market evidence or rating valuations.	Five-year valuation cycle. Latest full valuation completed as at 30 June 2009.	1,531 (2008: 1,634)
Landcorp Land and Buildings	Quotable Value NZ Limited	Valuations based on market evidence where possible.	Annual valuation cycle. Latest valuation completed as at 30 June 2009.	1,261 (2008: 1,322)
New Zealand Police Land and Buildings	Experienced staff undertake the property valuation in-house, using Beca Valuations Ltd as an expert adviser.	Valuations based on market evidence where possible, or depreciated replacement cost.	Three-year valuation cycle. Latest full valuation performed as at 30 June 2009.	759 (2008: 465)
Ministry of Justice Land and Buildings	Beca Valuations Ltd	Valuations based on market evidence where possible.	Annual valuation cycles with physical inspections every three years. The latest full physical inspection was as at 30 June 2009.	544 (2008: 471)

Note 20: Property, Plant and Equipment (continued)

	Actual
	30 June 2009 $m	30 June 2008 $m
Electricity Distribution Network (cost)
Opening balance	2,415	2,369
Additions	278	51
Disposals	(16)	(5)
Other	—	—
Total electricity distribution network (cost)	2,677	2,415
Accumulated Depreciation and Impairment on Electricity Distribution Network
Opening balance	528	397
Eliminated on disposal	(16)	(5)
Depreciation expense	119	136
Other	—	—
Accumulated depreciation and impairment on electricity distribution network	631	528
Carrying value of electricity distribution network	2,046	1,887
By holding
Leasehold	—	—
Freehold	2,046	1,887
Carrying value of electricity distribution network	2,046	1,887

Note 20: Property, Plant and Equipment (continued)

	Actual
	30 June 2009 $m	30 June 2008 $m
Electricity Generation Assets (valuation)
Opening balance	11,531	10,674
Additions	918	573
Disposals	(2)	(2)
Net revaluations	3	640
Other	(371)	(354)
Total electricity generation assets	12,079	11,531
Accumulated Depreciation and Impairment on Electricity Generation Assets
Opening balance	329	272
Eliminated on disposal	(2)	—
Eliminated on revaluation	(212)	(196)
Depreciation expense	294	266
Net foreign currency exchange differences	5	—
Other	1	(13)
Accumulated depreciation and impairment on electricity generation assets	415	329
Carrying value of electricity generation assets	11,664	11,202
By holding
Leasehold	2	4
Freehold	11,662	11,198
Carrying value of electricity generation assets	11,664	11,202

Included in net revalutions for the year is a $321 million negative revaluation in Genesis Power Limited which largely related to Huntly units 1 to 4 and 6.  This is consistent with Genesis Power’s business plan and forecast use of the assets.

Note 20: Property, Plant and Equipment (continued)

Independent valuations of the Government’s electricity generation assets have been performed by a number of valuers as detailed below:

Entity	Valuer/Reviewer	Approach	Timing	Carrying value ($m)
Genesis Power Limited	Directors’ valuation based on an independent review of cash flows by First NZ Capital.	Valuations based on net present value of future earnings of the assets on an existing use basis.	Regular revaluations not to exceed five years. Latest valuation completed as at 30 June 2009.	1,527 (2008: 1,817)
Meridian Energy Limited	Pricewaterhouse Coopers	Valuations based on net present value of future earnings of the assets on an existing use basis, excluding disposal and restoration costs.

Revaluations are made with sufficient regularity to ensure that the carrying amount does not differ materially from that which would be determined using fair values at the balance sheet date. Latest valuation completed as at 30 June 2007.

6,582 (2008: 6,316)
Mighty River Power Limited	Pricewaterhouse Coopers	Valuations based on net present value of future earnings of the assets on an existing use basis, excluding disposal and restoration costs.	Five-year valuation cycle. Hydro and co-generation assets were last valued as at 30 June 2008. Geothermal and landfill assets were last valued as at 30 June 2009.	3,476 (2008: 2,981)

Note 20: Property, Plant and Equipment (continued)

	Actual
	30 June 2009 $m	30 June 2008 $m
Aircraft (excluding military) (valuation)
Opening balance	2,073	2,165
Additions	168	112
Disposals	(134)	(2)
Acquisitions through business combinations	3	11
Net revaluations	(120)	(204)
Other	(33)	(9)
Total aircraft (excluding military)	1,957	2,073
Accumulated Depreciation and Impairment on Aircraft
Opening balance	2	61
Eliminated on disposal	(6)	(1)
Eliminated on revaluation	(145)	(224)
Impairment losses charged to operating balance	72	—
Reversals of impairment losses charged to operating balance	(20)	—
Depreciation expense	227	166
Other	(125)	—
Accumulated depreciation and impairment on aircraft	5	2
Carrying value of aircraft (excluding military)	1,952	2,071
By holding
Leasehold	941	935
Freehold	1,011	1,136
Carrying value of aircraft (excluding military)	1,952	2,071

Aircraft and related assets are valued annually.  Independent valuations as at 30 June 2009 have been obtained from The Aircraft Value Analysis Company and Ascend Worldwide Limited to ascertain indicative market values of each aircraft on a stand-alone basis.  The carrying value of the aircraft is recorded at an average of the valuations provided by the two valuers.

The related assets include spare engines and flight simulators.

Note 20: Property, Plant and Equipment (continued)

	Actual
	30 June 2009 $m	30 June 2008 $m
State Highways (valuation)
Opening balance	20,947	19,400
Additions	1,207	1,012
Disposals	—	(26)
Net revaluations	1,913	561
Other	—	—
Total state highways	24,067	20,947
Accumulated Depreciation and Impairment on State Highways
Opening balance	—	—
Eliminated on revaluation	(377)	(302)
Depreciation expense	377	302
Other	—	—
Accumulated depreciation and impairment on state highways	—	—
Carrying value of state highways	24,067	20,947
By holding
Leasehold	—	—
Freehold	24,067	20,947
Carrying value of state highways	24,067	20,947

State highways comprise the land, formation works, road structure, drainage works and traffic facilities of the roads, bridges, culverts, tunnels, stock and pedestrian underpasses, protection works and retaining structures.  The state highways valuation is performed by an independent valuer, Opus International Consultants Limited with property valuations supplied by DTZ New Zealand Limited.  State highways are subject to a full revaluation each year as at 30 June.

State highways are valued at depreciated replacement cost based on the estimated present cost of constructing the existing assets by the most appropriate method of construction, reduced by factors for the age and condition of the asset.  State highway corridor land, is included as part of the state highway, and is valued using an opportunity cost based on adjacent use, as an approximation to fair value.  Borrowing costs have not been capitalised.

Note 20: Property, Plant and Equipment (continued)

	Actual
	30 June 2009 $m	30 June 2008 $m
Rail Network (valuation)
Opening balance	12,063	10,774
Additions	451	276
Disposals	(4)	(8)
Acquisitions through business combinations	165	—
Net revaluations	(157)	1,089
Other	2	(68)
Total rail network	12,520	12,063
Accumulated Depreciation and Impairment on Rail Network
Opening balance	313	154
Eliminated on disposal	(4)	(3)
Eliminated on revaluation	(465)	—
Depreciation expense	160	163
Other	10	(1)
Accumulated depreciation and impairment on rail network	14	313
Carrying value of rail network	12,506	11,750
By holding
Leasehold	—	—
Freehold	12,506	11,750
Carrying value of rail network	12,506	11,750

The rail network assets comprise land, buildings, and rail infrastructure assets (bridges, tunnels, tracks, level crossings, signals and electrification). The assets are recorded at their fair value at the date of the last revaluation, less any subsequent accumulated depreciation and subsequent accumulated impairment losses.

Revaluations are performed with sufficient regularity such that the carrying amount does not differ materially from that which would be determined using fair values at the balance sheet date.

Valuations are undertaken in accordance with the standards issued by the New Zealand Property Institute. Land and buildings were valued at 30 June 2008 by DTZ New Zealand Limited.  The last valuation of rail infrastructure assets was as at 30 June 2009 and was also conducted by DTZ New Zealand Limited.

Railway infrastructure assets and specialised land and buildings are valued using Depreciated Replacement Cost (optimised).  Non-specialised land and buildings which could be sold with relative ease are valued at market value. Land associated with the rail corridor is valued using an opportunity cost based on adjacent use, as an approximation to fair value.  Borrowing costs have not been capitalised.

Note 20: Property, Plant and Equipment (continued)

	Actual
	30 June 2009 $m	30 June 2008 $m
Specialist Military Equipment (valuation)
Opening balance	3,808	3,652
Additions	261	336
Disposals	(16)	(16)
Net revaluations	334	(164)
Other	7	—
Total specialist military equipment	4,394	3,808
Accumulated Depreciation and Impairment on Specialist Military Equipment
Opening balance	463	573
Eliminated on disposal	(12)	(13)
Eliminated on revaluation	(225)	(330)
Depreciation expense	250	222
Net foreign currency exchange differences	(9)	10
Other	—	1
Accumulated depreciation and impairment on specialist military equipment	467	463
Carrying value of specialist military equipment	3,927	3,345
By holding
Leasehold	—	—
Freehold	3,927	3,345
Carrying value of specialist military equipment	3,927	3,345

Specialist Military Equipment (SME) assets are subject to revaluation with sufficient regularity to ensure that the carrying amount does not differ materially from fair value and at least once every five years.  Valuations use a market based approach, except where reliable market evidence is unavailable and then Optimised Depreciated Replacement Cost is used to calculate fair value.  The carrying values of revalued items are reviewed at each balance date to ensure that those values are not materially different to fair value.

Specialist Military Equipment with a net carrying value of $2 million or more, or groups of like assets with a total carrying value of $4 million or more, are revalued annually using an internally assessed valuation.  All other SME is stated at depreciated replacement cost based on a historic internal valuation or depreciated historical cost.

The internally assessed valuation for SME is reviewed by an independent registered valuer (Beca Valuations Limited).

Note 20: Property, Plant and Equipment (continued)

	Actual
	30 June 2009 $m	30 June 2008 $m
Specified Cultural and Heritage Assets (valuation)
Opening balance	8,297	7,331
Additions	134	120
Disposals	(6)	(28)
Net revaluations	532	847
Other	—	27
Total specified cultural and heritage assets	8,957	8,297
Accumulated Depreciation and Impairment on Specified Cultural and Heritage Assets
Opening balance	319	313
Eliminated on disposal	(4)	(15)
Eliminated on revaluation	—	2
Depreciation expense	19	20
Other	41	(1)
Accumulated depreciation and impairment on specified cultural and heritage assets	375	319
Carrying value of specified cultural and heritage assets	8,582	7,978
By holding
Leasehold	—	—
Freehold	8,582	7,978
Carrying value of specified cultural and heritage assets	8,582	7,978
By group
National Archives	513	506
National Library	982	1,004
Conservation property	6,412	5,787
Parliament Library	30	35
Te Papa	639	641
Other	6	5
Carrying value of specified cultural and heritage assets	8,582	7,978

Note 20: Property, Plant and Equipment (continued)

There are difficulties associated with obtaining an objective valuation for the specified cultural and heritage assets of the Government.  These are discussed below:

National Archives Holdings

Archives in the possession of Archives New Zealand have been valued and recorded at a best estimate of fair value as at 30 June 2009.  Non exceptional items are revalued every three years and were last revalued in June 2008 using a methodology that divided the collection into categories by format and age, to associate records that could be said to have a broad commonality of value.  Benchmark valuations were obtained from an independent valuer, Dunbar Sloane, through market assessments and from other collections of a similar nature to Government archives.Accessions since the date of valuation are valued on the basis of these benchmarks.

The value of the Treaty of Waitangi was based on a valuation as at 30 June 2008, supported by Sotheby’s, an independent valuer.  Other items of exceptional value were based on a valuation from Dunbar Sloane, also obtained in June 2008.  These valuations were based on market assessments and comparisons with other items of a similar nature.

The Protected New Zealand Objects Act 1975 requires protected records to be kept in safe custody in accordance with the directions of the Minister for Arts, Culture and Heritage.  Also, the Public Records Act 2005 establishes a recordkeeping framework, focusing on supporting good recordkeeping in Government.

National Library collections

The Heritage Collections are valued at fair value.  The valuation was performed by National Library staff as at 30 June 2008, with the valuation methodology reviewed by an independent valuer (Rowan Gibbs of Smiths Books).  The carrying value includes the value of purchases for the collections since the last revaluation and the value of material received through donation and legal deposit.

Section 11 of the National Library of New Zealand (Te Puna Mātauranga o Aotearoa) Act 2003 requires the Crown to own the collections of the Alexander Turnbull Library in perpetuity.  The Heritage Collections are not depreciated.

Conservation Property

Conservation property includes the Conservation Estate (national parks, forest parks, conservation areas) and recreational facilities. The Conservation Estate valuation at 30 June 2009 was based on rateable valuations supplied by Quotable Value New Zealand and independently reviewed by valuersnet.nz Limited.

The Department of Conservation recreational facilities were recorded at their fair value.

The fences that border Conservation Estate areas or form part of the recreational facilities have been valued on a depreciated replacement cost basis.

The use and disposal of all the Crown land managed by the Department of Conservation is determined by legislation, in particular the Reserves Act 1977, the National Parks Act 1980 and the Conservation Act 1987.  The Crown land managed by the Department is not subject to mortgages or other charges.  Specific areas may, however, be included in the Treaty settlements if the Crown decides to offer those areas to claimants.  Some areas may be subject to leases, licences or permits issued by the Department under concession provisions of the relevant legislation.

Note 20: Property, Plant and Equipment (continued)

Parliamentary Library

The Library Heritage collection is valued at current market value on an annual basis by the Service’s library staff in accordance with guidelines released by the New Zealand Library Association and the National Library of New Zealand.

Library Reference Collections are measured at historic cost.

Te Papa’s collections

Te Papa’s collections have been valued at cost or market value, with the exception of the Natural Environment collections, which are shown at replacement cost.  Collections are valued annually, with each class of collection valued at least once every three years.  Acquisitions to collections between revaluations are recorded at cost.  As the collections tend to have an indefinite life and are generally not of a depreciable nature, depreciation is not applicable.  The collections were valued by Robin Watt & Associates, cultural and forensic specialists.

Crown Research Institutes “collection type” asset values

The Crown, when establishing Crown Research Institutes in 1992, transferred various national databases and reference collections to individual Institutes at nil value.  No reliable valuation is able to be obtained for these assets, and so they remain at nil value.  Many of the databases and collections were specifically identified by the Foundation for Research, Science and Technology as being of significant importance and as such have covenants attached to them restricting an Institute’s ability to deal with them.

Note 20: Property, Plant and Equipment (continued)

	Actual
	30 June 2009 $m	30 June 2008 $m
Other Plant and Equipment (cost)
Opening balance	10,155	9,066
Additions	1,173	1,099
Disposals	(781)	(464)
Acquisitions through business combinations	545	46
Net revaluations	—	(1)
Net foreign currency exchange differences	(2)	5
Other	333	404
Total other plant and equipment	11,423	10,155
Accumulated Depreciation and Impairment on Other Plant and Equipment
Opening balance	5,743	5,261
Eliminated on disposal	(585)	(286)
Impairment losses charged to operating balance	21	5
Reversals of impairment losses charged to operating balance	(16)	(6)
Depreciation expense	920	819
Net foreign currency exchange differences	(35)	16
Other	(8)	(66)
Accumulated depreciation and impairment on other plant and equipment	6,040	5,743
Carrying value of other plant and equipment	5,383	4,412
By holding
Leasehold	104	49
Freehold	5,279	4,363
Carrying value of other plant and equipment	5,383	4,412

Note 21:  Equity Accounted Investments

Forecast			Actual
Original Budget $m	Estimated Actuals $m		30 June 2009 $m	30 June 2008 $m
6,792	7,424	Tertiary Education Institutions	7,417	7,037
1,891	1,381	Other	1,360	1,028
8,683	8,805	Total equity accounted investments	8,777	8,065

Tertiary Education Institutions (TEIs)

TEIs are Crown entities, and the Government has a number of legislative powers with respect to them in the interests of public accountability and has some significant reserve controls in the event of an institution facing financial risk.  However, the Government does not determine the operating and financing policies of TEIs, if they are not at financial risk, but rather is committed to safeguarding their academic freedom and autonomy. By so doing, the Government obtains the benefits of an effective tertiary education sector.  Their relationship to the Crown is managed by a plan agreed between them and the Tertiary Education Commission.

The applicability of the test for consolidation in accounting standards as it applies to TEIs and the Government is unclear, and is still under consideration by the relevant accounting authorities.  In the interim the TEIs have been included in the accounts as a 100% equity accounted investment.

The financial year of TEIs is the academic year ending 31 December.  Half-year information is used to incorporate TEI information into the financial statements.  All other associates have a 30 June balance date.

Summarised financial information in respect of TEIs is set out below:

Forecast			Actual
Original Budget $m	Estimated Actuals $m		30 June 2009 $m	30 June 2008 $m
		Operating Results
2,030	2,121	Revenue from Crown	2,068	2,018
1,849	1,960	Other revenue	1,913	1,912
(3,757)	(3,839)	Expenses	(3,932)	(3,705)
122	242	Net surplus	49	225
		Net worth
		Assets
1,000	766	Financial assets	1,127	766
6,939	7,315	Property, plant and equipment	7,290	6,928
297	692	Other assets	476	692
8,236	8,773	Total assets	8,893	8,386
		Liabilities
223	176	Borrowings	174	176
1,221	1,173	Other liabilities	1,302	1,173
1,444	1,349	Total liabilities	1,476	1,349
6,792	7,424	Net worth	7,417	7,037

Note 22:  Intangible Assets and Goodwill

Forecast			Actual
Original Budget $m	Estimated Actuals $m		30 June 2009 $m	30 June 2008 $m
		By type
		Computer software	1,177	1,045
		Net Kyoto position (refer note 27)	207	—
		Goodwill	461	444
		Other intangible assets	323	262
1,929	1,928	Total intangible assets and goodwill	2,168	1,751
		By maturity
		Expected to be sold or consumed within one year	318	287
		Expected to be sold or consumed after one year	1,850	1,464
		Total intangible assets and goodwill	2,168	1,751
		By source
1,053	933	Core Crown	1,135	845
337	404	Crown entities	425	386
539	591	State-owned enterprises	607	520
—	—	Inter-segment eliminations	1	—
1,929	1,928	Total intangible assets and goodwill	2,168	1,751

Note 22:  Intangible Assets and Goodwill (continued)

	Actual
	30 June 2009 $m	30 June 2008 $m
Computer Software
Internally-Generated Computer Software
Cost
Opening balance	1,839	1,533
Additions	287	342
Disposals	(95)	(70)
Other movements	(97)	34
Total cost	1,934	1,839
Accumulated Amortisation
Opening balance	1,103	880
Eliminated on disposal	(89)	(64)
Impairment losses charged to operating balance	(3)	11
Reversals of impairment losses charged to operating balance	—	—
Amortisation	189	178
Other movements	(27)	98
Total accumulated amortisation	1,173	1,103
Carrying value of internally-generated computer software	761	736
Purchased Computer Software
Cost
Opening balance	1,067	1,046
Additions	216	176
Disposals	(25)	(59)
Other movements	57	(96)
Total cost	1,315	1,067
Accumulated Amortisation
Opening balance	758	755
Eliminated on disposal	(14)	(41)
Impairment losses charged to operating balance	2	—
Reversals of impairment losses charged to operating balance	(1)	—
Amortisation	129	109
Other movements	25	(65)
Total accumulated amortisation	899	758
Carrying value of purchased computer software	416	309
Total computer software	1,177	1,045

Note 22:  Intangible Assets and Goodwill (continued)

	Actual
	30 June 2009 $m	30 June 2008 $m
Net Kyoto Position/(Provision)
Opening net position/(provision)	(562)	(704)
Change in the price of carbon and foreign exchange rate	(41)	(226)
Change in net projected emission units	810	368
Closing net position/(provision)	207	(562)

	30 June 2009 Emission Units million tonnes (Mt)	30 June 2008 Emission Units million tonnes (Mt)
Net Kyoto Position
Kyoto target (assigned amount units)	309.6	309.6
Less AAUs allocated to emission reducing projects	6.8	7.0
Total commitment target	302.8	302.6
Projected emission units
Agriculture	184.0	198.5
Energy (incl. transport) and industrial processes	185.6	185.6
Waste	8.3	7.2
Solvent and other product use	0.2	0.2
Total projected emission units	378.1	391.5
Removals via forest	92.3	84.1
Deforestation emissions	(7.4)	(16.9)
Less net removals via forests	84.9	67.2
Net projected emission units	293.2	324.3
Surplus/(deficit) in units	9.6	(21.7)

The New Zealand Government has committed under the Kyoto Protocol to ensuring that New Zealand’s average net emissions of greenhouse gases over 2008-2012 (the first commitment period of the Kyoto Protocol or CP1) is reduced to 1990 levels or to take responsibility for the difference.  New Zealand can meet its commitment through emissions reductions and use of the Kyoto Protocol flexibility mechanisms such as Joint Implementation, the Clean Development Mechanism, and offsetting increased emissions against carbon removed by forests.  The position will crystallise when the first Kyoto commitment period is settled up post-2012.  These financial statements report on the New Zealand Government’s obligations for the first commitment period, but not for future commitment periods which are currently being negotiated.

New Zealand’s net Kyoto position as at 30 June 2009 of $NZ207 million (2008: $NZ(562) million) is based on the projected surplus of 9.6 million Kyoto Protocol emission units and a carbon price of €10 per unit.  The carbon price in New Zealand dollars equates to $NZ21.61, using the 30 June 2009 exchange rate of €0.46280 = $NZ1 (30 June 2008: €0.48285 = $NZ1, and a carbon price of €12.50 per unit).

The carbon price has been determined by the Treasury, based on market transactions that have occurred.

Note 22:  Intangible Assets and Goodwill (continued)

Net Kyoto Position (continued)

The size of the surplus has been compiled from agricultural, forest sink and deforestation projections provided by the Ministry of Agriculture and Forestry, energy (including transport) and industrial processes projections from the Ministry of Economic Development and waste projections from the Ministry for the Environment.  The projections use the latest information from the national inventory of greenhouse gas emissions and removals submitted to the United Nations Framework Convention on Climate Change Secretariat on 15 April 2009.

No liability for periods beyond 2012 has been recognised, as New Zealand currently has no specific obligations beyond the first commitment period.  However, a view about the outcome of negotiations for future periods is intrinsic to the market price for carbon that has been used to measure the position.

Beyond 2012, the financial impact of New Zealand’s climate change response will depend on the global stabilisation goal, the global cap/emission reducing strategy, the rules regarding which activities can be used to achieve emission reductions and the target that New Zealand signs up to.  Within New Zealand, the Emissions Trading Scheme (NZ ETS) will transfer the impact of the world price for carbon through the economy. Determinations as to when sectors are covered under the NZ ETS and how much free allocation is made to these sectors will therefore impact the financial statements of government.

In addition, during the first commitment period, MAF estimate that 92.3 million tonnes of credits will be generated by carbon removals via forests.  To the extent that these forests are harvested (in subsequent commitment periods), there will be an associated liability generated that will need to be repaid.  As the forestry credits have been incorporated when calculating the current position for the first commitment period, the associated obligation in respect of future commitment periods has been reported as a separate contingent liability.  Using the price as at 30 June 2009, this contingent liability can be measured at NZ $1,995 million (i.e. 92.3 million x NZ $21.61). AEA Technology, an independent UK based firm, has previously assessed the robustness of the assumptions and methodologies underpinning the projections of New Zealand’s net Kyoto position and found them to be sound and reasonable.

The movement in the projected balance of Kyoto Protocol units is set out in the Net Position Report 2009: New Zealand’s projected balance of Kyoto Protocol units during the first commitment period which is published by the Ministry for the Environment.  A full copy of this report can be found on the Ministry’s website: www.mfe.govt.nz .  The change from the previous projection is explained mainly by lower projected emissions from the agriculture sector and increased net removals from planted forests.  Agriculture emissions projections are lower largely due to the effect of the 2007/2008 drought.  The two key reasons for the change in net removals by post-1989 forests are that new information on post-1989 planted forests indicates that these forests are removing more carbon dioxide per hectare than assumed previously (8.2 million tonnes) and new information on intended deforestation emissions (9.6 million tonnes).

The measurement of the Kyoto position is, by its nature, more uncertain than a number of other items in the statement of financial position.  Fluctuations in the value of the estimate may occur through changes in the assumptions underlying the quantum, movements in the price of carbon and the exchange rate with the European currency unit, and government policy changes.

Note 22:  Intangible Assets and Goodwill (continued)

	Actual
	30 June 2009 $m	30 June 2008 $m
Goodwill
Cost
Opening balance	660	645
Additions	19	48
Disposals	—	(31)
Other movements	—	(2)
Total cost	679	660
Accumulated Impairment
Opening balance	216	224
Amortisation charge	—	—
Other movements	2	(8)
Total accumulated impairment	218	216
Carrying value of goodwill	461	444

Goodwill in relation to Air New Zealand of $258 million (2008: $258 million) has been tested for impairment in June 2009 based on a value in use discounted cash flow valuation.  Cash flow forecasts were prepared for five years using Air New Zealand board reviewed business plans.  Key assumptions include exchange rates, jet fuel costs, passenger load factors and route yields.These assumptions have been based on historical data and current market information.  The cash flow forecasts are particularly sensitive to fluctuations in fuel prices and exchange rates and are extrapolated using an average growth rate of approximately 2.0%. The cash flow projections are discounted using post-tax discount rate scenarios of 8.8—9.6%.  The valuation confirmed that there was no impairment to the goodwill asset required.

Note 23:  Payables

Forecast			Actual
Original Budget $m	Estimated Actuals $m		30 June 2009 $m	30 June 2008 $m
		By type
5,318	5,498	Accounts payable	5,380	6,444
3,179	4,451	Taxes repayable	3,759	4,451
8,497	9,949	Total payables	9,139	10,895
		By maturity
8,136	9,409	Expected to be settled within one year	8,981	10,707
361	540	Expected to be outstanding for more than one year	158	188
8,497	9,949	Total payables	9,139	10,895
		By source
5,235	7,232	Core Crown	6,885	7,425
3,910	3,451	Crown entities	3,968	4,042
4,079	4,558	State-owned enterprises	4,324	4,877
(4,727)	(5,292)	Inter-segment eliminations	(6,038)	(5,449)
8,497	9,949	Total payables	9,139	10,895

Government entities have financial internal control procedures in place to ensure that accounts payable are settled accurately and on a timely basis. The carrying value is a reasonable approximation of the fair value for accounts payable, as they are typically short-term in nature.

Taxes repayable represent refunds due to the taxpayer as a result of assessments being filed.  Refunds are issued to taxpayers once account and refund reviews are complete. The carrying value is a reasonable approximation of the fair value for taxes repayable.

Note 24:  Borrowings

Forecast			Actual
Original Budget $m	Estimated Actuals $m		30 June 2009 $m	30 June 2008 $m
		By type
19,073	21,237	Government stock(1)	21,164	18,516
1,289	7,140	Treasury bills	7,432	1,484
381	581	Government retail stock	491	423
7,465	9,432	Settlement deposits with Reserve Bank	6,908	7,750
493	4,127	Derivatives in loss(2)	2,158	1,591
993	1,444	Finance lease liabilities	1,002	955
18,962	25,195	Other borrowings	22,798	15,391
48,656	69,156	Total borrowings(3)	61,953	46,110
		By source
37,639	57,131	Core Crown	49,889	37,167
4,621	5,172	Crown entities	4,939	4,705
15,719	16,976	State-owned enterprises	16,963	12,817
(9,323)	(10,123)	Inter-segment eliminations	(9,838)	(8,579)
48,656	69,156	Total borrowings	61,953	46,110
		By maturity
27,344	46,569	Expected to be settled within one year	32,687	21,610
21,312	22,587	Expected to be outstanding for more than one year	29,266	24,500
48,656	69,156	Total borrowings	61,953	46,110
		By guarantee
32,534	51,654	Sovereign-guaranteed debt(4)	44,448	33,192
16,122	17,502	Non-sovereign debt	17,505	12,918
48,656	69,156	Total borrowings	61,953	46,110

This note constitutes a Statement of Borrowings as required by the Public Finance Act 1989.

All principal, interest and other money payable in relation to money borrowed by the core Crown is a charge on, and payable out of, the revenues of the core Crown equally and rateably with all other general borrowing obligations of the core Crown.

Except for sums the Government is liable for under any Act, any guarantee given by the Government, by virtue of an action a creditor has against the Government, or liability the Government has to a creditor of the Reserve Bank, the Government is not liable to contribute towards the payments of debts of Government entities, their subsidiaries or any entity in which the Government has an interest or that is controlled or wholly owned by the Government.

Notes on Borrowings

(1)  Government stock includes $395 million of infrastructure bonds (2008:  $295 million).

(2)  Derivatives are included in either borrowings or marketable securities depending on their gain or loss position at balance date. This treatment leads to fluctuations in individual items primarily due to exchange rate movements.

(3)  Total Borrowings are the total borrowings (both sovereign-guaranteed and non-sovereign guaranteed) of the total Crown. This equates to the amount in the total Crown statement of financial position and represents the complete picture of whole-of-Crown debt obligations to external parties.

(4)  Total Borrowings can be split into sovereign-guaranteed and non-sovereign-guaranteed debt. This split reflects the fact that borrowings by State-owned enterprises and Crown entities are not explicitly guaranteed by the Crown.  Sovereign-guaranteed debt excludes Kiwibank deposits guaranteed under the retail deposit guarantee scheme.  No other debt of State-owned enterprises and Crown entities is currently guaranteed by the Crown.

Note 24: Borrowings (continued)

Government Stock

Forecast			Actual
Original Budget $m	Estimated Actuals $m		30 June 2009 $m	30 June 2008 $m
12,074	15,056	Government stock measured at amortised cost	17,710	13,722
6,999	6,181	Government stock measured at fair value	3,454	4,794
19,073	21,237	Total Government stock	21,164	18,516

Government stock is measured at amortised cost, unless it is managed and its performance is evaluated on a fair value basis.  Where it is evaluated on a fair value basis it is reported at fair value with movements in fair value reported in the statement of financial performance.

The fair value of government stock measured at amortised cost is $18,093 million (2008: $13,778 million).  This valuation is based on observable market prices.

The valuation of government stock reported at fair value is also based on observable market prices.  There have been no changes in the international credit rating for New Zealand.  Accordingly changes in fair value are due to factors other than Sovereign credit risk.

	Actual
	30 June 2009 $m	30 June 2008 $m
Government stock measured at fair value
Carrying value	3,454	4,794
Amount payable on maturity	3,296	5,608
Fair value impact from changes in credit risk for the year	—	—
Cumulative fair value impact from changes in credit risk	—	—

Treasury Bills

Treasury bills are reported at fair value, with fair value based on observable market price.  As these are short-term sovereign-issued instruments, the carrying value is not materially affected by changes in Sovereign credit risk and the carrying value approximates the amount payable at maturity.

Settlement Deposits with Reserve Bank

Settlement deposits with the Reserve Bank represent the level of money deposited with the Reserve Bank by commercial banks.  They represent a liquidity mechanism used to settle wholesale obligations between the banks and provide the basis for settling most of the retail transactions that occur every working day between corporates and individuals.

Settlement deposits with the Reserve Bank are financed from commercial banks and not by government funding.  Settlement deposits with the Reserve Bank are technically a form of borrowing by the Reserve Bank, where the liability is matched by a corresponding financial asset (reported as an element of marketable securities and deposits — refer note 15).  Settlement deposits are reported at fair value, which is equivalent to the amount payable to depositors given the short term (ie, overnight) nature of these liabilities.  The value of these deposits is not affected by the Crown’s credit rating.

Note 24: Borrowings (continued)

Settlement accounts are administered through the Exchange Settlement Account System (ESAS).  ESAS account holders receive interest at the Official Cash Rate on their end-of-day balances.  The Reserve Bank provides collateralised overnight borrowing facilities for banks, at an interest rate set at a margin over the Official Cash Rate.

Forecast			Actual
Original Budget $m	Estimated Actuals $m		30 June 2009 $m	30 June 2008 $m
		Finance Lease Liabilities
		By source
6	6	Core Crown	13	6
42	43	Crown entities	40	43
945	1,395	State-owned enterprises	949	906
—	—	Inter-segment eliminations	—	—
993	1,444	Total finance lease liabilities	1,002	955
		Undiscounted Minimum Lease Payments
		No later than one year	139	133
		Later than one year and not later than five years	462	473
		Later than five years	647	710
		Total undiscounted minimum lease payments	1,248	1,316
		Present Value of Minimum Lease Payments
		No later than one year	115	67
		Later than one year and not later than five years	381	289
		Later than five years	544	569
		Total present value of minimum lease payments	1,040	925
		Future finance charges	208	391

Finance leases relate to aircraft, electricity generation and transmission equipment and office equipment. The Government entities entering into finance leases generally have options to purchase the equipment for a nominal amount at the conclusion of the lease agreements. The Government’s obligations under finance leases are secured by the lessors’ title to the leased assets.

The fair value of finance lease liabilities is approximately equal to their carrying value.

Note 24: Borrowings (continued)

Other Borrowings

Forecast			Actual
Original Budget $m	Estimated Actuals $m		30 June 2009 $m	30 June 2008 $m
11,172	12,887	Other borrowings measured at amortised cost	14,602	10,737
7,790	12,308	Other borrowings measured at fair value	8,196	4,654
18,962	25,195	Total other borrowings	22,798	15,391

Other borrowings are reported at fair value with movements in fair value reported in the statement of financial performance when they are held for trading or they are managed and performance is evaluated on a fair value basis.

The fair value of other borrowings measured at amortised cost is $14,718 million (2008: $10,933 million).  The fair value of financial liabilities with standard terms and conditions traded on active liquid markets are determined by reference to quoted market prices.  Where such prices are not available use is made of estimated discounted cash flows models with reference to market interest rates.

For those other borrowings designated at fair value through profit and loss, the value of these instruments will be affected by changes in interest rates due to credit risk and broader market influences.

Of these borrowings, $7,261 million (2008: $3,393 million) is Sovereign-issued debt administered by the Reserve Bank and NZDMO.  As there have been no changes in the international credit rating for Sovereign debt there has been no value change attributable to credit risk for these borrowings.

The remaining borrowings of $15,537 million (2008: $11,998 million) comprise non-sovereign-issued debt of Crown entities and State-owned enterprises.  The following table identifies the difference between the carrying amount and amount payable at maturity as well as the extent that fair value movements have resulted from changes in credit risk of the issuing entity.  The carrying value can differ to the amount actually payable on maturity where the effect of discounting cash flows is material.

	Actual
	30 June 2009 $m	30 June 2008 $m
Other borrowings measured at fair value
Carrying value	8,196	4,654
Amount payable on maturity	7,800	4,809
Fair value impact from changes in credit risk for the year	(97)	(158)
Cumulative fair value impact from changes in credit risk	(183)	(79)

Note 25:  Insurance Liabilities

Forecast			Actual
Original Budget $m	Estimated Actuals $m		30 June 2009 $m	30 June 2008 $m
		By entity
21,976	23,958	ACC liability	26,446	20,374
79	91	EQC - property damage claims	87	97
10	87	Other insurance liabilities	34	13
22,065	24,136	Total insurance liabilities	26,567	20,484
		By type
		Outstanding claims liability	23,829	18,039
		Unearned premium liability	2,140	1,828
		Unearned premium liability deficiency	598	617
		Other	—	—
		Total insurance liabilities	26,567	20,484
		By maturity
5,088	5,461	Expected to be settled within one year	5,152	4,615
16,977	18,675	Expected to be outstanding for more than one year	21,415	15,869
22,065	24,136	Total insurance liabilities	26,567	20,484
		Assets arising from insurance obligations are:
		Receivables for premiums	3,099	2,822

Further information on insurance expenses can be found in note 11.

Insurance obligations arise primarily from the accident compensation scheme provision of personal injury cover for all New Zealand citizens, residents and temporary visitors to New Zealand and the earthquake commission provision of natural disaster insurance to residential property owners.

The objectives, policies and procedures for managing these risks are set out in the governing statutes and policy documents of the Accident Compensation Corporation (ACC) and the Earthquake Commission (EQC).

EQC recognises a liability in respect of outstanding claims and assesses the adequacy of its unearned premium liability.  As required by financial reporting standards, a risk premium is applied to a central estimate to increase to 75% the likelihood that claims will be settled within this amount. No discount factor or inflation factor is applied to the EQC claims liability as claims are generally settled within one year.

All assets held by ACC and EQC are considered available to back present and future claims obligations.  ACC and EQC have not deferred any acquisition costs in respect of insurance obligations at the reporting date.

Analysis of ACC insurance liability

The material insurance obligations of the Crown at balance date are managed by ACC.  The accounting for these claims is made complex by the existence of a long “tail” to these claims.  The rest of this note therefore focuses on these claims.

Future expenditure commitments exist in respect of claims notified and accepted in the current and previous years (but which will not be fully met until future years), and claims incurred but not notified, or accepted by, ACC at balance date.

PricewaterhouseCoopers Actuarial Pty Limited have prepared the independent actuarial estimate of the ACC outstanding claims liability as at 30 June 2009. The actuary is satisfied with the nature, sufficiency and accuracy of the data used to determine the outstanding claims liability.

Note 25:  Insurance Liabilities (continued)

	Actual
	30 June 2009 $m	30 June 2008 $m
Analysis of Outstanding ACC Claims Liability
Undiscounted outstanding claims liability	64,592	47,461
Discounted adjustment	(43,469)	(31,463)
Risk margin	2,663	2,008
Total outstanding ACC claims liability	23,786	18,006
Expected future claims payments - central estimate	19,862	15,059
Claims handling expenses	1,261	939
Risk margin	2,663	2,008
Total outstanding ACC claims liability	23,786	18,006
Movement in Outstanding ACC Claims Liability
Opening balance	18,006	15,392
Claims incurred for the year	3,515	2,881
Claims paid out in the year	(3,395)	(3,023)
Discount rate unwind	1,170	953
Experience adjustments (actuarial gains and losses):
- actual and assumed claim experience	3,084	1,021
- change in discount rate	1,752	126
- change in inflation rate	(345)	492
- change in other economic assumptions	—	70
Other movements	(1)	94
Closing outstanding ACC claims liability	23,786	18,006

The outstanding claims liability is the present value of expected payments for claims incurred plus a risk margin.

	Actual
	30 June 2009 $m	30 June 2008 $m
Movement in ACC Unearned Premium Liability
Opening balance	1,783	1,617
Earning of premiums previously deferred	(1,783)	(1,617)
Deferral of premiums on current year contracts	2,095	1,783
Other	—	—
Closing ACC unearned premium liability	2,095	1,783

The unearned premium liability represents premiums received in advance of the insured period.

Note 25:  Insurance Liabilities (continued)

	Actual
	30 June 2009 $m	30 June 2008 $m
Analysis of ACC unearned premium liability deficiency
Unearned premium liability	2,095	1,783
Adjusted for unearned premium relating to residual claims	(527)	(472)
Adjusted ACC unearned premium liability	1,568	1,311
Central estimate of discounted cash flows for future claims	1,825	1,630
Central estimate of discounted future reinsurance recoveries	—	—
Risk margin	308	266
Present value of expected cash flows for future accident claims	2,133	1,896
Total ACC unearned premium liability deficiency	565	585

The unexpired risk liability is the extent that the unearned premium liability is insufficient to cover expected future claims (i.e. payments for future accidents within the period covered by the premiums received). Unearned premiums relating to residual claims are excluded from this calculation as they relate to accidents that occurred prior to 1999.

	Actual
	30 June 2009 $m	30 June 2008 $m	30 June 2007 $m
ACC Claims Development
Current year net ACC claims incurred
Gross claims incurred and related expenses – undiscounted	7,511	5,804	4,433
Reinsurance and other recoveries – undiscounted	—	—	—
Net claims incurred – undiscounted	7,511	5,804	4,433
Discount and discount movement
– gross claims incurred	(3,996)	(2,923)	(2,126)
– reinsurance and other recoveries	—	—	—
Net discount movement	(3,996)	(2,923)	(2,126)
Total current year net claims incurred	3,515	2,881	2,307
Previous years’ net ACC claims incurred
Gross claims incurred and related expenses – undiscounted	14,698	6,763	7,423
Reinsurance and other recoveries – undiscounted	—	—	—
Net claims incurred – undiscounted	14,698	6,763	7,423
Discount and discount movement
– gross claims incurred	(9,607)	(4,522)	(6,221)
– reinsurance and other recoveries	—	—	—
Net discount movement	(9,607)	(4,522)	(6,221)
Total previous years’ net claims incurred	5,091	2,241	1,202
Net ACC insurance claims incurred (included in insurance expenses - refer note 11)	8,606	5,122	3,509

Given the uncertainty over insurance claims, it is likely that the final cost will be different from the original liability established.  Claims development refers to the adjustment in the liability arising from claims incurred in the current financial year and reassessment of claims incurred in previous years.  This reassessment results from new information on these claims (including new claims relating to incidents incurred in previous years) and changes in assumptions.

Note 25:  Insurance Liabilities (continued)

Key assumptions and methodology applied in the valuation of outstanding ACC claims obligation are as follows:

(i) Risk-free discount rates

The projected cash flows were discounted using a series of forward discount rates at the balance date derived from the yield curve for New Zealand government bonds.  The equivalent single effective discount rate taking into account ACC’s projected future cash flow patterns is 5.86%.

(ii) Risk margin

The outstanding claims liability includes a risk margin that relates to the inherent uncertainty in the central estimate of the present value of expected future payments.  The risk margin ensures that the liability provided for will be sufficient at a set probability of possible outcomes (the probability of adequacy).

(iii) Inflation and indexation

ACC claims and costs are subject to inflation.  Some costs are assumed to increase faster than the general rate of inflation due to factors such as innovation in medical treatment (referred to as superimposed inflation).

(iv) Case management and the ‘tail’ of claims

Assumptions for the incidence of settlements and claims closures are primarily based on investigations of previous experience and other factors including expectations of future events that are believed to be reasonable under the circumstances.

(v) Liability adequacy test

An unearned premium liability deficiency is recognised when the amount of the present value of expected future claim cash outflows, plus a risk margin, exceeds the unearned premium liability.

Summary of assumptions

	Actual
	30 June 2009	30 June 2008
Weighted average term to settle claims	12 years	11 years
	11 months	1 month
Weighted average risk margin	12.6%	12.5%
Probability of adequacy of liability	75.0%	75.0%
Risk margin for liability adequacy test	17.5%	16.3%
Probability of adequacy of liability to cover unearned premiums	75.0%	75.0%

Note 25:  Insurance Liabilities (continued)

Summary of assumptions (continued)

	Actual
	30 June 2009	30 June 2009	30 June 2008	30 June 2008
	Next Year	Beyond Next Year	Next Year	Beyond Next Year
Risk-free discount rate(1)	2.9%	4.0% to 7.1%	7.4%	6.2% to 6.7%
Inflation rates (excluding superimposed inflation):
Weekly compensation	2.8%	2.8% to 3.6%	4.1%	3.5% to 3.7%
Impairment benefits	3.0%	1.8% to 2.6%	3.1%	2.6% to 2.7%
Social rehabilitation benefits (serious and non serious injury)	2.0%	2.0% to 2.8%	3.3%	2.7% to 2.9%
Hospital rehabilitation benefits	2.0%	2.0% to 2.8%	3.3%	2.7% to 2.9%
Medical costs	2.0%	2.0% to 2.8%	3.3%	2.7% to 2.9%
Superimposed inflation:
Social rehabilitation benefits (serious injury)	7.5%	1.9% to 6.5%	5.0%	1.0% to 5.0%
Social rehabilitation benefits (non serious injury)	2.5%	3.0% to 4.0%	—	—
Hospital rehabilitation benefits	5.0%	3.0% to 5.0%	5.0%	1.5%
Medical costs	2.0%	2.5% to 5.0%	3.0%	2.5%

(1)  The risk-free discount rate beyond 10 years is 6.0% (2008: 6.7%).

Note 25:  Insurance Liabilities (continued)

Sensitivity Analysis

The present value of the ACC claims obligation is sensitive to underlying assumptions such as the discount rate, inflation rates and expected medical costs.  These assumptions are closely linked.  For example, a change to the discount rate may have implications on the inflation rate used.  Therefore, when calculating the present value of claims it is unlikely that an assumption will change in isolation.

If the assumptions described above were to change in isolation, this would impact the measurement of the ACC claims obligation as per the table below:

		Impact on liability Actual
	Change	30 June 2009 $m	30 June 2008 $m
Sensitivity of assumptions
Weighted average term to settle claims	+1 year	(665)	(620)
	-1 year	685	643
Risk-free discount rate	+1%	(2,604)	(1,683)
	-1%	3,335	2,095
Inflation rates (including superimposed inflation)	+1%	3,515	2,229
	-1%	(2,777)	(1,813)
Social rehabilitation benefits - superimposed inflation for	+1%	643	432
non-serious injury claims	-1%	(492)	(325)
Social rehabilitation benefits - superimposed inflation after	+1%	1,316	750
four years for serious injury claims	-1%	(1,015)	(591)

Note 25:  Insurance Liabilities (continued)

Undiscounted outstanding claims liability

The reported outstanding claims liability (before risk margin) of $21,123 million (2008 $15,998 million) represents the net present value of estimated cash flows associated with this obligation. The following table represents the timing of future undiscounted cash flows for claims to 30 June 2009. These estimated cash flows include the effects of assumed future inflation.

	Actual
	30 June 2009 $m	30 June 2008 $m
No later than 1 year	2,146	2,028
Later than 1 year and no later than 2 years	1,560	1,424
Later than 2 years and no later than 5 years	4,059	3,616
Later than 5 years and no later than 10 years	6,202	5,296
Later than 10 years and no later than 15 years	5,981	4,808
Later than 15 years and no later than 20 years	5,824	4,500
Later than 20 years and no later than 25 years	5,665	4,238
Later than 25 years and no later than 30 years	5,448	3,948
Later than 30 years and no later than 35 years	5,124	3,582
Later than 35 years and no later than 40 years	4,719	3,183
Later than 40 years and no later than 45 years	4,242	2,760
Later than 45 years and no later than 50 years	3,698	2,321
Later than 50 years	9,924	5,757
Undiscounted outstanding claims liability	64,592	47,461

The total future undiscounted outstanding claims liability has increased by $17 billion from the previous financial year.  The majority of this increase ($11 billion) was attributable to the expected future increase in regulated and contracted rates for medical and rehabilitation services.  This represents a change in methodology from assuming these rates will increase in line with underlying inflation to assuming rates will increase at a faster rate in line with recent experience.  The remaining increase was due to the expected number of incremental claims to 30 June 2009, an increase in the length of support for weekly compensation claims, and increased costs associated with elective surgery and other rehabilitation.

Note 26:  Retirement Plan Liabilities

Forecast			Actual
Original Budget $m	Estimated Actuals $m		30 June 2009 $m	30 June 2008 $m
8,216	10,557	Government Superannuation Fund (GSF)	8,988	8,257
5	—	Other funds	5	—
8,221	10,557	Total retirement plan liabilities	8,993	8,257
		By source
8,215	10,557	Core Crown	8,991	8,255
3	1	Crown entities	1	3
4	(1)	State-owned enterprises	1	(1)
(1)	—	Inter-segment eliminations	—	—
8,221	10,557	Total retirement plan liabilities	8,993	8,257

The Government operates a defined benefit superannuation plan for qualifying employees who are members of the Government Superannuation Fund (GSF).  The members’ entitlements are defined in the Government Superannuation Fund Act 1956.  Members make regular payments to GSF and in return, on retirement, receive a defined level of income.  GSF is closed to employees who were not members at 1 July 1992.

The GSF obligation has been calculated by the Government Actuary as at 30 June 2009.  A Projected Unit Credit Method, based on balance-date membership data, is used for the valuation.  This method requires the benefits payable from the GSF in respect of past service to be estimated and then discounted back to the valuation date.

Amounts recognised in the statement of financial position in respect of GSF are as follows:

	Actual
	30 June 2009 $m	30 June 2008 $m
Net GSF Obligation
Present value of defined benefit obligation	11,792	11,831
Fair value of plan assets	(2,804)	(3,574)
Present value of unfunded defined benefit obligation	8,988	8,257
Present value of defined benefit obligation
Opening defined benefit obligation	11,831	11,167
Expected current service cost	133	141
Expected unwind of discount rate	821	833
Actuarial (gains)/losses	(111)	617
Benefits paid	(882)	(947)
Past service cost	—	20
Closing defined benefit obligation	11,792	11,831
Fair value of plan assets
Opening fair value of plan assets	3,574	4,007
Expected return on plan assets	223	220
Actuarial losses	(806)	(481)
Funding of benefits paid by Government	618	691
Contributions from other entities	13	15
Contributions from members	64	68
Benefits paid	(882)	(947)
Other	—	1
Closing fair value of plan assets	2,804	3,574

Note 26:  Retirement Plan Liabilities (continued)

Amounts recognised in the statement of financial performance in respect of GSF are as follows:

Forecast			Actual
Original Budget $m	Estimated Actuals $m		30 June 2009 $m	30 June 2008 $m
		Personnel Expenses
		Expected current service cost	133	141
		Expected unwind of discount rate on GSF obligation	822	833
		Expected return on plan assets	(223)	(220)
		Contribution from funding employers	(77)	(84)
		Past service cost	—	20
652	680	Total included in personnel expenses	655	690
		Net (Gains)/Losses on Non-Financial Instruments
—	2,262	Actuarial losses recognised in the year	695	1,098
652	2,942	Total GSF expense	1,350	1,788

The Government expects to make a contribution of $648 million to GSF in the year ended 30 June 2010.

In addition to its obligations to past and present employees, because GSF is liable to income tax, the Crown will be required to make additional contributions equivalent to the tax on future investment income.

The principal assumptions used for the purposes of the GSF actuarial valuations are as follows:

	Actual
	30 June 2009%	30 June 2008%
Summary of assumptions
For following year
Discount rate	3.79%	6.95%
Expected return on plan assets	6.25%	5.50%
Expected rate of salary increases	3.00%	3.00%
Expected rate of inflation	2.25%	2.50%
Beyond next year
Discount rate from 2 to 15 years	3.84% to 7.70%	6.06% to 6.38%
Discount rate from 16 years onwards	6.00%	6.36%
Expected return on plan assets	6.25%	5.50%
Expected rate of salary increases	3.00%	3.00%
Expected rate of inflation from 2 to 15 years	2.00% to 2.25%	2.50%
Expected rate of inflation from 16 years onwards	2.00%	2.50%

Note 26:  Retirement Plan Liabilities (continued)

The major categories of GSF plan assets at 30 June are as follows:

	Actual
	30 June 2009 $m	30 June 2008 $m
Equity instruments	1,208	1,838
Debt instruments of the Government	—	34
Other debt instruments	510	830
Property	161	229
Other	925	643
Fair value of plan assets	2,804	3,574

The expected rate of return on the plan assets of 6.25% (2008: 5.50%) has been calculated by taking the expected long term returns from each asset class, reduced by tax and investment expenses (using the current rates of tax and investment expenses).

The actual return on plan assets for the year ended 30 June 2009 was -16.76%, or -$583 million (2008: -6.66% or -$261 million).

Sensitivity Analysis

The present value of the GSF obligation is sensitive to underlying assumptions such as the discount rate, inflation rates and expected salary increases.  These assumptions are closely linked.  For example, a change to the discount rate may have implications on the inflation rate used.  Therefore, when calculating the present value of pension payments it is unlikely that an assumption will change in isolation.

If the discount rate was to change in isolation, this would impact the measurement of GSF obligation as per the table below:

		Impact on obligation Actual
	Change	30 June 2009 $m	30 June 2008 $m
Sensitivity of assumptions
Discount rate	+ 1%	(1,085)	(1,139)
	- 1%	1,299	1,371

Note 26:  Retirement Plan Liabilities (continued)

Historical Analysis

Actual gains and losses comprise experience adjustments (the effects of differences between the previous actuarial assumptions and what has actually occurred in the year) and the effects of changes in actuarial assumptions on valuation date.  The history of the present value of the unfunded defined benefit obligation and experience adjustments is as follows:

	Actual
	30 June 2009 $m	30 June 2008 $m	30 June 2007 $m
Present value of defined benefit obligation	11,792	11,831	11,167
Fair value of plan assets	(2,804)	(3,574)	(4,007)
Present value of unfunded defined benefit obligation	8,988	8,257	7,160
Experience adjustment - increase/(decrease) in plan liabilities	79	164	129
Experience adjustment - increase/(decrease) in plan assets	(806)	(479)	136
Total experience adjustments	(885)	(643)	7
Changes in actuarial assumptions	190	(455)	1,126
Actuarial gains/(losses) recognised in the year	(695)	(1,098)	1,133

Undiscounted defined benefit obligation

The reported GSF defined benefit obligation of $11,792 million (2008 $11,831 million) represents the net present value of estimated cash flows associated with this obligation.  The following table represents the timing of future undiscounted cash flows for entitlements to  30 June 2009.  These estimated cash flows include the effects of assumed future inflation.

	30 June 2009 $m	30 June 2008 $m
No later than 1 year	844	819
Later than 1 year and no later than 2 years	855	837
Later than 2 years and no later than 5 years	2,622	2,598
Later than 5 years and no later than 10 years	4,352	4,348
Later than 10 years and no later than 15 years	4,253	4,321
Later than 15 years and no later than 20 years	3,908	4,059
Later than 20 years and no later than 25 years	3,366	3,581
Later than 25 years and no later than 30 years	2,644	2,897
Later than 30 years and no later than 35 years	1,880	2,123
Later than 35 years and no later than 40 years	1,210	1,413
Later than 40 years and no later than 45 years	697	845
Later than 45 years and no later than 50 years	353	447
Undiscounted defined benefit obligation	26,984	28,288

After 50 years there is expected to be a reducing level of cash for a further 20 years (approximately $180 million in total).

Note 27:  Provisions

Forecast			Actual
Original Budget $m	Estimated Actuals $m		30 June 2009 $m	30 June 2008 $m

		By type
1,747	2,358	Provision for employee entitlements	2,580	2,220
—	—	Provision for future retail deposit guarantee scheme payments	831	—
482	—	Provision for Kyoto (refer note 22)	—	562
780	978	Provision for National Provident Fund guarantee	954	907
1,702	1,035	Other provisions	1,188	1,064
4,711	4,371	Total provisions	5,553	4,753

		By source
2,862	2,114	Core Crown	3,081	2,763
1,220	1,475	Crown entities	1,598	1,500
652	808	State-owned enterprises	919	684
(23)	(26)	Inter-segment eliminations	(45)	(194)
4,711	4,371	Total provisions	5,553	4,753

		By maturity
1,710	2,109	Expected to be settled within one year	2,650	2,281
3,001	2,262	Expected to be outstanding for more than one year	2,903	2,472
4,711	4,371	Total provisions	5,553	4,753

		Provision for employee entitlements
		Opening provision	2,220	1,828
		Additional provisions recognised	1,568	1,467
		Provision used during the period	(1,163)	(976)
		Reversal of previous provision	(74)	(99)
		Unwind of discount rate	29	—
		Effect of changes in discount rate	—	—
		Closing provision	2,580	2,220

The provision for employee entitlements represents annual leave, accrued long service leave and retiring leave, and sick leave entitlements accrued by employees.  Probability assumptions about continued future service affecting entitlements accrued as at reporting date have been made using previous employment data.  For entitlements that vest over a period exceeding one year discount rates between 3% and 6% have been used.

Note 27:  Provisions (continued)

Actual
	30 June 2009 $m	30 June 2008 $m

Provision for future retail deposit guarantee scheme payments
Opening provision	—	—
New provision recognised during the period	831	—
Provision used during the period	—	—
Reversal of previous provision	—	—
Unwind of discount rate and effect of changes in discount rate	—	—
Closing provision	831	—

Refer to note 30 for discussion on the Deposit Guarantee schemes.

	Actual
	30 June 2009 $m	30 June 2008 $m
Provision for National Provident Fund guarantee
Opening provision	907	771
Additional provisions recognised	6	46
Provision used during the period	(9)	—
Reversal of previous provision	—	—
Unwind of discount rate and effect of changes in discount rate	50	90
Closing provision	954	907

The Government has guaranteed superannuation schemes managed by the National Provident Fund (NPF) (refer to note 32 Contingent Liabilities and Contingent Assets for details of the guarantee).  Included in the provision is the NPF’s DBP Annuitants’ Scheme deficit position of $947 million (2008: $907 million), represented by a gross estimated pension obligation of $994 million (2008: $1,020 million) with net investment assets valued at $47 million (2008: $113 million).  No additional provision was required in the year for other pension schemes managed by NPF under the Government’s guarantee.

	Actual
	30 June 2009 $m	30 June 2008 $m
Other provisions
Opening provision	1,064	1,253
Additional provisions recognised	403	309
Provision used during the period	(273)	(479)
Reversal of previous provision	(13)	(22)
Unwind of discount rate and effect of changes in discount rate	7	3
Closing provision	1,188	1,064

Note 28: Net Worth

	Taxpayer funds	PPE revaluation reserve	Cash flow hedge reserve	Investment revaluation reserve	Foreign currency translation reserve	Minority interest	Total net worth
	$m	$m	$m	$m	$m	$m	$m
Net worth at 30 June 2007	44,222	52,442	(122)	23	(34)	296	96,827
Operating balance	2,384	—	—	—	—	67	2,451
Net revaluations	—	6,214	—	—	—	—	6,214
Transfer to taxpayer funds	90	(90)	—	—	—	—	—
Transfer into reserve	—	—	9	14	—	—	23
Transfer to the statement of financial performance	—	—	22	—	—	—	22
Transfer to initial carrying value of hedged item		—	(60)	—	—	—	(60)
Other movements	4	—	—	(3)	17	19	37
Net worth at 30 June 2008	46,700	58,566	(151)	34	(17)	382	105,514
Operating balance	(10,505)	—	—	—	—	25	(10,480)
Net revaluations	—	4,235	—	—	—	—	4,235
Transfer to taxpayer funds	189	(189)	—	—	—	—	—
Transfer into reserve	—	—	322	23	—	—	345
Transfer to the statement of financial performance	—	—	—	—	—	—	—
Transfer to initial carrying value of hedged item		—	(153)	—	—	—	(153)
Other movements	(2)	—	—	(1)	17	40	54
Net worth at 30 June 2009	36,382	62,612	18	56	—	447	99,515

The property, plant and equipment (PPE) revaluation reserve arises on the revaluation of physical assets. Where revalued property, plant or equipment is sold, the portion of the property, plant and equipment revaluation reserve that relates to that asset is effectively realised, and is transferred to taxpayer funds.

The cash flow hedge reserve represents hedging gains and losses recognised on the effective portion of cash flow hedges.  The cumulative deferred gain or loss on the hedge is recognised in the statement of financial performance when the hedged transaction impacts the statement of financial performance, or is included as a basis adjustment to the non-financial hedged item, consistent with the applicable accounting policy.

The investment revaluation reserve arises on the revaluation of available-for-sale financial assets.  Where a revalued financial asset is sold, the portion of the reserve that relates to that financial asset is effectively realised, and is recognised in the statement of financial performance. Where a revalued financial asset is impaired, the portion of the reserve that relates to that financial asset is recognised in the statement of financial performance.

The foreign currency translation reserve holds foreign exchange gains and losses arising from translating monetary items that form part of the net investment in a foreign operation into New Zealand dollars, and foreign exchange gains and losses associated with translating non-monetary assets into New Zealand dollars if revaluations of those assets are reflected in another reserve rather than in the statement of financial performance.

Note 29: Capital Objectives and Fiscal Policy

The Government’s fiscal policy is pursued in accordance with the principles of responsible fiscal management set out in the Public Finance Act 1989:

•                  reducing total debt to prudent levels so as to provide a buffer against factors that may impact adversely on the level of total debt in the future by ensuring that, until those levels have been achieved, total operating expenses in each financial year are less than total operating revenues in the same financial year

•                  once prudent levels of total debt have been achieved, maintaining those levels by ensuring that, on average, over a reasonable period of time, total operating expenses do not exceed total operating revenues

•                  achieving and maintaining levels of total net worth that provide a buffer against factors that may impact adversely on total net worth in the future

•                  managing prudently the fiscal risks facing the Government, and

•                  pursuing policies that are consistent with a reasonable degree of predictability about the level and stability of tax rates for future years.

Consistent with these principles, the Government seeks to strengthen its fiscal position to help manage future spending demands, particularly those arising from an ageing population by maintaining debt at prudent levels and accumulating assets through the NZS Fund.

The Government’s fiscal strategy can be expressed through its long term objectives and short term intentions for fiscal policy.

Further information on the Government’s fiscal strategy can be found in the Fiscal Strategy Report published with the Government’s budget.

Note 29: Capital Objectives and Fiscal Policy (continued)

Long Term Fiscal Intentions

Fiscal Strategy Report 2008	Fiscal Strategy Report 2009

Debt Manage total debt at prudent levels. Gross sovereign-issued debt broadly stable at around 20% of GDP over the next 10 years.

Debt

Manage total debt at prudent levels. Over the short to medium term it is prudent to allow an increase in debt to deal with the current economic and fiscal shock.

However, we need to ensure that this increase is eventually reversed and that we return to a level of debt that can act as a buffer against future shocks. We will do this by ensuring that net debt remains consistently below 40% of GDP, and is brought back to around 30% of GDP no later than the early 2020s.

Over the longer term, we consider that it is prudent to have net debt closer to 20% of GDP and we will work towards this as conditions permit.

Operating balance Operating surpluses on average over the economic cycle sufficient to meet the requirements for contributions to the NZS Fund and ensure consistency with the debt objective.

Operating balance

Return to an operating surplus sufficient to meet the Government’s net capital requirements, including contributions to the New Zealand Superannuation Fund, and ensure consistency with the debt objective.

Operating expenses Ensure expenses are consistent with the operating balance objective.	Operating expenses Reduce the growth in government spending to ensure operating expenses are consistent with the operating balance objective.

Operating revenues Ensure sufficient operating revenue to meet the operating balance objective.	Operating revenues Ensure sufficient operating revenue to meet the operating balance objective.

Net worth Increase net worth consistent with the operating balance objective.

Net worth

Ensure net worth remains at a level sufficient to act as a buffer to economic shocks. Over the medium term, net worth will continue to fall as the impact of the global financial crisis unfolds. Consistent with the debt and operating balance objectives, we will start building up net worth ahead of the demographic change expected in the mid-2020s.

Note 29: Capital Objectives and Fiscal Policy (continued)

Short Term Fiscal Intentions

Fiscal Strategy Report 2008	Fiscal Strategy Report 2009	Fiscal Position 2009

Debt

Total debt (including Reserve Bank Settlement Cash) is forecast to be 25.9% of GDP in 2011/12. Gross sovereign-issued debt including Settlement Cash is forecast to be 19.6% of GDP in 2011/12. Excluding Settlement Cash, gross sovereign-issued debt is forecast to be 16.8% of GDP in 2011/12.The Government will set forecast new operating and capital spending amounts over the next three years that are consistent with the long-term objective for debt.

Debt

Gross sovereign-issued debt (including Reserve Bank settlement cash and Reserve Bank bills) is forecast to be 45% of GDP in 2012/13.

Core Crown net debt (excluding NZS Fund and advances) is forecast to be 30.9% in 2012/13.

Debt

Gross sovereign-issued debt (including Reserve Bank settlement cash and Reserve Bank bills) at 30 June 2009 was 28.3% of GDP (30 June 2008: 21.0%).

Core Crown net debt (excluding NZS Fund and advances) at 30 June 2009 was 9.5% of GDP (30 June 2008: 5.7%).

Operating balance

Based on operating amounts for the 2008 Budget, and indicative amounts for the 2009 and 2010 Budgets, the OBEGAL excluding NZS Fund retained revenue is forecast to be 0.7% of GDP in 2008/09, decreasing to 0.1% of GDP by 2011/12. This remains consistent with the long-term objective for the operating balance.

Operating balance

Based on the operating allowance for the 2009 Budget, the operating deficit is forecast to be 3.3% of GDP in 2009/10. The operating deficit is forecast to be 2.9% of GDP in 2012/13. This decrease is consistent with the long-term objective for the operating balance.

Operating balance The operating deficit was 5.8% of GDP for the year ended 30 June 2009 (30 June 2008: 1.3% surplus).

Note 29: Capital Objectives and Fiscal Policy (continued)

Fiscal Strategy Report 2008	Fiscal Strategy Report 2009	Fiscal Position 2009

Expenses

Total Crown expenses are forecast to be 42.4% of GDP in 2011/12. Core Crown expenses are forecast to average 32.9% over the forecast period and be 33.0% of GDP in 2011/12. This assumes new operating expense amounts of $1.75 billion per annum for the 2009 Budget, $1.79 billion per annum for the 2010 Budget and $1.82 billion per annum for the 2011 Budget (GST exclusive).

Expenses

Total Crown expenses are forecast to be 48.2% of GDP in 2012/13.

Core Crown expenses are forecast to be 36.3% of GDP in 2012/13.

This assumes a new operating allowance of $1.45 billion per annum for the 2009 Budget and $1.1 billion per annum for Budgets thereafter, growing at 2% per annum (GST exclusive).

Expenses Total Crown expenses were 46.5% of GDP for the year ended 30 June 2009 (30 June 2008: 42.1%). Core Crown expenses were 35.5% GDP for the year ended 30 June 2009 (30 June 2008: 31.7%).

Revenues

Total Crown revenues are forecast to be 42.5% of GDP in 2011/12. Within this, core Crown revenues are forecast to be 32.7% of GDP in 2011/12. Budget 2008 introduces personal tax reductions. As a result, core Crown tax-to-GDP is forecast to decline from 31.5% in 2007/08 to 29.6% in 2011/12.

Revenues

Total Crown revenues are forecast to be 44% of GDP in 2012/13.

Core Crown revenues are forecast to be 32.1% of GDP in 2012/13.

Core Crown tax revenues are forecast to be 28.8% of GDP in 2012/13.

Revenues

Total Crown revenues were 44.4% of GDP for the year ended 30 June 2009 (30 June 2008: 45.3%).

Core Crown revenues were 33.0% of GDP for the year ended 30 June 2009 (30 June 2008: 34.3%).

Core Crown tax revenues were 30.3 % of GDP for the year ended 30 June 2009 (30 June 2008: 31.5%).

Net worth Total Crown net worth is forecast to be 52.5% of GDP in 2011/12. Core Crown net worth is forecast to be 28.4% of GDP in 2011/12.	Net worth Total Crown net worth is forecast to be 34.5% of GDP in 2012/13. Core Crown net worth is forecast to be 10% of GDP in 2012/13.	Net worth Total Crown net worth was 55.2% of GDP as at 30 June 2009 (30 June 2008: 58.6%). Core Crown net worth was 29.5% of GDP as at 30 June 2009 (30 June 2008: 31.6%).

Note 30: Deposit Guarantee Schemes

The Government provides two guarantee schemes in relation to financial institution deposits: the Retail Deposit Guarantee Scheme and the Wholesale Funding Guarantee Facility.Information on the Government’s exposure as a result of these schemes, the management of these exposures and the impact of these schemes is detailed below.

Retail Deposit Guarantee Scheme

On 12 October 2008 the Minister of Finance initiated an opt-in Retail Deposit Guarantee Scheme.  The objective of this scheme is to ensure ongoing retail depositor confidence in New Zealand’s financial system given the international financial market turbulence.  Under the Retail Deposit Guarantee Scheme, fees are payable to the Government by participating institutions if they hold significant deposits (ie, greater than $5 billion) or if they experience significant growth in deposits (ie, greater than 10% per annum).  Approved deposit takers to date are listed on the Treasury website.

The Government is managing its exposure to this risk both through the prudential regulation processes for registered banks, and by requiring other deposit takers who sign the guarantee to agree to certain controls on their business including:

•                  some restrictions on distributions to shareholders

•                  some assurance that the business dealings of the deposit taker are on arm’s-length terms

•                  the ability for the Crown to appoint an inspector

•                  the ability for the Crown to withdraw the guarantee if the business is being deliberately operated in a way to undermine the intention of the guarantee, and

•                  personal undertakings from directors to ensure the non-bank deposit takers comply with the guarantee.

In addition, the Crown has established a monitoring regime to continually assess the risk associated with the scheme as it develops.

As at 30 June 2009, 73 financial institutions had joined the scheme and deposits totalling $124.2 billion had been guaranteed.  This is the maximum exposure and does not include any offset resulting from the recovery of the remaining assets of the financial institution in the event the guarantee is called upon.  The Crown assesses the potential loss to be associated with the entities that hold significant deposits (ie, greater than $5 billion) as being remote.  It is recognising the revenue received from these institutions over the guarantee period and has made no provision for any loss associated with these entities.

For other entities within the scheme (ie, entities that hold deposits less than $5 billion) a provision has been made both when guarantees have been triggered and to provide for losses that are more likely than not to occur. Guarantees have been triggered for two entities and the estimated cost of $34 million associated with these guarantees has been included in the statement of financial performance.  The Crown also continually updates the likelihood of further default actions triggering the guarantee and assesses the expected loss given default.Based on these assessments, the Crown has provided for $816 million as at 30 June 2009 for future payments under this scheme.  The provision has been made applying the assumption that the Retail Deposit Guarantee Scheme will finish in October 2010, the policy position as at 30 June 2009.  The policy decision to extend and amend the Retail Deposit Guarantee Scheme announced on Tuesday 25 August 2009 represents a change in conditions that arose after the reporting period, it has not led to an adjustment of the provision.  This decision would however be unlikely to significantly impact the amount of the provision.

Note 30: Deposit Guarantee Schemes (continued)

While the provision represents a best estimate of likely loss, a significant range of outcomes are possible under the scheme in terms of which entities may default and the eventual loss to the Crown following an event of default.  This reflects the significant uncertainty as to the value that can be realised from an entity’s assets following an event of default.  Except as provided on the Treasury web site,further information on the Retail Deposit Guarantee Scheme cannot be provided due to commercial sensitivity.

Wholesale Funding Guarantee Facility

On 1 November 2008 the Minister of Finance initiated an opt-in wholesale funding guarantee facility.  The objective of the opt-in wholesale funding guarantee facility is to facilitate access to international financial markets by New Zealand financial institutions, in a global environment where international investors remain highly risk averse and where many other governments have offered guarantees on their banks’ wholesale debt.  Under the wholesale funding guarantee facility, the Government receives a fee from each participating institution based on the institution’s credit rating and the term and amount of guaranteed debt issued.

Deposit-taking financial institutions utilising the wholesale funding guarantee facility have applied for a guarantee under the Crown retail deposit guarantee scheme.  In addition to the risk management under the retail scheme, the Government further manages its risk exposure by:

•                  limiting the availability of the facility to financial institutions that have an investment grade credit rating (BBB- or better), and have substantial New Zealand borrowing and lending operations (but not to institutions that are simply financing a parent or related company)

•                  limiting the amount of debt covered by the guarantee to debt up to 125 percent of the total stock of eligible types of debt in issue prior to the intensification of the crisis

•                  establishing additional capital buffers by requiring an additional two percent Tier 1 capital buffer above the four percent regulatory minimum, and

•                  requiring the debt issuer to hedge and manage any foreign exchange risk.

As at 30 June 2009, $5.7 billion wholesale securities had been guaranteed.  No provision is made in these financial statements for losses under this scheme as these are considered remote.

Note 30: Deposit Guarantee Schemes (continued)

Impact on the financial statements

Amounts recognised in the financial statements in respect of the deposit guarantee schemes are:

Forecast			Actual
Original Budget $m	Estimated Actuals $m		30 June 2009 $m	30 June 2008 $m
		Statement of financial performance
		Revenue
—	69	Deposit guarantee schemes - guarantee fees	74	—
		Expenses
—	26	Retail deposit guarantee scheme - expenses accrued for entities in default (net of expected recoveries)	35	—
—	—	Retail deposit guarantee scheme - provision for future retail deposit scheme payments	816	—
		Statement of financial position
		Deferred Revenue
—	72	Deposit guarantee schemes - guarantee fees	154	—
		Provisions
—	—	Provision for future retail deposit guarantee scheme payments	831	—
		Receivables
—	—	Retail deposit scheme - expected recoveries	34	—

Note 31:  Commitments

	Actual
	30 June 2009 $m	30 June 2008 $m
Capital Commitments
Specialist military equipment	699	873
Land and buildings	699	1,121
Other property, plant and equipment	4,859	4,303
Other capital commitments	429	304
Tertiary Education Institutions	245	209
Total capital commitments	6,931	6,810
Operating Commitments
Non-cancellable accommodation leases	2,366	2,460
Other non-cancellable leases	2,630	2,390
Non-cancellable contracts for the supply of goods and services	2,256	2,157
Other operating commitments	9,731	7,995
Tertiary Education Institutions	335	315
Total operating commitments	17,318	15,317
Total commitments	24,249	22,127
Total Commitments by Segment
Core Crown	20,300	19,627
Crown entities	15,972	15,830
State-owned enterprises	5,706	4,724
Inter-segment eliminations	(17,729)	(18,054)
Total commitments	24,249	22,127
By Term
Capital Commitments
One year or less	3,058	3,013
From one year to two years	1,465	1,131
From two to five years	1,843	2,376
Over five years	565	290
Capital Commitments	6,931	6,810
Operating Commitments
One year or less	6,531	7,128
From one year to two years	3,355	2,783
From two to five years	4,755	3,208
Over five years	2,677	2,198
Operating Commitments	17,318	15,317
Total Commitments	24,249	22,127

Note 32:  Contingent Liabilities and Contingent Assets

	Actual
	30 June 2009 $m	30 June 2008 $m
Quantifiable Contingent Liabilities
Guarantees and indemnities
Air New Zealand - letters of credit and performance bonds	37	21
Cook Islands - Asian Development Bank loans	16	14
Indemnification of receivers and managers - Terralink Limited	10	10
Ministry of Transport - funding guarantee	10	10
Other guarantees and indemnities	23	231
Total guarantees and indemnities	96	286
Uncalled capital
International Bank for Reconstruction and Development	1,256	1,077
Asian Development Bank	1,198	1,081
Bank for International Settlements	29	26
European Bank for Reconstruction and Development	15	14
Other uncalled capital	8	7
Total uncalled capital	2,506	2,205
Legal proceedings and disputes
Tax disputes	1,661	249
Kapiti West Link Road	25	—
Health - legal claims	15	39
Other legal proceedings and disputes	53	95
Total legal proceedings and disputes	1,754	383
Other contingent liabilities
Kyoto Protocol Units	1,995	—
International finance organisations	1,762	1,727
New Zealand Export Credit Office	155	37
Air New Zealand partnership	68	39
Inland Revenue Department - unclaimed monies	46	42
Crown Health Financing Agency	28	30
Reserve Bank - demonetised currency	23	23
Other contingent liabilities	56	97
Total other contingent liabilities	4,133	1,995
Total quantifiable contingent liabilities	8,489	4,869

Total Quantifiable Contingent Liabilities by Segment
Core Crown	8,287	4,685
Crown entities	90	86
State-owned Enterprises	112	98
Inter-segment eliminations	—	—
Total quantifiable contingent liabilities	8,489	4,869
Quantifiable Contingent Assets
Suspensory loans to integrated schools	74	77
Legal proceedings and disputes	1,502	307
Other contingent assets	6	5
Total quantifiable contingent assets	1,582	389

Note 32: Contingent Liabilities and Contingent Assets (continued)

Contingent liabilities are costs that the Crown will have to face if a particular event occurs.  Typically, contingent liabilities consist of guarantees and indemnities, legal disputes and claims, and uncalled capital.  The contingent liabilities facing the Crown are a mixture of operating and balance sheet risks, and they can vary greatly in magnitude and likelihood of realisation.  In general, if a contingent liability was realised it would reduce the operating balance and net worth and increase gross sovereign-issued debt.  However, in the case of contingencies for uncalled capital, the negative impact would be restricted to gross sovereign-issued debt.

Where contingent liabilities have arisen as a consequence of legal action being taken against the Crown, the amount shown is the amount claimed and thus the maximum potential cost.  It does not represent either an admission that the claim is valid or an estimation of the amount of any award against the Crown.

Guarantees and Indemnities

Guarantees and indemnities are disclosed in accordance with NZ IAS 37 Provisions, Contingent Liabilities and Contingent Assets.  In addition, guarantees given under Section 65ZD of the Public Finance Act 1989 are disclosed in accordance with Section 26Q(3)(b)(i)(B) of the same Act.

Air New Zealand – Letters of credit and performance bonds

The letters of credit are primarily given in relation to passenger charges, airport landing charges and indemnities provided to financial institutions on limits provided on staff credit cards. The performance bonds are primarily given in respect to Engineering contracts.

$37 million at 30 June 2009 ($21 million at 30 June 2008)

Cook Islands – Asian Development Bank (ADB) loans

Before 1992, the New Zealand Government guaranteed the Cook Islands’ borrowing from the ADB.  These guarantees have first call on New Zealand’s Official Development Assistance.

$16 million at 30 June 2009 ($14 million at 30 June 2008)

Indemnification of receivers and managers – Terralink Limited

The Crown has issued a Deed of Receivership indemnity to the appointed receivers of Terralink Limited against claims arising from the conduct of the receivership.

$10 million at 30 June 2009 ($10 million at 30 June 2008)

Ministry of Transport – funding guarantee

The Minister of Finance has issued a guarantee of $10 million to the Transport Accident Investigation Commission.  The guarantee allows the Commission to assure payment to suppliers of specialist salvage equipment in the event of the Commission initiating an urgent investigation of any future significant transport accident.

$10 million at 30 June 2009 ($10 million at 30 June 2008)

Note 32: Contingent Liabilities and Contingent Assets (continued)

Legal proceedings and disputes

The amounts under quantifiable contingent liabilities for legal proceedings and disputes are shown exclusive of any interest and costs that may be claimed if these cases were decided against the Crown.

Where contingent liabilities have arisen as a consequence of legal action being taken against the Crown, the amount shown is the amount claimed and thus the maximum potential cost.  It does not represent either an admission that the claim is valid or an estimation of the possible amount of any award against the Crown.

Tax in dispute

Tax in dispute represents the outstanding debt of those tax assessments raised, against which an objection has been lodged and legal action is proceeding.  When a taxpayer disagrees with an assessment issued following the dispute process, the taxpayer may challenge that decision by filing proceedings with the Taxation Review Authority or the High Court.

The Crown is currently in dispute with a number of financial institutions regarding the tax treatment of certain structured finance transactions.  Due to a High Court ruling for one structured finance case, all structured finance assessments have been recognised as revenue in the 2009 financial year ($1,423 million). However, as legal proceedings are still ongoing, the assessed tax has been recognised as a contingent liability.

A contingent asset has also been disclosed in relation to these transactions (refer page 134).

$1,661 million at 30 June 2009 ($249 million at 30 June 2008)

Kapiti West Link Road

Court action has been filed against New Zealand Transport Agency to have the land held for the Kapiti West Link Road released for sale. The maximum liability is $25 million.

$25 million at 30 June 2009 (nil at 30 June 2008)

Health – legal claims

Claims against the Crown in respect of alleged negligence for failing to screen blood for Hepatitis C when screening had first become available, resulting in people allegedly contracting Hepatitis C through contaminated blood and blood products.

$15 million at 30 June 2009 ($39 million at 30 June 2008)

Note 32: Contingent Liabilities and Contingent Assets (continued)

Other Quantifiable Contingent Liabilities

Kyoto protocol

During the first commitment period the Ministry of Agriculture and Fisheries estimate that 92.3 million tonnes of carbon credits will be generated by carbon removals via forests.  To the extent that these forests are harvested in subsequent commitments periods there will be an associated liability generated that will need to be repaid.  Refer note 22.

$1,995 million at 30 June 2009 (not previously quantified)

International finance organisations

The Crown has lodged promissory notes with the International Monetary Fund.  Payment of the notes depends upon the operation of the rules of the organisation.

$1,762 million at 30 June 2009 ($1,727 million at 30 June 2008)

New Zealand Export Credit Office – export guarantees

The New Zealand Export Credit Office (NZECO) provides a range of guarantee products to assist New Zealand exporters.  These NZECO guarantees are recorded by the Crown as contingent liabilities.  The amount of future liabilities arising from these guarantees is expected to be minor.

$155 million at 30 June 2009 ($37 million at 30 June 2008)

Air New Zealand Limited

The Air New Zealand Group has a partnership agreement with Christchurch Engineering Centre in which it holds 49 per cent interest.  By the nature of the agreement joint and several liability exists between the two parties.

$68 million at 30 June 2009 ($39 million at 30 June 2008)

Inland Revenue – Unclaimed monies

Under the Unclaimed Monies Act 1971, companies (eg, financial institutions, insurance companies) hand over money not claimed after six years to Inland Revenue. The funds are repaid to the entitled owner on proof of identification.

$46 million at 30 June 2009 ($42 million at 30 June 2008)

Crown Health Financing Agency

The agency is subject to potential legal claims plus associated legal fees in respect of the actions of the former Area Health Boards.  The agency is defending those claims that have resulted in litigation and will defend any of the others that result in litigation.  The agency does not accept liability for the claims.

$28 million at 30 June 2009 ($30 million at 30 June 2008)

Note 32: Contingent Liabilities and Contingent Assets (continued)

Reserve Bank – demonetised currency

The Crown has a contingent liability for the face value of the demonetised currency issued which have yet to be repatriated.

$23 million at 30 June 2009 ($23 million at 30 June 2008)

Unquantifiable Contingent Liabilities

Accounting standard NZ IAS 37 Provisions, Contingent Liabilities and Contingent Assets requires that contingent liabilities be disclosed unless the possibility of an outflow of resources embodying economic benefits is remote.  Disclosure of remote contingent liabilities is only required if knowledge of the transaction or event is necessary to achieve the objectives of general purpose financial reporting. This part of the Statement provides details of those contingent liabilities of the Crown which cannot be quantified (remote contingent liabilities are excluded).

Guarantees and Indemnities

Airways New Zealand

The Crown has indemnified Airways Corporation of New Zealand Limited as contained in Airways’ contract with New Zealand Defence Force for the provision of air traffic control services. The indemnity relates to any claim brought against Airways by third parties arising from military flight operations undertaken by the Royal New Zealand Air Force.

AsureQuality Limited

The Crown has indemnified the directors of AsureQuality Limited in the event that they incur any personal liability for redundancies arising from any agreement by international trading partners that allows post-mortem meat inspection by parties other than the Ministry of Agriculture and Forestry, or its sub-contractor.

At Work Insurance Limited

The Crown has indemnified the liquidators of At Work Insurance Limited (Deloitte Touche Tohmatsu) against various employment-related claims.

Bona Vacantia property

P&O NZ Ltd sought a declaratory judgement that property disclaimed by a liquidator is bona vacantia.A settlement has been reached, which includes a Crown indemnity in favour of New Zealand Aluminium Smelters and Comalco in relation to aluminium dross disposed of in their landfill, for costs that may be incurred in removing the dross and disposing of it at another site if they are required to do so by an appropriate authority.  The Minister of Finance signed the indemnity on 24 November 2003.  In February 2004, a similar indemnity was signed in respect of aluminium dross currently stored at another site in Invercargill.

Building Industry Authority

The Building Industry Authority (BIA) is a joint defendant in a number of claims before the courts and the Weathertight Homes Resolution Service relating to the BIA’s previous role as regulator of the building industry. The BIA has been disestablished and absorbed into the Department of Building and Housing and, to prevent conflicts of interest, Treasury was given responsibility for managing weathertight claims against the BIA on behalf of the Crown from 1 July 2005.

Note 32: Contingent Liabilities and Contingent Assets (continued)

Contact Energy Limited

The Crown and Contact Energy signed a number of documents to settle in full Contact’s outstanding land rights and geothermal asset rights at Wairakei.  Those documents contained two reciprocal indemnities between the Crown and Contact to address the risk of certain losses to the respective parties’ assets arising from the negligence or fault of the other party.

Earthquake Commission (EQC)

The Crown is liable to meet any deficiency in the EQC’s assets in meeting the Commission’s financial liabilities (section 16 of the Earthquake Commission Act 1993).  In the event of a major natural disaster the Crown may be called upon to meet any financial shortfall incurred by the Commission.

Electricity Corporation of New Zealand Limited (ECNZ)

The ECNZ Sale and Purchase Agreement provides for compensation to ECNZ for any tax, levy, or royalty imposed on ECNZ for the use of water or geothermal energy for plants in existence or under construction at the date of the Sale and Purchase Agreement.  The Agreement also provides for compensation for any net costs to ECNZ arising from resumption of assets pursuant to the Treaty of Waitangi (State Enterprises) Act 1988.

The Deed of Assumption and Release between ECNZ, Contact Energy Limited and the Crown provides that the Crown is no longer liable to ECNZ in respect of those assets transferred to it from ECNZ.  As a result of the split of ECNZ in 1999, Ministers have transferred the benefits of the Deed to ECNZ’s successors – Meridian Energy Limited, Mighty River Power Limited and Genesis Power Limited.

Under the Transpower New Zealand Limited (Transpower) Sale and Purchase and Debt Assumption Agreements, the Crown has indemnified ECNZ for any losses resulting from changes in tax rules applicable to transactions listed in the Agreements.  Additionally, the Crown has indemnified the directors and officers of ECNZ for any liability they may incur in their personal capacities as a result of the Transpower separation process.

Following the split of ECNZ in 1999 into three new companies, the Crown has indemnified ECNZ in relation to all ECNZ’s pre-split liabilities, including:

•             existing debt and swap obligations

•             hedge contracts and obligations

•             any liabilities that arise out of the split itself.

Ministry of Fisheries – indemnity provided for delivery of registry services

The Crown has indemnified Commercial Fisheries Services Limited against claims made by third parties arising from Commercial Fisheries Services undertaking registry services under contract to the Chief Executive of the Ministry of Fisheries.  This indemnity, provided under the Fisheries Acts 1983 and 1996, expires on 30 September 2009.

Genesis Power Ltd (Genesis Energy)

The Crown has entered into a deed with Genesis Energy to share a specified and limited amount of risk around the sufficiency of Genesis Energy’s long term supply of gas to cover the Huntly e3p’s (a 385 MW combined cycle gas turbine power station) minimum needs.  The agreement sees the Crown compensate Genesis Energy in the event it has less gas than it needs.

Note 32: Contingent Liabilities and Contingent Assets (continued)

Genesis Power Ltd (Genesis Energy) – Financial guarantees

The company issued financial guarantees to the alliance contractor and other agents of the Kupe joint venture for the full and faithful performance of it’s subsidiaries in their capacities as joint venture partners, to the extent of their several liabilities under the development agreement.

The company issued a financial guarantee to Energy Clearing House Limited for the full and faithful performance of its subsidiary Energy Online Limited, to the extent of its liabilities for its retail electricity purchases.

These guarantees may give rise to liabilities in the company if the subsidiaries do not meet their obligations under the terms of the respective arrangements.

Genesis Power Ltd (Genesis Energy) – Letters of credit and performance bonds

The company, as a participant in the electricity market, issued letters of credit to the Energy Clearing House Limited under the markets’ security requirements.  These letters of credit are issued as part of normal trading conditions and are to ensure there is no significant credit risk exposure to any one market participant.

The company has also issued letters of credit and performance bonds to certain suppliers and services providers under normal trading conditions.  The liabilities covered by these arrangements are already provided for in the statement of financial position, and therefore not expected to create any adverse effects on the financial results presented.  These are not material to the financial statements.

Geothermal carbon tax indemnity

As part of the sale and purchase agreement between the Crown and Mighty River Power (MRP), the Crown has agreed to provide an indemnity for the payment of carbon taxes, should legislation be passed that does not allow for an automatic pass-through of the charges to end-users.  The indemnity is time bound and contractually limited in the amount that can be claimed.  The indemnity is not limited to MRP and will be available to any subsequent owner of the Crown’s Kawerau geothermal assets.

Housing New Zealand Corporation (HNZC)

HNZC is liable to the owners (ANZ National Bank Limited, Ichthus Limited and Westpac Banking Corporation) of mortgages sold by HNZC during 1992 to 1999 for credit losses they may incur from specified limited aspects of their ownership of those mortgages with the Crown standing behind this obligation.

The Crown has provided a warranty in respect of title to the assets transferred to Housing New Zealand Limited (HNZL) (HNZL was incorporated into the HNZC group as a subsidiary in 2001 as part of a legislated consolidation of government housing functions) and has indemnified HNZL against any breach of this warranty.  In addition, the Crown has indemnified HNZL against any third-party claims that are a result of acts or omissions prior to 1 November 1992.  It has also indemnified the directors and officers of HNZL against any liability consequent upon the assets not complying with statutory requirements, provided it is taking steps to rectify any non-compliance.

Note 32: Contingent Liabilities and Contingent Assets (continued)

Indemnities against acts of war and terrorism

The Crown has indemnified Air New Zealand against claims arising from acts of war and terrorism that cannot be met from insurance, up to a limit of US$1 billion in respect of any one claim.

Justices of the Peace, Community Magistrates and Disputes Tribunal Referees

Section 197 of the Summary Proceedings Act 1957, requires the Crown to indemnify Justices of the Peace and Community Magistrates against damages or costs awarded against them as a result of them exceeding their jurisdiction, provided a High Court Judge certifies that they have exceeded their jurisdiction in good faith and ought to be indemnified.

Section 58 of the Disputes Tribunal Act 1988 confers a similar indemnity on Disputes Tribunal Referees.

Landcorp Farming Ltd

The Protected Land Agreement provides that the Crown will pay Landcorp any accumulated capital costs and accumulated losses or Landcorp will pay the Crown any accumulated profit, attributed to a Protected Land property that is required to be transferred to the Crown or that the Crown releases for sale.  The Crown will also be liable to pay Landcorp, at the time of sale or transfer of any property deemed to be Protected Land, the amount of any outstanding equity payments on the initial value of the property.

Maui Partners

The Crown has entered into confidentiality agreements with the Maui Partners in relation to the provision of gas reserves information.  The deed contains an indemnity against any losses arising from a breach of the deed.

National Provident Fund

The National Provident Fund (NPF) has been indemnified for certain potential tax liabilities.Under the NPF Restructuring Act 1990, the Crown guarantees:

•                  the benefits payable by all NPF schemes (section 60)

•                  investments and interest thereon deposited with the NPF Board prior to 1 April 1991 (section 61)

•                  payment to certain NPF defined contribution schemes where application of the 4% minimum earnings rate causes any deficiency or increased deficiencies in reserves to arise (section 72).

A provision has been made in these financial statements in respect of the actuarially assessed deficit in the DBP Annuitants’ Scheme (refer to note 27).

Note 32: Contingent Liabilities and Contingent Assets (continued)

New Zealand Railways Corporation

The Crown has indemnified the directors of NZ Railways Corporation against any liability arising from the surrender of the licence and lease of the Auckland rail corridor.  The liability expires in 2009.

The Crown has further indemnified the directors of NZ Railways Corporation against all liabilities in connection with the Corporation taking ownership and/or responsibility for the national rail network and any associated assets and liabilities on 1 September 2004.  Section 10 of the Finance Act 1990 guarantees all loan and swap obligations of the New Zealand Railways Corporation.

Persons exercising investigating powers

Section 63 of the Corporations (Investigation and Management) Act 1989 indemnifies the Securities Commission, the Registrar and Deputy Registrar of Companies, members of advising committees within the Act, every statutory manager of a corporation, and persons appointed pursuant to sections 17 to 19 of the Act, in the exercise of investigating powers, unless the power has been exercised in bad faith.

Public Trust

Section 52 of the Public Trust Act 2001 provides for the Crown to meet any deficiency in the Public Trust’s Common Fund in meeting lawful claims on the Fund.  This is a permanent (legislated) liability.  On 7 November 2008 the Minister of Finance guaranteed interest payable on estates whose money constitutes the Common Fund.

Reserve Bank of New Zealand

Section 21(2) of the Reserve Bank of NZ Act 1989 requires the Crown to pay the Reserve Bank the amount of any exchange losses incurred by the Bank as a result of dealing in foreign exchange under Sections 17 and 18 of the Act. This is a permanent (legislated) liability.

Synfuels-Waitara Outfall Indemnity

As part of the 1990 sale of the Synfuels plant and operations to New Zealand Liquid Fuels Investment Limited (NZLFI), the Crown transferred to NZLFI the benefit and obligation of a Deed of Indemnity between the Crown and Borthwick-CWS Limited (and subsequent owners) in respect of the Waitara effluent transfer line which was laid across the Waitara meat processing plant site.

The Crown has the benefit of a counter indemnity from NZLFI which has since been transferred to Methanex Motunui Limited.

Tainui Corporation

Several leases of Tainui land at Huntly and Meremere have been transferred from ECNZ to Genesis Power.  The Crown has provided guarantees to Tainui Corporation relating to Genesis Power’s obligations under the lease agreements.

Note 32: Contingent Liabilities and Contingent Assets (continued)

Other Unquantifiable Contingent Liabilities

Abuse Claims

There is ongoing legal action against the Crown in relation to historical abuse claims.  At this stage the number of claimants and outcome of these cases are uncertain.

Accident Compensation Corporation (ACC) litigations

There are several legal actions against ACC in existence, arising in the main from challenges to operational decisions made by ACC.  ACC will be vigorously defending these claims.

Air New Zealand litigation

Air New Zealand has been named in four class actions.  One, in Australia, claims travel agents commission on fuel surcharges and two (one in Australia and the other in the United States) make allegations against more than 30 airlines, of anti competitive conduct in relation to pricing in the air cargo business.  The allegations made in relation to the air cargo business are also the subject of investigations by regulators in a number of jurisdictions including the United States and the European Union.  A formal Statement of Objections has been issued by the European Commission to 25 airlines including Air New Zealand and has been responded to.  In the event that a court determined, or it was agreed with a regulator, that Air New Zealand had breached relevant laws, the Company would have potential liability for pecuniary penalties and to third party damages under the laws of the relevant jurisdictions.  The fourth class action alleges (in the United States) that Air New Zealand together with 11 other airlines conspired in respect of fares and surcharges on trans-Pacific routes.  All class actions are being defended.

Environmental liabilities

Under common law and various statutes, the Crown may have responsibility to remedy adverse effects on the environment arising from Crown activities.

Departments managing significant Crown properties have implemented systems to identify, monitor and assess potential contaminated sites.

In accordance with NZ IAS 37:  Provisions, Contingent Liabilities and Contingent Assets any contaminated sites for which costs can be reliably measured have been included in the statement of financial position as provisions.

Kordia Group Limited

As part of its contractual obligations with clients, Kordia Limited has an undertaking to provide services at a certain level and should this not be achieved, Kordia Limited may be liable for contract penalties.  It is not possible to quantify what these may be until an event has occurred.  The Company does not expect any liabilities to occur as a result of these contractual obligations.

The Company makes advances to its subsidiary companies.  The Company’s loan facility comprises a syndicated revolving cash advance facility between three banks, committed to a maximum amount of $136 million (2008: $150 million).  The facility is supported by a negative pledge by the Company and its guaranteeing subsidiaries over their assets and undertakings.  Under the negative pledge, each guaranteeing subsidiary may be liable for indebtedness incurred by the Company and other guaranteeing subsidiaries.  The Company considers the negative pledge to be an insurance contract.  Such contracts and cross guarantees are treated as a contingent liability and only recognised as a liability if a payment is probable.

Note 32: Contingent Liabilities and Contingent Assets (continued)

Maui Contracts

Contracts in respect of which the Crown purchases gas from Maui Mining companies and sells gas downstream to Contract Energy Limited, Vector Gas Limited and Methanex Waitara Valley Limited provide for invoices to be re-opened in certain circumstances within two years of their issue date as a result of revisions to indices.  These revisions may result in the Crown refunding monies or receiving monies from those parties.

Rugby World Cup 2011

The Crown has agreed in joint venture arrangements with the New Zealand Rugby Union to an uncapped underwrite of the costs of hosting the 2011 Rugby World Cup, on a loss sharing basis (Crown 67%, NZRU 33%).  A provision for the forecast losses has been made in the Government’s financial statements.

The Crown has agreed to reimburse New Zealand income tax that might be incurred by the joint venture entity (Rugby New Zealand 2011 Limited) or the NZRU in relation to the joint venture entity, and has also agreed to reimburse the NZRU for New Zealand withholding tax that might be incurred on certain payments made in relation to the tournament.

The Crown has further agreed to review its level of support to the tournament if the actual tax revenue arising from the tournament exceeds forecasts.

Television New Zealand

The Company is subject to a number of legal claims.  Given the stage of proceedings and uncertainty as to outcomes of the cases, no estimate of the financial effect can be made and no provision for any potential liability has been made in the Financial Statements.

Treaty of Waitangi claims

Under the Treaty of Waitangi Act 1975, any Māori may lodge claims relating to land or actions counter to the principles of the Treaty with the Waitangi Tribunal.  Where the Tribunal finds a claim is well founded, it may recommend to the Crown that action be taken to compensate those affected.  The Tribunal can make recommendations that are binding on the Crown with respect to land which has been transferred by the Crown to an SOE or tertiary institution, or is subject to the Crown Forest Assets Act 1989.

Treaty of Waitangi claims – settlement relativity payments

The Deeds of Settlement negotiated with Waikato-Tainui and Ngāi Tahu include a relativity mechanism.  The mechanism provides that, where the total redress amount for all historical Treaty settlements exceeds $1 billion in 1994 present-value terms, the Crown is liable to make payments to maintain the real value of Ngāi Tahu’s and Waikato-Tainui’s settlements as a proportion of all Treaty settlements.  The agreed relativity proportions are 17% for Waikato-Tainui and approximately 16% for Ngāi Tahu.  The non-quantifiable contingent liability relates to the risk that total settlement redress, including binding recommendations from the Waitangi Tribunal, will trigger these relativity payments.

Note 32: Contingent Liabilities and Contingent Assets (continued)

Westpac Banking Corporation

Under the Domestic Transaction Banking Services Master Agreement with Westpac Banking Corporation, dated 30 November 2004, the Crown has indemnified Westpac:

•                  In relation to letters of credit issued on behalf of the Crown.

•                  For costs and expenses incurred by reason of third party claims against Westpac relating to indirect instructions, direct debits, third party cheques, departmental credit card merchant agreements, use of online banking products and IRD processing arrangements.

Other contingencies

Deposit Guarantee Schemes

The Crown’s exposure with respect to the Retail Deposit Guarantee Scheme and the Wholesale Funding Guarantee Facility is described in note 30.

Foreshore and seabed

The Foreshore and Seabed Act 2004 (FSA):

•                  vests the full legal and beneficial ownership of the public foreshore and seabed in the Crown

•                  provides for the recognition and protection of ongoing customary rights with respect to the public foreshore and seabed

•                  enables applications to the High Court to investigate if previously held common law rights have been adversely impacted, and if so, providing for those affected either to participate in the administration of a foreshore and seabed reserve or else enter into formal discussions on redress, and

•                  provides for general rights of public access and recreation in, on, over, and across the public foreshore and seabed and general rights of navigation within the foreshore and seabed.

The public foreshore and seabed means the marine area that is bounded on the landward side by the line of mean high water spring; and on the seaward side by the outer limits of the territorial sea, but does not include land subject to a specified freehold interest (refer section 5 of the FSA).

The FSA codifies the nature of the Crown’s ownership interest in the public foreshore and seabed on behalf of the public of New Zealand.  Although full legal and beneficial ownership of the public foreshore and seabed has been vested in the Crown, there are significant limitations to the Crown’s rights under the FSA.  As well as recognising and protecting customary rights, the FSA significantly restricts the Crown’s ability to alienate or dispose of any part of the public foreshore and seabed and significantly restricts the Crown’s ability to exclude others from entering or engaging in recreational activities or navigating in, on or within the public foreshore and seabed.  Because of the complex nature of the Crown’s ownership interest in the public foreshore and seabed and because we are unable to obtain a reliable valuation of the Crown’s interest, the public foreshore and seabed has not been recognised as an asset in these financial statements.

Note 32: Contingent Liabilities and Contingent Assets (continued)

Contingent Assets

Legal proceedings and disputes

Legal proceedings and disputes are contingent assets in relation to Inland Revenue pending assessments.  Contingent assets arise where Inland Revenue has advised a taxpayer of a proposed adjustment to their tax assessment.  There has been no amended assessment issued at this point or revenue recognised so these are recorded in the note 32 as legal proceedings and disputes — non-assessed.  The taxpayer has the right to dispute this adjustment and a disputes resolution process is entered into.  Inland Revenue quantifies a contingent asset based on the likely outcome of the disputes process based on experience and similar prior cases.

A contingent asset of $1,191 million has been disclosed in relation to use of money interest on the structured finance transactions discussed on page 126.  The interest has been calculated based on the maximum amount which the taxpayers are due to pay to the department at that date.  However some of these taxpayers may have money in the tax pooling account which they could transfer at an earlier date, thereby reducing the actual interest received.

Shortfall penalties that Inland Revenue may impose have not been quantified as they are too uncertain at this stage.  These penalties would not meet the asset definition or recognition criteria due to the fundamental uncertainty as to what penalty would be applied and the value of the penalty that Inland Revenue would impose.  Penalties would be recognised following a final court decision once all appeals are exhausted.

$1,502 million at 30 June 2009 ($307 million at 30 June 2008)

Note 33: Financial Instruments

The Government has devolved responsibility for the financial management of its financial portfolios to its sub-entities such as NZDMO, Reserve Bank, NZS Fund, Inland Revenue and ACC.  The financial management objectives of each of these portfolios are influenced by the purpose and associated governance framework for which the portfolio is held.  The purposes of a portfolio may cover:

•                  public policy considerations eg, the provision of student loans to support tertiary education policy

•                  liquidity management eg, Treasury bills and Government Stock are the primary debt instruments for funding core Government operations, and

•                  long-term economic return eg, the function of the NZ Superannuation Fund.

These purposes are not mutually exclusive, with portfolios typically established for, or arising from, a public policy objective, such as pre-funding future superannuation expenses, but in doing so are managed to maximise economic returns consistent with the policy objective.

Reporting to Ministers on these portfolios is done on a portfolio-by-portfolio basis.  The institutional frameworks and policy objectives of these portfolios are reviewed periodically.  Otherwise reporting on the consolidated financial management and performance of these portfolios is done in the context of the interim and annual Financial Statements of the Government and the forecasts reported in the Half-Year and Budget Economic and Fiscal Updates.

Details of the significant accounting policies and methods adopted including the criteria for recognition, the basis of measurement and the basis on which income and expenses are recognised, in respect of each class of financial asset and financial liability are disclosed in Note 1 of the financial statements.

Note 33:  Financial Instruments (continued)

(a) Analysis of financial instruments

Financial instruments are measured at either fair value or amortised cost.  Changes in the value of an instrument may be reported in the operating balance or directly in net worth depending on its designation.  The following table details the value of financial assets and financial liabilities by class of instrument and by designation category, as defined in the accounting policies in Note 1.

Financial Assets

		Designation
		Amortised cost	Available for sale	Held for trading	Fair value through P&L	Total
Financial assets as at 30 June 2009	Note	$m	$m	$m	$m	$m

Cash and cash equivalents		6,268	—	—	—	6,268
Trade and other receivables	14	3,151	—	—	—	3,151
Long-term deposits	15	2,695	—	—	441	3,136
Derivatives in gain	15	—	—	3,745	—	3,745
Marketable securities	15	—	646	773	36,954	38,373
IMF special drawing rights	15	454	—	—	—	454
Share investments	16	—	74	—	11,086	11,160
Student loans	17	6,553	—	—	—	6,553
Kiwibank mortgages	17	6,370	—	—	2,122	8,492
Other advances	17	519	—	—	40	559
Total financial assets by designation		26,010	720	4,518	50,643	81,891

		Designation
		Amortised cost	Available for sale	Held for trading	Fair value through P&L	Total
Financial assets as at 30 June 2008	Note	$m	$m	$m	$m	$m

Cash and cash equivalents		3,804	—	—	—	3,804
Trade and other receivables	14	3,214	—	—	—	3,214
Long-term deposits	15	2,039	—	—	748	2,787
Derivatives in gain	15	—	—	1,563	—	1,563
Marketable securities	15	—	759	490	35,402	36,651
IMF special drawing rights	15	188	—	—	—	188
Share investments	16	—	76	—	12,888	12,964
Student loans	17	6,741	—	—	—	6,741
Kiwibank mortgages	17	2,427	—	—	3,154	5,581
Other advances	17	578	—	—	48	626
Total financial assets by designation		18,991	835	2,053	52,240	74,119

As at 30 June 2009, the carrying value of financial assets that have been pledged as collateral was $930 million (2008: $634 million).  These transactions are conducted under terms that are usual and customary to standard securities borrowing.

Note 33: Financial Instruments (continued)

(a) Analysis of financial instruments (continued)

Financial Liabilities

		Designation
		Amortised cost	Held for trading	Fair value through P&L	Total
Financial liabilities as at 30 June 2009	Note	$m	$m	$m	$m
Issued currency		4,005	—	—	4,005
Accounts payable	23	5,380	—	—	5,380
Borrowings:	24
Government stock		17,710	—	3,454	21,164
Treasury bills		—	—	7,432	7,432
Government retail stock		491	—	—	491
Settlement deposits with Reserve Bank		—	—	6,908	6,908
Derivatives in loss		—	2,158	—	2,158
Finance lease liabilities		1,002	—	—	1,002
Other borrowings		14,602	8	8,188	22,798
Total borrowings		33,805	2,166	25,982	61,953
Total financial liabilities by designation		43,190	2,166	25,982	71,338

		Designation
		Amortised cost	Held for trading	Fair value through P&L	Total
Financial liabilities as at 30 June 2008	Note	$m	$m	$m	$m
Issued currency		3,530	—	—	3,530
Accounts payable	23	6,444	—	—	6,444
Borrowings:	24
Government stock		13,722	—	4,794	18,516
Treasury bills		—	—	1,484	1,484
Government retail stock		423	—	—	423
Settlement deposits with Reserve Bank		—	—	7,750	7,750
Derivatives in loss		—	1,591	—	1,591
Finance lease liabilities		955	—	—	955
Other borrowings		10,784	—	4,607	15,391
Total borrowings		25,884	1,591	18,635	46,110
Total financial liabilities by designation		35,858	1,591	18,635	56,084

Note 33:  Financial Instruments (continued)

(a) Analysis of financial instruments (continued)

Derivatives

	Carrying value in gain	Notional value in gain	Carrying value in loss	Notional value in loss	Net carrying value
Derivatives as at 30 June 2009	$m	$m	$m	$m	$m
Foreign exchange contracts	1,506	15,055	500	8,309	1,006
Foreign exchange options	10	192	—	—	10
Cross currency swaps	1,043	8,132	821	8,432	222
Interest rate swaps	919	12,646	605	15,450	314
Interest rate options	—	—	8	500	(8)
Futures	1	998	1	636	—
Other derivatives	266	2,698	223	10,123	43
Total derivatives	3,745	39,721	2,158	43,450	1,587

	Carrying value in gain	Notional value in gain	Carrying value in loss	Notional value in loss	Net carrying value
Derivatives as at 30 June 2008	$m	$m	$m	$m	$m
Foreign exchange contracts	206	6,028	510	15,524	(304)
Foreign exchange options	5	320	—	12	5
Cross currency swaps	570	2,861	521	2,985	49
Interest rate swaps	347	17,786	218	9,244	129
Interest rate options	—	25	—	110	—
Futures	—	1,119	1	303	(1)
Other derivatives	435	8,553	341	4,264	94
Total derivatives	1,563	36,692	1,591	32,442	(28)

Note 33:  Financial Instruments (continued)

(a) Analysis of financial instruments (continued)

Hedge Derivatives

Some derivatives are reported using the hedge accounting approaches available under financial reporting standards.  These approaches permit the effective portion of a cash flow hedging instrument to be initially reported in equity and subsequently transferred to the statement of financial performance or value of the hedged asset.  A fair value hedge enables the hedged item to be adjusted by the effective portion of the fair value hedge and for this adjustment to be reported in the statement of financial performance. The carrying values of hedge accounted derivatives are:

	Carrying value in gain	Carrying value in loss	Net carrying value
	$m	$m	$m
Hedge accounted derivatives as at 30 June 2009
Derivatives hedging fair value	95	13	82
Derivatives hedging cash flows	188	272	(84)
Hedge accounted derivatives as at 30 June 2008
Derivatives hedging fair value	1	64	(63)
Derivatives hedging cash flows	343	338	5

As a result of fair value hedge accounting, the hedged items were adjusted by a loss of $78 million (2008: gain of $51 million), which is included in the statement of financial performance along with the change in fair value of the hedging derivative.

The periods when cash flows are expected to occur from activities subject to cash flow hedge accounting and when they are expected to affect the operating balance are:

	<12 months	1-2 years	2-5 years	>5 years	Total
	$m	$m	$m	$m	$m
As at 30 June 2009
Timing of cash flows	(73)	(33)	9	1	(96)
Effect on operating balance	(60)	(34)	21	(56)	(129)

As at 30 June 2008
Timing of cash flows	(135)	(15)	13	—	(137)
Effect on operating balance	(160)	19	42	(84)	(183)

Note 33: Financial Instruments (continued)

(b)  Risk Management Policies

Risk management policies are outlined for entities that hold significant portfolios of financial instruments.  The size of these portfolios on an unconsolidated basis (ie, including cross-holdings of government stock and other Crown instruments) are:

	30 June 2009		30 June 2008
	Unconsolidated financial assets $m	Unconsolidated financial liabilities $m	Unconsolidated financial assets $m	Unconsolidated financial liabilities $m
New Zealand Debt Management Office (NZDMO)	19,222	43,357	16,578	32,952
Reserve Bank	22,509	18,997	18,159	16,160
Inland Revenue	6,905	304	7,317	124
NZ Superannuation Fund	12,877	561	13,791	494
ACC	11,178	764	10,128	720
NZ Post (including Kiwibank)	10,630	10,508	7,385	7,243
Air New Zealand	2,194	1,998	2,065	1,932
EQC	5,622	5	5,598	6
Transpower	292	1,411	283	1,266
Ministry of Social Development	975	369	1,034	368
Mighty River Power	406	968	459	1,096
Meridian Energy	371	1,546	689	1,649
Genesis Energy	334	928	510	1,035
Public Trust	1,083	1,104	995	986

The risk management policies applied by each of these entities are outlined below.

Manager	Financial Instrument Portfolio	Risk Management
NZDMO

Financial assets and liabilities held to:

•             finance the Government’s gross borrowing requirements

•             provide funds to Government entities, and

•             provide capital market services and derivative transactions to Government entities.

NZDMO operates within a risk management framework that is approved by the Minister of Finance. The framework specifies NZDMO’s policies for managing market risk, credit risk, liquidity risk, funding risk and operational risk. The risk management framework is subject to continuous improvement.

Note 33: Financial Instruments (continued)

(b) Risk Management Policies (continued)

Manager	Financial Instrument Portfolio	Risk Management
The Reserve Bank of New Zealand	Financial assets and liabilities held for the purpose of effective foreign exchange intervention capability, wholesale banking liquidity and circulating currency	The overall risk management framework is designed to strongly encourage the sound and prudent management of the bank’s risk in a way that is consistent with financial market best practice.

Inland Revenue Department	Student Loans	Risk is minimised by the collection of compulsory repayments through the tax system. In addition, advances are widely dispersed, reducing the concentration of credit risk.

The New Zealand Superannuation Fund (NZS Fund)	Investment Fund assets

The Guardians manage the NZS Fund’s risks by adopting an appropriate risk profile that is commensurate with the return objective and time horizon of the Fund. The objective is to:

•                  avoid concentration of risk by ensuring there is adequate diversification between and within asset classes, investment managers and geographically

•                  careful selection and monitoring of managers to ensure the Guardians have sufficient conviction that each manager will maximise the probability that return expectations will be met

•                  to ensure that there are no unintended biases away from the intended investment strategy, and

•                  perform rigorous measurement and management of market and manager risk.

Note 33: Financial Instruments (continued)

(b)  Risk Management Policies (continued)

Manager	Financial Instrument Portfolio	Risk Management
Accident Compensation Corporation	ACC Reserves

The investment committee sets investment guidelines by requiring investment managers to manage their portfolios within defined market exposure limits.These limits include limits on percentage weight of any particular company in the portfolio relative to its benchmark weight; limits on aggregate investment companies not represented in the benchmark; limits on the maximum investment in any individual company; duration limits relative to the duration of the benchmark; and maximum credit exposure to single entities. Compliance with the investment guidelines is reviewed by the internal auditors on a half-yearly basis.

New Zealand Post (including Kiwibank)	Financial instruments from its debt portfolio and investment activity. This includes activities as a financial intermediary and financial market participant (Kiwibank).	The Board is responsible for risk management policies and procedures. This includes appointing a finance risk committee to monitor risk management.

Air New Zealand	Financial instruments arising from its business activity

The Board of directors approve risk management policies. Compliance with these policies is reviewed and reported monthly to the Board and is included as part of the internal audit programme. Group policy is not to enter, issue, or hold financial instruments for speculative purposes.

Earthquake Commission	Assets in National Disaster Fund

The Commission applies best-practice portfolio management that maximises return without undue risk to the Fund as a whole while avoiding prejudice to New Zealand’s reputation as a responsible member of the world community.

Transpower	Financial instruments arising from its business activity

The Board has approved policy and guidelines and authorised the use of various financial instruments. The policy adopted by the Board prohibits the use of financial instruments for speculative purposes. All derivatives must be directly related to underlying physical debt or firm capital commitments on Board approved projects.

Note 33: Financial Instruments (continued)

(b)  Risk Management Policies (continued)

Manager	Financial Instrument Portfolio	Risk Management
Ministry of Social Development	Student loans	The Ministry has a series of policies to manage the risks associated with financial instruments. These policies do not allow any transactions that are speculative in nature.

Mighty River Power	Financial instruments arising from its business activity

The Group’s overall risk management programme focuses on the unpredictability of financial markets and seeks to proactively manage these risks with the aim of protecting shareholder wealth. The Group uses derivative financial instruments to hedge these risk exposures.

Meridian Energy	Financial instruments arising from its business activity

Meridian’s overall risk management programme focuses on the unpredictability of financial markets and the electricity spot price and seeks to minimise potential adverse effects on the financial performance and economic value of the Group. The Group uses financial instruments to hedge these risk exposures.

Genesis Energy	Financial instruments arising from its business activity

The Group’s overall risk management programme focuses on the unpredictability of financial markets and seeks to minimise potential adverse effects on the financial performance of the Group. The Group uses financial instruments to hedge these risk exposures.

Public Trust	Financial assets and liabilities	Public Trust has a series of policies to manage the risks associated with financial instruments.

Note 33: Financial Instruments (continued)

(c) Market risk

The Government’s activities expose it primarily to the financial risks of changes in interest rates, foreign exchange rates and equity markets.  These risks are managed at portfolio level consistent with the policy purpose of the portfolio and risk management objectives.  Detailed information on the exposure to market risk and policies for managing this risk are available in the separate financial statements prepared by the Manager for each portfolio.

The Government’s exposure to market risk reflects the combination of these portfolio management practices.  These practices include use of Value-at-Risk (VaR) limits and stop-loss limits to manage risk.  While NZDMO and Reserve Bank’s activities collectively manage the core Crown’s exposure to foreign exchange, there is no other centralised management of market or other risk.

There has been no change to the manner in which the Government, or more precisely the Crown reporting entities that manage the Government’s portfolios, manage and measure risks from the year ended 30 June 2008.

A variety of derivative financial instruments are used across the portfolios to manage exposure to interest rate, foreign currency and electricity sector risk including:

•                  foreign exchange contracts and options to hedge exchange rate risk arising from foreign investments and liabilities as well as budgeted overseas purchases.  Under foreign exchange contracts the Government agrees to exchange one currency for another at a future date using an exchange rate determined when the contract is entered into

•                  interest rate swaps and options to manage interest rate risk.  Under interest rate swap contracts, the Government agrees to exchange the difference between fixed and floating rate interest amounts calculated on agreed notional principal amounts.  Such contracts enable the Government to mitigate the risk of changing interest rates on the fair value of issued fixed rate debt and the cash flow exposures on the issued variable rate debt

•                  cross currency swaps combine an interest rate swap and a currency swap whereby the interest rate in one currency is fixed, and the interest rate in the other is floating.  In doing so, they manage both interest rate and currency risk, and

•                  electricity derivatives are typically “contracts for differences” entered into by the electricity generation State-owned enterprises to hedge against volatility in electricity prices.

Note 33: Financial Instruments (continued)

(c) Market risk (continued)

Interest rate risk management

The Government is exposed to interest rate risk as entities in the government borrow and invest funds at both fixed and floating interest rates.  The risk is managed at the entity level in accordance with their capital objectives and risk management policies.  These objectives and policies include maintaining an appropriate mix between fixed and floating rate borrowings, by the use of interest rate swap contracts and forward interest rate contracts, and by the use of Value-at-Risk and stop-loss limits.  Hedging activities are evaluated regularly to align with interest rate views and defined risk appetite; ensuring optimal hedging strategies are applied, by either positioning the balance sheet or protecting interest expense through different interest rate cycles.

Interest rate sensitivity analysis

The following analysis of financial instruments shows how the operating balance and equity reserves would have been affected by a 100 basis point increase or decrease in New Zealand interest rates while holding all other variables constant.  The effect on the operating balance is primarily from changes in interest revenue and interest expense on floating rate instruments and changes in value of instruments measured at fair value through profit and loss.  The Government does not have material exposure to foreign interest rates.

The sensitivity analysis below has been determined based on the exposure to interest rates for both derivatives and non-derivative financial instruments at the balance sheet date.  The effect of exposure to interest rates on the valuation of non-financial instruments, such as the ACC liability and GSF defined benefit plan, are provided in the relevant notes to the financial statements.

Movements in interest rates affect the financial results of the Government in the following manner:

•                  the resulting valuation changes for fixed interest instruments that are measured at fair value through profit and loss will affect the operating balance, while the valuation changes of fixed interest instruments designated as available-for-sale will affect equity reserves

•                  the resulting changes in interest expense and interest revenue on floating rate instruments will affect the operating balance, and

•                  where derivatives are designated as cash flow hedges of floating rate instruments, equity reserves will be affected by the resulting changes in the fair value of these derivatives.

If interest rates had been 100 basis points higher/(lower) at balance date and all other variables were held constant, the effect of financial instruments would increase/(decrease) the Government’s financial results as outlined in the following table.  The impact is net of hedging via interest rate derivatives.

	Impact on operating balance		Impact on net worth
	2009	2008	2009	2008
Change in New Zealand Interest Rates	$m	$m	$m	$m

Increase 1% (100 basis points)	(407)	(408)	(368)	(401)

Decrease 1% (100 basis points)	392	467	351	459

The Government’s sensitivity to interest rates has not materially changed from the previous year.

Note 33: Financial Instruments (continued)

(c) Market risk (continued)

Foreign currency risk management

The Government undertakes transactions denominated in foreign currencies.  Hence, exposures to exchange rate fluctuations arise.  Exchange rate exposures are managed within approved policy parameters utilising forward foreign exchange contracts.  The carrying amounts of the Government’s foreign currency denominated financial assets and financial liabilities translated to NZD at the reporting date are as follows:

		NZD	USD	Yen	Euro	Other	Total
As at 30 June 2009	Note	NZ$m	NZ$m	NZ$m	NZ$m	NZ$m	NZ$m
Cash and cash equivalents		3,293	2,114	76	319	466	6,268
Trade and other receivables	14	2,275	646	47	35	148	3,151
Long-term deposits	15	2,802	62	20	35	217	3,136
Derivatives in gain	15	23,900	(13,860)	(1,600)	(2,964)	(1,731)	3,745
Marketable securities	15	14,329	15,733	1,578	5,848	885	38,373
IMF special drawing rights	15	—	—	—	—	454	454
Share investments	16	2,250	3,466	760	1,080	3,604	11,160
Student loans	17	6,553	—	—	—	—	6,553
Kiwibank mortgages	17	8,492	—	—	—	—	8,492
Other advances	17	539	12	—	—	8	559
Total financial assets		64,433	8,173	881	4,353	4,051	81,891

Issued currency		4,005	—	—	—	—	4,005
Accounts payable	23	4,371	432	14	535	28	5,380
Borrowings:	24
Government stock		21,164	—	—	—	—	21,164
Treasury bills		7,432	—	—	—	—	7,432
Government retail stock		491	—	—	—	—	491
Settlement deposits with Reserve Bank		6,908	—	—	—	—	6,908
Derivatives in loss		(2,158)	1,270	425	2,114	507	2,158
Finance lease liabilities		607	395	—	—	—	1,002
Other borrowings		17,090	4,138	435	—	1,135	22,798
Total financial liabilities		59,910	6,235	874	2,649	1,670	71,338
Net financial currency holdings		4,523	1,938	7	1,704	2,381	10,553

Note 33:  Financial Instruments (continued)

(c) Market risk (continued)

Foreign currency risk management (continued)

		NZD	USD	Yen	Euro	Other	Total
As at 30 June 2008	Note	NZ$m	NZ$m	NZ$m	NZ$m	NZ$m	NZ$m
Cash and cash equivalents		2,745	517	97	115	330	3,804
Trade and other receivables	14	2,778	185	31	97	123	3,214
Long-term deposits	15	1,968	409	31	83	296	2,787
Derivatives in gain	15	13,575	(11,696)	(1,224)	43	865	1,563
Marketable securities	15	7,650	21,345	1,686	4,996	974	36,651
IMF special drawing rights	15	—	—	—	—	188	188
Share investments	16	1,949	5,715	621	1,190	3,489	12,964
Student loans	17	6,741	—	—	—	—	6,741
Kiwibank mortgages	17	5,581	—	—	—	—	5,581
Other advances	17	622	—	—	—	4	626
Total financial assets		43,609	16,475	1,242	6,524	6,269	74,119

Issued currency		3,530	—			—	3,530
Accounts payable	23	5,674	323	31	279	137	6,444
Borrowings:	24
Government stock		18,516	—	—	—	—	18,516
Treasury bills		1,484	—	—	—	—	1,484
Government retail stock		423	—	—	—	—	423
Settlement deposits with Reserve Bank		7,750	—	—	—	—	7,750
Derivatives in loss		(16,296)	9,975	860	4,491	2,561	1,591
Finance lease liabilities		606	349	—	—	—	955
Other borrowings		11,543	2,288	358	—	1,202	15,391
Total financial liabilities		33,230	12,935	1,249	4,770	3,900	56,084
Net financial currency holdings		10,379	3,540	(7)	1,754	2,369	18,035

Foreign currency sensitivity analysis

The following table details the Government’s sensitivity to a 10% strengthening and weakening in the New Zealand dollar with all other variables held constant.  The sensitivity analysis includes outstanding foreign currency denominated monetary items and adjusts their translation at the period end for a 10% change in foreign currency rates.

The sensitivity analysis is net of hedging via foreign exchange derivatives, but does not include the impact on prices of goods and services purchased or sold in foreign currencies.

Change in New Zealand exchange rate

	Impact on operating balance		Impact on net worth
	2009	2008	2009	2008
	$m	$m	$m	$m

Strengthen by 10%	(319)	(961)	(297)	(830)
Weaken by 10%	371	860	352	819

The Government’s sensitivity to foreign currency has decreased during the current period mainly in relation to financial instrument portfolios held by the NZS Fund.

Note 33: Financial Instruments (continued)

(c) Market risk (continued)

Equity market risk management

The Government is exposed to share price risks arising from its holding of share investments.

Equity market sensitivity analysis

Share investments are reported at fair value.  Movements in share prices therefore directly translate into movements in the value of the share investment portfolio.

The sensitivity analyses below have been determined based on the New Zealand Superannuation Fund’s, ACC’s and EQC’s exposure to share price risks at the reporting date. The combined portfolios of these three portfolios makes up 98% of the Government’s total share investments (2008:  96%).

	Impact on operating balance		Impact on net worth
	2009	2008	2009	2008
Change in share prices	$m	$m	$m	$m

Strengthen/weaken by 10%	1,097	1,275	1,097	1,275

The Government’s sensitivity to share prices has not changed significantly from the prior year.

Note 33: Financial Instruments (continued)

(d) Credit risk management

Credit risk refers to the risk that counterparty will default on its contractual obligations resulting in financial loss to the Government.  The carrying value of financial assets equates to the maximum exposure to credit risk as at balance date.  Credit risk is managed at the entity level in accordance with their capital objectives and risk management policies.  These objectives and policies include limits to individual and industry counterparty exposure, collateral requirements, and counterparty credit ratings.

Of the financial assets held by the government at 30 June 2009 the fair value of collateral held that can be sold or repurchased was $4,041 million (2008: $2,221 million).

Concentrations of credit exposure classified by credit rating, geography and industry of the counterparty are provided in the following tables.  The credit exposure of financial assets that are neither past due nor impaired is not materially different to the total credit exposure of the Government.

Concentration of credit exposure by credit rating (using the lower rating of Standard & Poor’s or Moody’s)

		AAA	AA	A	Other	Non-rated	Total
As at 30 June 2009	Note	$m	$m	$m	$m	$m	$m
Cash and cash equivalents		2,485	3,559	214	3	7	6,268
Trade and other receivables	14	—	—	—	—	3,151	3,151
Long-term deposits	15	38	2,665	408	—	25	3,136
Derivatives in gain	15	92	2,605	988	13	47	3,745
Marketable securities	15	20,908	12,366	1,315	462	3,322	38,373
IMF special drawing rights	15	—	—	—	454	—	454
Share investments	16	78	299	801	4,707	5,275	11,160
Student loans	17	—	—	—	—	6,553	6,553
Kiwibank mortgages(1)	17	—	—	—	—	8,492	8,492
Other advances	17	24	7	—	—	528	559
Total credit exposure by credit rating		23,625	21,501	3,726	5,639	27,400	81,891

		AAA	AA	A	Other	Non-rated	Total
As at 30 June 2008	Note	$m	$m	$m	$m	$m	$m
Cash and cash equivalents		600	2,770	263	36	135	3,804
Trade and other receivables	14	—	—	—	—	3,214	3,214
Long-term deposits	15	280	2,436	54	1	16	2,787
Derivatives in gain	15	55	1,231	43	68	166	1,563
Marketable securities	15	19,935	10,611	1,842	641	3,622	36,651
IMF special drawing rights	15	—	—	—	188	—	188
Share investments	16	158	587	1,337	4,976	5,906	12,964
Student loans	17	—	—	—	—	6,741	6,741
Kiwibank mortgages(1)	17	—	—	—	—	5,581	5,581
Other advances	17	—	15	—	96	515	626
Total credit exposure by credit rating		21,028	17,650	3,539	6,006	25,896	74,119

(1)  Kiwibank mortgages consist mainly of residential lending.  Therefore these financial assets have been classified as non-rated for the purposes of credit risk.

Note 33:  Financial Instruments (continued)

(d) Credit risk management (continued)

Concentration of credit exposure by geographical area:

		USA	Europe	Japan	Australia	New Zealand	Other	Total
As at 30 June 2009	Note	$m	$m	$m	$m	$m	$m	$m
Cash and cash equivalents		2,078	406	73	129	3,452	130	6,268
Trade and other receivables	14	—	—	—	—	3,150	1	3,151
Long-term deposits	15	49	10	—	59	3,018	—	3,136
Derivatives in gain	15	675	683	2	175	2,130	80	3,745
Marketable securities	15	8,063	11,508	1,570	1,239	13,317	2,676	38,373
IMF special drawing rights	15	—	—	—	—	—	454	454
Share investments	16	3,257	2,297	760	1,578	2,170	1,098	11,160
Student loans(1)	17	—	—	—	—	6,553	—	6,553
Kiwibank mortgages	17	—	—	—	—	8,492	—	8,492
Other advances	17	25	—	—	2	531	1	559
Total credit exposure by geography		14,147	14,904	2,405	3,182	42,813	4,440	81,891

		USA	Europe	Japan	Australia	New Zealand	Other	Total
As at 30 June 2008	Note	$m	$m	$m	$m	$m	$m	$m
Cash and cash equivalents		441	170	96	134	2,357	606	3,804
Trade and other receivables	14	—	—	—	—	3,214	—	3,214
Long-term deposits	15	261	75	1	27	2,227	196	2,787
Derivatives in gain	15	318	291	1	246	691	16	1,563
Marketable securities	15	4,200	16,434	1,667	2,009	7,221	5,120	36,651
IMF special drawing rights	15	—	—	—	—	—	188	188
Share investments	16	4,069	3,361	927	1,460	2,155	992	12,964
Student loans(1)	17	—	—	—	—	6,741	—	6,741
Kiwibank mortgages	17	—	—	—	—	5,581	—	5,581
Other advances	17	10	—	—	—	615	1	626
Total credit exposure by geography		9,299	20,331	2,692	3,876	30,802	7,119	74,119

(1)  At 30 June 2009 14.7% (2008: 14.5%) of student loan borrowers were overseas.  The majority of these individuals are overseas for a short time and therefore the credit risk is not significantly impacted by their current location.

Note 33:  Financial Instruments (continued)

(d) Credit risk management (continued)

Concentration of credit exposure by industry:

		Sovereign issuers	Supranational	NZ banking sector	Foreign banking sector	Other	Individuals	Total
As at 30 June 2009	Note	$m	$m	$m	$m	$m	$m	$m
Cash and cash equivalents		2,322	8	3,195	448	295	—	6,268
Trade and other receivables	14	—	—	—	—	3,150	1	3,151
Long-term deposits	15	—	—	3,018	118	—	—	3,136
Derivatives in gain	15	—	—	1,654	1,604	486	1	3,745
Marketable securities	15	14,269	732	7,877	5,315	10,180	—	38,373
IMF special drawing rights	15	—	454	—	—	—	—	454
Share investments	16	—	6	2	511	10,578	63	11,160
Student loans	17	—	—	—	—	—	6,553	6,553
Kiwibank mortgages(1)	17	—	—	—	—	—	8,492	8,492
Other advances	17	15	—	11	12	151	370	559
Total credit exposure by industry		16,606	1,200	15,757	8,008	24,840	15,480	81,891

		Sovereign issuers	Supranational	NZ banking sector	Foreign banking sector	Other	Individuals	Total
As at 30 June 2008	Note	$m	$m	$m	$m	$m	$m	$m
Cash and cash equivalents		484	4	2,621	381	314	—	3,804
Trade and other receivables	14	—	—	—	—	3,214	—	3,214
Long-term deposits	15	261	—	2,227	299	—	—	2,787
Derivatives in gain	15	—	—	388	786	389	—	1,563
Marketable securities	15	6,383	2,499	1,181	8,464	18,124	—	36,651
IMF special drawing rights	15	—	188	—	—	—	—	188
Share investments	16	—	—	2	446	12,471	45	12,964
Student loans	17	—	—	—	—	—	6,741	6,741
Kiwibank mortgages(1)	17	—	—	—	—	—	5,581	5,581
Other advances	17	—	—	108	11	178	329	626
Total credit exposure by industry		7,128	2,691	6,527	10,387	34,690	12,696	74,119

(1)  Kiwibank mortgages consist mainly of residential lending.  Therefore these financial assets have been classified as other individual for the purposes of credit risk.

Note 33: Financial Instruments (continued)

(e)Liquidity risk management

Liquidity risk refers to the loss due to the lack of liquidity preventing quick or cost-effective liquidation of products, positions or portfolios.

Liquidity risk is managed on an individual entity basis generally by maintaining adequate reserves, banking facilities and reserve borrowing facilities, by continuously monitoring forecast and actual cash flows.

The following table details the Government’s remaining contractual maturity for its financial liabilities.  The table has been drawn up based on:

•             the undiscounted cash flows of financial liabilities based on the earliest date on which the Government can be required to pay, and

•             both interest and principal cash flows.

		Carrying value	Contractual cash flows	0-12 months	1-2 years	2-5 years	5-10 years	> 10 years
As at 30 June 2009	Note	$m	$m	$m	$m	$m	$m	$m
Issued currency		4,005	4,005	4,005	—	—	—	—
Accounts payable	23	5,380	5,424	5,304	104	9	5	2
Borrowings:	24
Government stock		21,164	27,048	5,432	1,089	9,388	10,131	1,008
Treasury bills		7,432	7,490	7,490	—	—	—	—
Government retail stock		491	500	413	87	—	—	—
Settlement deposits with Reserve Bank		6,908	6,908	6,908	—	—	—	—
Finance lease liabilities		1,002	1,188	112	108	318	649	1
Other borrowings		22,798	23,492	15,535	800	3,210	3,635	312
Total non-derivative liabilities		69,180	76,055	45,199	2,188	12,925	14,420	1,323
Derivatives in loss settled net			811	455	44	55	207	50
Derivatives settled gross:
- inflow			41,069	24,871	1,394	8,075	5,840	888
- outflow			38,715	23,460	1,201	7,607	5,733	713

Note 33: Financial Instruments (continued)

(e)Liquidity risk management

		Carrying value	Contractual cash flows	0-12 months	1-2 years	2-5 years	5-10 years	> 10 years
As at 30 June 2008	Note	$m	$m	$m	$m	$m	$m	$m
Issued currency		3,530	3,530	3,530	—	—	—	—
Accounts payable	23	6,444	6,601	6,503	93	5	—	—
Borrowings:	24
Government stock		18,516	22,841	3,761	4,792	8,142	6,146	—
Treasury bills		1,484	1,497	1,497	—	—	—	—
Government retail stock		423	434	397	37	—	—	—
Settlement deposits with Reserve Bank		7,750	7,750	7,750	—	—	—	—
Finance lease liabilities		955	1,304	130	123	342	708	1
Other borrowings		15,391	16,430	9,768	823	2,208	2,989	642
Total non-derivative liabilities		54,493	60,387	33,336	5,868	10,697	9,843	643
Derivatives in loss settled net			662	418	60	40	105	39
Derivatives settled gross:
- inflow			40,239	28,576	2,364	4,701	4,490	108
- outflow			39,724	28,744	2,168	4,392	4,296	124

The Government has access to financing facilities, of which the total unused amount at 30 June 2009 was $1,220 million (2008:  $1,044 million).  The Government expects to meet its obligations from operating cash flows, from the results of bond tenders, and proceeds of maturing financial assets.

Note 34:  Acquisition of Toll (NZ) Limited

On 1 July 2008, negotiations were completed and an agreement was signed for the purchase of 100% of the shares in Toll (New Zealand) Limited.  Prior to the acquisition, assets and operations not integral to the rail operation were separated out of Toll (New Zealand) Limited.  On acquisition by the Government, the company was renamed KiwiRail Holdings Limited (KiwiRail).  The cost of acquisition of the company was $690 million, settled in cash on 1 July.

Ownership of the rail business is intended to place the Government in a better position to integrate rail planning and funding with its wider transport policy, and to facilitate appropriate capital investment in the national rail network.

On 1 October 2008, the Crown sold the shares in KiwiRail to the New Zealand Railway Corporation (NZRC).  The transfer price was based on the fair value of the assets and liabilities held by KiwiRail as at 1 October 2008.  The valuation was performed by PricewaterhouseCoopers and completed in May 2009.

Based on the fair value exercise as at 1 October 2008, it has been calculated that the fair value of the assets acquired and liabilities assumed through this purchase on acquisition (1 July) was $370 million.  No goodwill has been recognised and the difference between the assessment of the fair value of the assets acquired and liabilities assumed and the cost of acquisition has been charged to the statement of financial performance.

The effect of this acquisition on the government’s assets and liabilities on acquisition date was:

	Pre- acquisition carrying amount	Fair value adjustments	Recognised on acquisition
	$m	$m	$m

Cash	25	—	25
Receivables and other assets	98	(29)	69
Property, plant and equipment	552	140	692
Other assets	79	(63)	16
Total assets	754	48	802
Borrowings	125	—	125
Other liabilities	252	55	307
Total liabilities	377	55	432
Net identifiable assets and liabilities			370
Deferred tax liability (eliminated on consolidation)			65
Write-down on acquisition			255
Consideration paid			690

In the year ended 30 June 2009, revenue earned by KiwiRail Holdings Limited of $652 million and an operating surplus of $16 million (excluding the write-down on acquisition) has been included in the financial statements of the Government.

Statement of Unappropriated Expenditure

for the year ended 30 June 2009

An appropriation is a statutory authorisation by Parliament for the incurring of expenses or capital expenditure.  This statement reports expenses or capital expenditure without appropriation and in excess, or outside the scope, of existing appropriations.  This statement also reports breaches of projected net asset balance limits set by section 22(3) of the Public Finance Act 1989.

Section 26B of the Public Finance Act 1989 authorises the Minister of Finance to approve limited amounts of expenses or capital expenditure in excess of, but within the scope, of an existing appropriation. Unappropriated amounts incurred in terms of such an approval are shown separately in this statement.

Expenses or capital expenditure incurred without or outside the scope of appropriation or any other authority is unlawful unless validated by Parliament.  Unappropriated expenses or capital expenditure in excess of the limits which the Minister of Finance can approve under section 26B of the Public Finance Act 1989 require validating legislation.  Such validating legislation will be accompanied by a report to the House of Representatives that sets out the unappropriated items together with an explanation of the Minister responsible for the expenses or capital expenditure.

Amounts in this statement are expressed in thousands of dollars, reflecting the level at which appropriations are made.

Statement of Unappropriated Expenditure (continued)

for the year ended 30 June 2009

Unappropriated expenditure approved under Section 26B of the Public Finance Act 1989

Department		Supplementary Estimates of Appropriations 2008/09	Amount in Excess of Appropriation
/Vote	Appropriation	$000	$000
Crown Law Office
Attorney-General	Departmental Output Expenses
	Supervision and Conduct of Crown Prosecutions	36,492	556
Ministry of Economic Development
Commerce	Departmental Output Expenses
	Administration of Insolvencies	13,410	158
Ministry of Education
Education	Non-Departmental Output Expenses
	School Transport(1)	150,018	892
Ministry of Fisheries
Fisheries	Non-Departmental Other Expenses
	Contributions to International Organisations	300	9
Ministry of Social Development
Social Development	Benefits and Other Unrequited Expenses
	Independent Youth Benefit	15,878	25
	Sickness Benefit	612,826	645
	Student Allowances	439,245	5,023
New Zealand Defence Force
Defence Force	Departmental Output Expenses
	Land Combat Forces	357,046	3,417
	Land Combat Support Forces	198,810	435
	Maritime Patrol Forces	165,733	1,830
	Mine Countermeasures (MCM) and MCM Diving Forces	27,685	232
	Naval Combat Forces(2)	397,913	2,818
	Naval Helicopter Forces	82,873	1,341
	Naval Support Forces	102,089	1,218
	Rotary Wing Transport Forces	128,778	87
	Special Operations Forces	60,245	584

(1) The Supplementary Estimates of Appropriations of $148,418,000 has been increased by $1,600,000 transferred into this Output Class by the Public Finance (Transfers Between Outputs) Order 2009 (SR 2009/174).

(2) The Supplementary Estimates of Appropriations of $397,663,000 has been increased by $250,000 transferred into this Output Class by the Public Finance (Transfers Between Outputs) Order 2009 (SR 2009/174).

Statement of Unappropriated Expenditure (continued)

for the year ended 30 June 2009

Unappropriated expenditure in excess of appropriation, with Cabinet approval to use imprest supply

Department		Supplementary Estimates of Appropriations 2008/09	Amount without Appropriation
Vote	Appropriation	$000	$000
Ministry of Agriculture and Forestry
Agriculture and Forestry	Benefits and Other Unrequited Expenses
	Rural Veterinarians Bonding Scheme	—	99

Unappropriated expenditure in excess of appropriation, without Cabinet approval to use imprest supply

Department		Supplementary Estimates of Appropriations 2008/09	Amount in Excess of Appropriation
Vote	Appropriation	$000	$000
Department of the Prime Minister and Cabinet
Prime Minister and Cabinet	Non-Departmental Other Expenses
	Depreciation Expenses on Crown Assets	765	3,395
Inland Revenue Department
Revenue	Benefits and Other Unrequited Expenses
	KiwiSaver: Interest - September	2,100	510
	KiwiSaver: Interest - October	2,360	1,411
	Non-Departmental Other Expenses
	Impairment of Debt Relating to Child Support	164,000	29,258
	Impairment of Debt Relating to General Tax and Family Support	475,000	456,319
	Impairment of Debt Relating to Student Loans	200,000	392,100
Land Information New Zealand
	Departmental Output Expenses
	Land and Seabed Data Capture and Processing	45,314	670
Ministry of Agriculture and Forestry
Agriculture and Forestry	Non-Departmental Output Expenses
	Management of Crown Forestry Assets	83,245	1,583

Ministry of Defence
Defence	Departmental Output Expenses
	Management of Equipment Procurement	5,179	1,116
Ministry of Economic Development
Economic Development	Non-Departmental Other Expenses
	Large Budget Screen Production Fund	47,902	12,313
Ministry for the Environment
Climate Change	Non-Departmental Other Expenses
	Framework Convention on Climate Change	227	25

Statement of Unappropriated Expenditure (continued)

for the year ended 30 June 2009

Unappropriated expenditure in excess of appropriation, without Cabinet approval to use imprest supply

Department		Supplementary Estimates of Appropriations 2008/09	Amount in Excess of Appropriation
Vote	Appropriation	$000	$000
Ministry of Foreign Affairs and Trade
Foreign Affairs and Trade	Departmental Output Expenses
	Policy Advice and Representation - International Institutions	49,177	929
Ministry of Justice
Courts	Non-Departmental Other Expenses
	Costs in Criminal Cases	1,050	446
	Family Court Professional Services	36,416	1,514
	Witness Fees and Expenses	3,150	270
	Youth Court Professional Fees	7,100	266
	Departmental Output Expenses
	Higher Court Services	57,472	741
Justice	Non-Departmental Output Expenses
	Legal Aid	125,398	5,520
Ministry of Pacific Island Affairs
Pacific Island Affairs	Departmental Output Expenses
	Communications	1,487	1,589
Ministry of Social Development
Social Development	Benefits and Other Unrequited Expenses
	Family Start/NGO Awards	550	9
Ministry of Transport
Transport	Departmental Output Expenses
	Land Transport Revenue Forecasting and Strategy	1,716	195
National Library of New Zealand
National Library	Departmental Capital Expenditure
	National Library of New Zealand	10,619	2,584
New Zealand Police
Police	Departmental Output Expenses
	Specific Crime Prevention Services and Maintenance of Public Order	99,112	271
	Case Resolution and Support to Judicial Process	101,441	1,691

Statement of Unappropriated Expenditure (continued)

for the year ended 30 June 2009

Unappropriated expenditure without appropriation or outside scope of an appropriation without Cabinent approval to use imprest supply

Department		Supplementary Estimates of Appropriations 2008/09	Amount without Appropriation
Vote	Appropriation	$000	$000
Ministry of Justice - OTS
Treaty Negotiations	Non-Departmental Other Expenses
	Historical Treaty of Waitangi Settlements - MYA
	1 July 2007 - 30 June 2008	—	1,026
	1 July 2008 - 30 June 2009	—	1,527
	1 July 2008 - 30 June 2009	—	1,509
	Māori Authorities (FoMA) Appeal	500	472
	Non-Departmental Capital Expenditure
	Advance Payment Against Notionally Accrued Interest	1,600	1,000
Ministry of Māori Development
Māori Affairs	Expenses incurred under Section 50 of the Māori Affairs
	Restructuring Act 1989 in relation to lease land
	1 July 2007 - 30 June 2008	—	13
	1 July 2008 - 30 June 2009	—	6
Ministry of Transport
Transport	Non-Departmental Other Expenses
	Motor Vehicle Registration/Licenses and Road User Charges Bad Debt Provision	5,000	257
	Non-Departmental Other Expenses
	International membership
	1 July 2004 - 30 June 2005	743	7
	1 July 2005 - 30 June 2006	743	14
	1 July 2006 - 30 June 2007	743	14
	1 July 2007 - 30 June 2008	743	14
	Non-Departmental Capital Expenditure
	New Zealand Transport Agency	20,547,270	6,990
New Zealand Defence Force
Veterans’ Affairs - Defence Force	Non-Departmental Other Expenses
	Ex-Gratia Payments	800	243
	Benefits and Other Unrequited Expenses
	War Disablement Pensions	144,059	27

Statement of Unappropriated Expenditure (continued)

for the year ended 30 June 2009

Net Assets

Section 22 of the Public Finance Act 1989 requires that the net asset holding of a department must not exceed the most recent projected balance of net assets for that department as set out in an Appropriation Act, except where Ministers agree a surplus may be retained or where assets or liabilities have been remeasured.  The following schedule discloses departments that have breached this requirement during the year.

Excess departmental net asset holding without authority to use imprest supply

	Net Assets Authority at Time of Breach	Amount in Excess of Net Asset balance Limit
Department	$000	$000
Department of Labour	66,370	1,711
Office of the Clerk of the House of Representatives	5,527	223

Statement of Expenses or Capital Expenditure Incurred in Emergencies

for the year ended 30 June 2009

Under section 25 of the Public Finance Act 1989, if a state of national emergency is declared under the Civil Defence Act 1983, Civil Defence Emergency Management Act 2002, or if the Government declares an emergency because of any situation that affects the public health or safety of New Zealand, the Minister of Finance may approve expenses or capital expenditure to meet such emergency or disaster whether or not an appropriation by Parliament is available for the purpose.  Once expenses or capital expenditure have been incurred, the amounts that have not been appropriated must be disclosed in the annual financial statements of the Government for the financial year and sanctioned by Parliament in an Appropriation Act.

During the year, no such emergency expenses or capital expenditure were incurred.

Statement of Trust Money

for the year ended 30 June 2009

Trust money is defined by section 66 of the Public Finance Act 1989 as:

•                  Money that is deposited with the Crown pending the completion of a transaction or dispute and which may become repayable to the depositor or payable to the Crown or any other person.

•                  All money that is paid into Court for possible repayment to the payee or a third party, by virtue of any Act, rule or authority whatsoever.

•                  All money that is paid to the Crown in trust for any purpose.

•                  Money that belongs to or is due to any person and is collected by the Crown pursuant to any agreement between the Crown and that person.

•                  Unclaimed money that is due to or belongs to any person and is deposited with the Crown.

Trust money exists only where there is a trustee/beneficiary relationship.  Money set aside by the Crown or department for a particular purpose will normally not be trust money as there is no directly identifiable beneficiary who has deposited the money with the Crown.

Trust money held by the Crown is managed separately from public money.

Under the Act, the Treasury has the responsibility to manage and invest trust money.  The Treasury may appoint agents (including departments) to act on its behalf.  Written Notices of Appointment to Manage and Invest Trust Money are issued in these cases.Section 68 of the Act establishes the constraints on the investment of trust money.

Statement of Trust Money (continued)

Department	As at 30 June 2008	Contributions	Distributions	Revenue	Expenses	As at 30 June 2009
Trust Account	$000	$000	$000	$000	$000	$000
Agriculture and Forestry
Meat Board Levies Trust	3	57,960	(57,963)	—	—	—
Seized Timber Trust (1)	—	81	(81)	1	—	1
Audit
South Pacific Association of Supreme Audit Institutions Trust	22	—	—	2	(2)	22
Building and Housing
Certifiers Bond Trust	187	—	—	5	—	192
Licensed Building Practitioners Trust (2)	—	—	—	—	—	—
Residential Tenancies Bond Trust	260,445	159,068	(127,678)	21,232	(21,232)	291,835
Residential Tenancies Bond Trust No.2 Account (2)	—	—	—	—	—	—
Conservation
Bonds/Deposits Trust	6,808	656	(1,013)	239	—	6,690
Conservation Project Trust	1,264	567	(1,091)	45	—	785
National Parks Trust	42	64	(63)	2	—	45
Walkways Trust	15	—	—	—	—	15
Wildlife and Reserves Trusts (2)	—	—	—	—	—	—
Corrections
Prisons Trust	1,266	15,215	(15,048)	—	—	1,433
Crown Law Office
Legal Claims Trust	120	1,097	(710)	3	(11)	499
Culture and Heritage
Australian Trust for Oral History Archives Trust	1,448	—	(100)	123	—	1,471
Dictionary of New Zealand Biography Trust	262	—	—	19	(78)	203
New Zealand Encyclopaedia Trust	1	—	—	—	(1)	—
New Zealand Historical Atlas Trust	106	—	—	7	—	113
New Zealand History Research Trust	1,626	—	—	137	(36)	1,727
War History Trust (1)	515	337	—	31	(3)	880
Customs
Alcohol Liquor Advisory Council Trust	1,080	14,136	(14,338)	—	—	878
Customs Regional Deposit/Bonds Trust No.1, No.2 & No.3	3,483	4,328	(4,119)	—	—	3,692
Heavy Engineering Research Association Trust	73	669	(720)	—	—	22
Maritime Safety Authority Trust (2)	—	—	—	—	—	—
New Zealand Customs Service
Multiple Deposit Scheme Release Trust	99	4,223	(4,188)	—	—	134
New Zealand Customs Service
Multiple Deposit Scheme Suspense Trust	34	4,327	(4,324)	—	—	37
Balance carried forward	278,899	262,728	(231,436)	21,846	(21,363)	310,674

Statement of Trust Money (continued)

Department	As at 30 June 2008	Contributions	Distributions	Revenue	Expenses	As at 30 June 2009
Trust Account	$000	$000	$000	$000	$000	$000
Balance brought forward	278,899	262,728	(231,436)	21,846	(21,363)	310,674
Economic Development
Coal and Minerals Deposits Trust	250	10	(100)	—	—	160
Official Assignee’s Office Trust	10,724	18,276	(7,478)	654	(6,261)	15,915
Patent Co-operation Treaty Fees Trust	220	1,257	(1,223)	14	(2)	266
Petroleum Deposits Trust	1,087	—	(1,003)	1	—	85
Proceeds of Crime Trust	4,793	9,417	(3,260)	360	(1,013)	10,297
Radio Frequencies Tender Trust	225	—	—	1	—	226
Education
Code of Practice for Providers who Enrol International Students Trust	2,368	—	—	4,164	(3,884)	2,648
Conferences Trust	2	—	—	—	—	2
Fisheries
MAF Overfishing Account Trust	1,122	4,283	(4,344)	47	—	1,108
MAF Fish Forfeit Property Trust	1,496	2,112	(629)	72	(15)	3,036
Foreign Affairs and Trade
Cook Island Trust	68	3,226	(3,288)	2	—	8
Fred Hollows Foundation New Zealand Pacific Regional Blindness Prevention Programme Trust(1)	—	3,177	(2,059)	—	—	1,118
Government Administration Building, Niue Trust	—	1,142	(878)	4	—	268
Judicial Development Trust	943	—	(50)	49	—	942
New Zealand/France Friendship Trust	49	111	(131)	2	—	31
Pacific Gender and Aid Effectiveness Trust (3)	63	—	(63)	—	—	—
Pacific Islands Chief of Police Women’s Advisory Network Trust	312	—	(232)	9	—	89
Health
Health Benefits Offices Trust	634	4,981,576	(4,981,494)	373	—	1,089
Medicines Review Objectors Deposit Trust (2)	—	—	—	—	—	—
Inland Revenue
Child Support Agency Trust Account	1,313	217,594	(203,553)	—	—	15,354
KiwiSaver Employer Trust (2)	—	—	—	—	—	—
KiwiSaver Returned Transactions Trust (1)	—	20,457	—	—	—	20,457
Reciprocal Child Support Agreement Trust	129	12,355	(12,211)	—	—	273
Balance carried forward	304,697	5,537,721	(5,453,432)	27,598	(32,538)	384,046

Statement of Trust Money (continued)

Department	As at 30 June 2008	Contributions	Distributions	Revenue	Expenses	As at 30 June 2009
Trust Account	$000	$000	$000	$000	$000	$000
Balance brought forward	304,697	5,537,721	(5,453,432)	27,598	(32,538)	384,046
Internal Affairs
New Zealand 1990 Scholarship Trust	637	—	—	33	—	670
Vogel House Trust	—	1	—	—	—	1
Justice
Chief Electoral Trust (3)	—	—	—	—	—	—
Courts Law Trust	10,009	9,445	(10,163)	—	—	9,291
Election Candidates Deposit Trust (1)	—	181	(68)	—	—	113
Employment Court Trust	152	44	(63)	—	—	133
Fines Trust	26,626	234,278	(237,848)	—	—	23,056
Legal Complaints Review Officer Trust (1)	—	1,197	(455)	—	—	742
Maori Land Court Trust	64	6	(28)	—	—	42
Supreme Court Trust	83	102	(109)	—	—	76
Victims’ Claims Trust	12	27	(11)	—	—	28
Labour
Employment Relations Service Trust	19	264	(249)	1	—	35
Industrial Relations Act Security of Costs Trust	6	—	—	—	—	6
New Zealand Immigration Service Trust	7,351	2,268	(3,720)	321	(1,427)	4,793
Land Information New Zealand
Crown Forestry Licences Trust	3,729	46,202	(46,405)	—	—	3,526
Deposits Trust	2,133	—	(38)	—	—	2,095
Endowment Rentals Trust	1	117	(117)	—	—	1
Hunter Gift for the Settlement of Discharged Soldiers Trust	55	—	—	—	—	55
National Library
Interloan Billing System Trust	7	—	—	393	(397)	3
Macklin Bequest Fund Trust	232	—	—	20	(10)	242
New Zealand Defence Force
New Zealand Defence Force -Veterans’ Affairs Trust	12	—	—	—	—	12
Police
Bequests, Donations and Appeals Trust	161	—	—	1	(1)	161
Found Money Trust	314	—	—	122	(102)	334
Money in Custody Trust	11,769	5,304	(7,737)	—	—	9,336
Reparation Trust	9	—	—	8	(10)	7
Rewards Monies Trust (2)	—	—	—	—	—	—
Balance carried forward	368,078	5,837,157	(5,760,443)	28,497	(34,485)	438,804

Statement of Trust Money (continued)

Department	As at 30 June 2008	Contributions	Distributions	Revenue	Expenses	As at 30 June 2009
Trust Account	$000	$000	$000	$000	$000	$000
Balance brought forward	368,078	5,837,157	(5,760,443)	28,497	(34,485)	438,804
Social Development
Australian Recovery Debt Trust	4	36	(36)	—	—	4
Australian Dollar Embargoed Arrears Trust	322	4,263	(4,104)	—	—	481
Maintenance Trust	61	818	(824)	—	—	55
Netherlands Recovery Debt Trust	11	44	(54)	—	—	1
Overseas Debt Recovery Trust (2)	—	—	—	—	—	—
WR Wallace Trust	393	—	(24)	30	—	399
Treasury
Trustee Act 1956 Trust	1,720	208	(311)	102	—	1,719
Total	370,589	5,842,526	(5,765,796)	28,629	(34,485)	441,463

(1) New trust account

(2) Inoperative trust account

(3) Account closed

(4) Title of trust amended

ADDITIONAL

FINANCIAL INFORMATION

Fiscal Indicator Analysis

for the year ended 30 June 2009

The purpose of the following fiscal indicator analysis is to provide a link between the financial statements (published on pages 27 to 166) and the fiscal indicators used to measure the government’s performance against the fiscal objectives set out in the Fiscal Strategy Report.

The fiscal analysis comprises two statements: core Crown residual cash and debt.

Core Crown Residual Cash

The core Crown residual cash statement measures the core Crown cash surplus (or deficit), after operating and investing cash requirements, are met that is available for the government to invest, repay, or, in the case of a deficit, fund in any given year.

Debt

The debt statement presents the calculation of both gross debt and net debt.

Gross debt is defined as gross-sovereign issued debt and represents debt issued by the sovereign (core Crown) and includes Government stock held by the NZS Fund, Accident Compensation Corporation, and the Earthquake Commission.  Gross debt excludes Reserve Bank settlement cash and Reserve Bank bills as these are issued for liquidity management purposes.

Net debt is debt after deducting financial assets of the core Crown from gross debt.  Net debt provides information about the sustainability of the government’s accounts, and is used by some international agencies when determining credit-worthiness of a country.  However, as some financial assets are held for public policy rather than treasury management purposes (eg, student loans), they are excluded from the calculation of net debt.

Fiscal Indicator Analysis - Core Crown Residual Cash

for the year ended 30 June 2009

Forecast			Actual
Original Budget $m	Estimated Actuals $m		30 June 2009 $m	30 June 2008 $m
		Core Crown Cash Flows from Operations
55,599	52,488	Total tax receipts	51,362	55,975
530	503	Total other sovereign receipts	489	486
2,232	1,417	Interest, profits and dividends	1,441	2,128
1,658	2,203	Sale of goods & services and other receipts	2,288	1,411
(21,068)	(22,087)	Subsidies and transfer payments	(19,953)	(19,562)
(34,224)	(33,781)	Personnel and operating costs	(35,394)	(30,792)
(2,282)	(2,284)	Finance costs	(2,200)	(2,354)
(249)	—	Forecast for future new operating spending	—	—
355	400	Top-down expense adjustment	—	—
2,551	(1,141)	Net cash flows from core Crown operations	(1,967)	7,292
(1,891)	(1,778)	Net purchase of physical assets	(1,625)	(1,433)
(821)	(1,640)	Net increase in advances	(860)	(1,254)
(1,164)	(1,932)	Net purchase of investments	(1,944)	(444)
(2,242)	(2,242)	Contribution to NZ Superannuation Fund	(2,243)	(2,104)
(261)	—	Forecast for future new capital spending	—	—
350	275	Top-down capital adjustment	—	—
(3,478)	(8,458)	Residual cash	(8,639)	2,057
		Financed by:
2,643	(4,335)	Other net sale/(purchase) of marketable securities and deposits	(512)	(3,595)
(835)	(12,793)	Total operating and investing activities	(9,151)	(1,538)
		Used in:
399	16,266	Net (repayment)/issue of other New Zealand dollar borrowing	9,359	(1,585)
(541)	(6,069)	Net (repayment)/issue of foreign currency borrowing	(1,973)	901
181	509	Issues of circulating currency	475	86
(29)	(1,143)	Decrease/(increase) in cash	(1,761)	249
10	9,563		6,100	(349)
(825)	(3,230)	Net cash inflow/(outflow) to be offset by domestic bonds	(3,051)	(1,887)
		Gross Cash Proceeds from Domestic Bonds
3,314	5,852	Domestic bonds (market)	5,775	1,757
662	593	Domestic bonds (non-market)	541	130
3,976	6,445	Total gross cash proceeds from domestic bonds	6,316	1,887
(2,700)	(2,700)	Repayment of domestic bonds (market)	(2,750)	—
(451)	(515)	Repayment of domestic bonds (non-market)	(515)	—
(3,151)	(3,215)	Total repayments of domestic bonds	(3,265)	—
825	3,230	Net (repayments of)/cash proceeds from domestic bonds	3,051	1,887

This note illustrates how the financial activities of the core Crown reported in the financial statements relate to the Domestic Bond Programme.

Fiscal Indicator Analysis - Debt

as at 30 June 2009

Forecast			Actual
Original Budget $m	Estimated Actuals $m		30 June 2009 $m	30 June 2008 $m
		Gross and net debt analysis:
48,656	69,156	Total borrowings	61,953	46,110
		Net debt:
37,640	—	Core Crown borrowings(1)	50,545	37,336
768	—	Add back NZS Fund holdings of sovereign-issued debt and NZS Fund borrowings	428	409
38,408	—	Gross sovereign-issued debt(2)	50,973	37,745
49,745	—	Less core Crown financial assets(3)	55,769	50,698
(11,337)	—	Net core Crown debt (incl NZS Fund)(4)	(4,796)	(12,953)
15,915	—	Add back NZS Fund holdings of core Crown financial assets and NZS Fund financial assets(5)	11,486	12,934
4,578	—	Net core Crown debt (excl NZS Fund)(4)	6,690	(19)
11,797	—	Advances	10,429	10,277
16,375	—	Net core Crown debt (excl NZS Fund and advances)(6)	17,119	10,258
		Gross debt:
38,408	—	Gross sovereign-issued debt(2)	50,973	37,745
(7,510)	(4,677)	Less Reserve Bank settlement cash and bank bills	(9,217)	(7,955)
1,600	1,600	Add back changes to DMO borrowing due to settlement cash(7)	1,600	1,600
32,498	(3,077)	Gross sovereign-issued debt excluding settlement cash and bank bills	43,356	31,390

Notes on Gross and net debt analysis:

(1)  Core Crown borrowings in this instance includes unsettled purchases of securities (classified as accounts payable in the statement of financial position).

(2)  Gross Sovereign-Issued Debt (GSID) represents debt issued by the sovereign (the core Crown) and includes Government stock held by the New Zealand Superannuation Fund (NZS Fund), ACC and EQC.

(3)  Core Crown financial assets exclude receivables.

(4)  Net Core Crown Debt represents GSID less financial assets.  This can provide information about the sustainability of the Government’s accounts, and is used by some international agencies when determining the credit-worthiness of a country.

(5)  Adding back the NZS Fund assets provides the financial liabilities less financial assets of the Core Crown, excluding those assets set aside to meet part of the future cost of New Zealand superannuation.

(6)  Net Core Crown Debt (excluding NZS Fund and advances)  excludes financial assets which are held for public policy rather than treasury management purposes.

(7)  The Reserve Bank has used $1.6 billion of settlement cash to purchase reserves that were to have been funded by the NZ Debt Management Office borrowing. Therefore, the impact of settlement cash on GSID is adjusted by this amount.

Information on State-owned Enterprises and Crown Entities

Accounting Policies

The Crown’s financial interest in State-owned enterprises (“SOEs”) and Crown entities (“CEs”) is reported in accordance with the Crown’s accounting policies.  Adjustments have been made to restate the financial position and financial performance of certain entities, as reported in their own financial statements, to a basis consistent with the Crown’s accounting policies.

With the exception of Tertiary Education Institutions (“TEIs”) the Crown has line-by-line combined all SOEs and CEs.

The Crown has equity accounted 100% of the net assets of TEIs on the basis that, in the event of disestablishment of a TEI (which is subject to a resolution of the House), 100% of the net assets revert to the Crown in the absence of a decision to transfer the assets to a new or existing institution and, in the meantime, the Crown enjoys the benefits of the provision of a higher education to the public of New Zealand (refer note 21).

Minority Interests

The ownership interest in Air New Zealand Limited is 75.49% (2008: 76.07%).  The interest in Air New Zealand Limited is included within the SOE segment.

Balance Dates

Except for those entities listed below, all SOEs and significant CE’s have a balance date of 30 June, and the information reported in these financial statements is for the period ended 30 June 2009:

SOE’s	Balance date	Information reported to
AsureQuality Limited	30 September	30 June 2009
Crown entities:
School boards of trustees	31 December	31 December 2008
TEI’s	31 December	30 June 2009

Annual Reports

The following entity results are presented using Crown accounting policies and classifications.  As a consequence they may differ from the results published in individual entity annual reports.

Information on State-owned Enterprises and Crown Entities (continued)

	30 June 2009			30 June 2008
	Revenue (excl gains)	Operating balance	Distributions to Crown	Revenue (excl gains)	Operating balance	Distributions to Crown
	$m	$m	$m	$m	$m	$m
State-owned enterprises
AgriQuality New Zealand Limited	—	—	—	17	(5)	—
Airways Corporation of New Zealand Limited	140	5	6	139	11	6
Asure New Zealand Limited	—	—	—	10	1	2
AsureQuality Limited	137	6	3	104	5	—
Electricity Corporation of New Zealand Limited	—	—	—	1	—	—
Genesis Power Limited	1,940	(136)	36	2,545	99	29
Landcorp Farming Limited	11	10	13	8	59	12
Meridian Energy Limited	1,900	89	30	2,609	129	298
Meteorological Service of New Zealand Limited	36	4	1	35	3	—
Mighty River Power Limited	1,118	160	56	1,176	113	56
New Zealand Post Limited	2,167	72	13	1,729	110	27
New Zealand Railways Corporation	955	246	—	241	(45)	—
Solid Energy New Zealand Limited	985	111	60	555	36	—
Timberlands West Coast Limited	6	(4)	25	19	(24)	—
Transpower New Zealand Limited	701	93	—	642	76	—
Kordia Group Limited	254	(1)	—	239	1	9
Animal Control Products Limited	6	1	1	6	1	1
Learning Media Limited	24	2	—	24	(2)	—
Quotable Value New Zealand	37	2	1	41	18	5
KiwiRail Limited	158	(6)	—	—	—	—
Total State-owned enterprises	10,575	654	245	10,140	586	445
Air New Zealand Limited	4,704	101	69	4,784	278	105
Total SOE’s and Air New Zealand Limited	15,279	755	314	14,924	864	550
Intra-segmental eliminations	(377)	156	—	(327)	(141)	—
Total per statement of segments	14,902	911	314	14,597	723	550
Crown Entities
Accident Compensation Corporation	4,734	(4,773)	—	4,200	(2,408)	—
Crown research institutes	675	11	10	644	21	—
District health boards (including the Crown Health Funding Agency)	10,641	(161)	—	9,896	(24)	—
Earthquake Commission	513	36	—	439	107	—
Housing New Zealand Corporation	962	(64)	2	891	18	13
Museum of New Zealand Te Papa	48	(10)	—	44	(14)	—
New Zealand Fire Service Commission	315	12	—	296	3	—
New Zealand Transport Agency	1,980	98	3	—	—	—
Public Trust	125	(46)	—	124	(28)	—
Schools	5,916	28	—	5,403	52	—
Tertiary Education Commission	2,795	52	49	2,642	2	—
TEIs	—	49	—	—	225	—
Transit New Zealand	—	—	—	1,206	600	—
Television New Zealand	384	(1)	—	392	19	10
Other	3,137	227	4	4,925	47	2
Total Crown Entities	32,225	(4,542)	68	31,102	(1,380)	25
Intra-segmental eliminations	(896)	(185)	—	(2,089)	(146)	—
Total per statement of segments	31,329	(4,727)	68	29,013	(1,526)	25
Total Financial Interest in SOEs, Crown Entities and Air New Zealand Limited	46,231	(3,816)	382	43,610	(803)	575

Information on State-owned Enterprises and Crown Entities (continued)

	30 June 2009						30 June2008
	Purchase of PPE $m	Total PPE $m	Total assets $m	Total borrowings $m	Total liabilities $m	Equity $m	Equity $m
State-owned enterprises
Airways Corporation of New Zealand Limited	21	112	136	36	84	52	54
Asure New Zealand Limited	—	—	—	—	—	—	—
AsureQuality Limited	4	27	55	3	21	34	31
Electricity Corporation of New Zealand Limited	—	—	2	—	—	2	2
Genesis Power Limited	201	1,912	2,594	656	1,201	1,393	1,407
Landcorp Farming Limited	55	1,305	1,651	280	290	1,360	1,449
Meridian Energy Limited	484	6,743	7,181	1,392	2,896	4,284	4,205
Meteorological Service of New Zealand Limited	3	13	23	6	12	12	9
Mighty River Power Limited	224	3,860	4,388	803	1,766	2,622	2,256
New Zealand Post Limited	47	330	11,277	10,294	10,608	669	667
New Zealand Railways Corporation	508	13,073	13,335	457	773	12,561	11,626
Solid Energy New Zealand Limited	118	421	714	13	280	434	368
Timberlands West Coast Limited	—	—	6	—	2	4	22
Transpower New Zealand Limited	333	2,728	3,079	1,346	1,651	1,427	1,334
Kordia Group Limited	30	165	274	122	177	97	101
Animal Control Products Limited	1	2	7	—	1	5	5
Learning Media Limited	—	1	11	—	6	5	4
Quotable Value New Zealand	1	2	31	3	9	22	22
KiwiRail Limited	17	—	—	—	—	—	—
Total State-owned enterprises	2,047	30,694	44,764	15,411	19,777	24,983	23,562
Air New Zealand Limited	284	2,594	5,142	1,587	3,483	1,659	1,551
Total SOE’s and Air New Zealand Limited	2,331	33,288	49,906	16,998	23,260	26,642	25,113
Intra-segmental eliminations	—	(193)	(245)	(35)	(58)	(183)	(136)
Total per statement of segments	2,331	33,095	49,661	16,963	23,202	26,459	24,977
Crown Entities
Accident Compensation Corporation	40	60	14,525	47	27,276	(12,751)	(7,977)
Crown research institutes	70	493	690	30	193	497	490
District health boards (including the Crown Health Funding Agency)	429	4,418	7,044	3,073	4,894	2,151	2,150
Earthquake Commission	4	14	5,663	—	92	5,571	5,535
Housing New Zealand Corporation	292	14,634	14,923	1,899	3,144	11,779	12,296
Museum of New Zealand Te Papa	12	1,006	1,034	—	10	1,024	1,024
New Zealand Fire Service Commission	51	500	557	4	78	479	471
New Zealand Transport Agency	1,232	24,085	24,728	—	429	24,299	—
Public Trust	3	8	1,094	1,099	1,110	(15)	20
Schools	118	1,339	2,472	94	740	1,732	1,668
Tertiary Education Commission	1	5	166	58	145	21	16
TEIs	—	—	7,417	—	—	7,417	7,037
Transit New Zealand	—	—	—	—	—	—	21,364
Television New Zealand	12	145	328	36	111	217	201
Other	83	83	1,197	25	629	565	778
Total Crown Entities	2,347	46,790	81,838	6,595	38,851	42,986	45,073
Intra-segmental eliminations	—	(237)	(1,763)	(1,656)	(1,554)	(208)	(696)
Total per statement of segments	2,347	46,553	80,075	4,939	37,297	42,778	44,377
Total Financial Interest in SOEs, Crown Entities and Air New Zealand Limited	4,678	79,648	129,736	21,902	60,499	69,237	69,354

Government Reporting Entity as at 30 June 2009

These financial statements are for the Government Reporting entity as specified in Part III of the Public Finance Act 1989.  This comprises Ministers of the Crown and the following entities:

Departments	State-owned enterprises

Agriculture and Forestry

Archives New Zealand

Building and Housing

Conservation

Corrections

Crown Law Office

Culture and Heritage

Defence

Economic Development

Education

Education Review Office

Environment

Fisheries

Foreign Affairs and Trade

Government Communications Security Bureau

Health

Inland Revenue

Internal Affairs

Justice Labour

Others

New Zealand Superannuation

Fund

Reserve Bank of New Zealand

Land Information New Zealand

Māori Development

National Library of New Zealand

New Zealand Customs Service

New Zealand Defence Force

New Zealand Food Safety Authority

New Zealand Police

New Zealand Security Intelligence Service

Office of the Clerk

Pacific Island Affairs

Parliamentary Counsel Office

Parliamentary Service

Prime Minister and Cabinet

Research, Science and Technology

Serious Fraud Office

Social Development

State Services Commission

Statistics

Transport

Treasury

Women’s Affairs

Offices of Parliament

Office of the Controller and Auditor-General

Office of the Ombudsmen

Parliamentary Commissioner for the Environment

Airways Corporation of New Zealand Limited

Animal Control Products Limited

AsureQuality Limited

Electricity Corporation of New Zealand Limited

Genesis Power Limited

Kordia Group Limited

Landcorp Farming Limited

Learning Media Limited

Meridian Energy Limited

Meteorological Service of New Zealand Limited

Mighty River Power Limited

New Zealand Post Limited

New Zealand Railways Corporation*

Quotable Value Limited

Solid Energy New Zealand Limited

Terralink Limited (in liquidation)

Timberlands West Coast Limited

Transpower New Zealand Limited

Air New Zealand Limited (included for disclosure purposes as if it were an SOE)

(* KiwiRail Holdings was acquired on 1 July 2008 and in turn was transferred to New Zealand Railways Corporation on 1 October 2008 as its operating unit)

Organisations named or described in Schedule 4 of the Public Finance Act 1989

Agriculture and Marketing Research and Development Trust	New Zealand Lottery Grants Board
Asia New Zealand Foundation	Ngāi Tahu Ancillary Claims Trust
Auckland Transition Agency	Pacific Co-operation Foundation
Fish and game councils (12)	Pacific Island Business Development Trust
Leadership Development Centre Trust	Research and Education Advanced Network New Zealand Limited
National Pacific Radio Trust	Reserves boards (24)
New Zealand Fast Forward Limited	Road Safety Trust
New Zealand Fish and Game Council	Sentencing Council
New Zealand Game Bird Habitat Trust Board
New Zealand Government Property Corporation

Government Reporting Entity as at 30 June 2009 (continued)

Crown entities

Accident Compensation Corporation
Accounting Standards Review Board	New Zealand Fast Forward Fund Limited
Alcohol Advisory Council of New Zealand	New Zealand Film Commission
Arts Council of New Zealand Toi Aotearoa	New Zealand Fire Service Commission
Broadcasting Commission	New Zealand Historic Places Trust (Pouhere Taonga)
Broadcasting Standards Authority	New Zealand Lotteries Commission
Career Services	New Zealand Qualifications Authority
Charities Commission	New Zealand Symphony Orchestra
Children’s Commissioner	New Zealand Teachers Council
Civil Aviation Authority of New Zealand	New Zealand Tourism Board
Commerce Commission	New Zealand Trade and Enterprise
Crown Health Financing Agency	New Zealand Transport Agency
Crown research institutes (9)	New Zealand Venture Investment Fund Limited
District health boards (21)	New Zealand Walking Access Commission
Drug Free Sport New Zealand	Office of Film and Literature Classification
Earthquake Commission	Pharmaceutical Management Agency
Electoral Commission	Privacy Commissioner
Electricity Commission	Public Trust
Energy Efficiency and Conservation Authority	Radio New Zealand Limited
Environmental Risk Management Authority	Retirement Commissioner
Families Commission	School boards of trustees (2,484)
Foundation for Research, Science and Technology	Securities Commission
Government Superannuation Fund Authority	Social Workers Registration Board
Guardians of New Zealand Superannuation	Sport and Recreation New Zealand
Health and Disability Commissioner	Standards Council
Health Research Council of New Zealand	Takeovers Panel
Health Sponsorship Council	Te Reo Whakapuaki Irirangi (Te Māngai Pāho)
Housing New Zealand Corporation	Te Taura Whiri i te Reo Māori (Māori Language Commission)
Human Rights Commission	Television New Zealand Limited
Independent Police Conduct Authority	Tertiary Education Commission
Law Commission	Tertiary education institutions (31)
Legal Services Agency	Testing Laboratory Registration Council
Maritime New Zealand	Transport Accident Investigation Commission
Mental Health Commission
Museum of New Zealand Te Papa Tongarewa Board	Crown entity subsidiaries are consolidated by their parents and not listed separately in this table
New Zealand Antarctic Institute
New Zealand Artificial Limb Board
New Zealand Blood Service